SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

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[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

URS Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRELIMINARY COPIES

URS CORPORATION

100 California Street, Suite 500
San Francisco, CA 94111-4529

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on January 6, 2003

To the Stockholders of URS Corporation:

      Notice Is Hereby Given that a Special Meeting of Stockholders of URS Corporation, a Delaware corporation, will be held on January 6, 2003 at 8:00 a.m. local time at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California for the following purpose:

1. To consider approval of the issuance of shares of common stock to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. upon conversion of the shares of Series D Senior Convertible Participating Preferred Stock issued to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. in connection with our acquisition of Carlyle-EG&G Holdings Corp. and Lear Siegler Services, Inc.

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more completely described in the proxy statement accompanying this Notice.

      The Board of Directors has fixed the close of business on [December 2], 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

KENT P. AINSWORTH

Secretary

San Francisco, California

[                              ], 2002

All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
INTRODUCTION
SUMMARY TERM SHEET
FORWARD LOOKING STATEMENTS
INFORMATION CONCERNING SOLICITATION AND VOTING
Solicitation
Voting Rights and Outstanding Shares
Revocability of Proxies
Stockholder Proposals
PROPOSAL 1 ISSUANCE OF COMMON STOCK UPON CONVERSION OF SERIES D SENIOR CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK
General
New York Stock Exchange Requirements
Voting Agreements and Management Rights and Standstill Agreement
Interests of Certain Persons in Approval of Series D Stock Conversion
Series D Senior Convertible Participating Preferred Stock Rights and Preferences
Series E Senior Cumulative Convertible Participating Preferred Stock Rights and Preferences
Required Vote
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
THE MERGER TRANSACTION
General
Background of the Transaction
Business Descriptions
Reasons for the Transaction
No Vote Required
Other Provisions of the Merger Agreement
Accounting Treatment
Material Federal Tax Consequences
Regulatory Approvals
Opinion of Merrill Lynch & Co. to the Board of Directors of URS
Interests of Certain Persons in the Merger
SELECTED HISTORICAL FINANCIAL DATA OF URS
SELECTED HISTORICAL FINANCIAL DATA OF THE EG&G BUSINESSES
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE EG&G BUSINESSES
Overview
Results of Operations for EG&G
Results of Operations for Lear Siegler
SUPPLEMENTARY FINANCIAL INFORMATION FOR THE EG&G BUSINESSES
INCORPORATION OF OTHER DOCUMENTS BY REFERENCE
OTHER MATTERS
ANNEX A
ANNEX B
ANNEX C
ANNEX D
Revised Preliminary Proxy Soliciting Materials

PRELIMINARY COPIES

URS CORPORATION

100 California Street, Suite 500
San Francisco, CA 94111-4529

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
To Be Held on January 6, 2003

INTRODUCTION

      The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation, a Delaware corporation, for use at its Special Meeting of Stockholders to be held on January 6, 2003, at 8:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California. We intend to mail this proxy statement and accompanying proxy card on or about [                    ], 2002, to all stockholders entitled to vote at the Special Meeting.

SUMMARY TERM SHEET

      This summary describes the material terms of Proposal 1 that you will be voting on at the Special Meeting. Proposal 1 relates to the issuance of shares of our common stock in connection with our acquisition of Carlyle-EG&G Holdings Corp. (“EG&G”) and Lear Siegler Services, Inc. (“Lear Siegler” and together with EG&G, the “EG&G businesses”; the acquisition of the EG&G businesses is referred to herein as the “EG&G acquisition”). It also describes the material terms of the EG&G acquisition. You will not be voting on the EG&G acquisition, which has been completed. To better understand Proposal 1 and the EG&G acquisition, you should carefully read this entire document and the other documents to which we refer.

Why is the EG&G acquisition discussed in this proxy statement?

      Because the shares that are the subject of Proposal 1 are issuable in connection with the EG&G acquisition, we are including a discussion of the material terms of the EG&G acquisition and the business and operations of the EG&G businesses. Please see the section entitled “The Merger Transaction” beginning on page 15 for information on the transaction. Because the EG&G acquisition was completed on August 22, 2002, you are not voting on the EG&G acquisition and your vote will not limit, restrict or otherwise affect the EG&G acquisition.

When did we acquire the EG&G businesses?

      On August 22, 2002, we acquired all of the outstanding capital stock of EG&G and Lear Siegler, and EG&G and Lear Siegler became wholly owned subsidiaries of URS.

What was the purchase price for the EG&G businesses?

      We acquired the EG&G businesses for an aggregate purchase price of $491.6 million. The aggregate purchase price included the issuance to stockholders of EG&G and Lear Siegler of an aggregate of 4,957,359 shares of our common stock, valued at $112.3 million based on the price of the common stock on the closing date; the issuance to stockholders of EG&G and Lear Siegler of an aggregate of 100,000 shares of Series D Senior Convertible Participating Preferred Stock (the “Series D Stock”), valued at $47.8 million based on the price of the common stock on the closing date; $175.9 million in cash; and the assumption and retirement of $155.6 million of EG&G and Lear Siegler debt. See “The Merger Transaction” on page 15.

What are stockholders being asked to vote on with respect to the EG&G acquisition?

      Stockholders are being asked to approve the issuance of shares of our common stock upon conversion of the Series D Stock we issued in connection with the EG&G acquisition. We are asking you to approve the conversion of all outstanding shares of Series D Stock (including any escrowed shares), which, upon stockholder approval, will be automatically converted into 2,106,675 shares of common stock, which reflects a conversion rate of 21.0667 per share.

Why do stockholders have to approve the conversion of the Series D Stock?

      The NYSE rules require stockholder approval for the issuance of common stock in any transaction or series of transactions if the common stock to be issued has voting power equal to, or in excess of, 20% of the voting power outstanding before the issuance of such shares or if the number of shares of common stock to be issued will equal or exceed 20% of the number of shares of common stock outstanding before the issuance. In addition, the NYSE rules require stockholder approval for any issuance to a “substantial security holder” if the common stock to be issued exceeds 1% of the outstanding shares of common stock prior to issuance.

      The shares of common stock issued at the closing of the EG&G acquisition, together with the shares of common stock issuable upon conversion of the Series D Stock, will exceed 20% of the voting power and number of shares of common stock outstanding before the issuance. Also, Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C., as well as their affiliate, TCG Holdings, L.L.C., may be deemed to beneficially own approximately 16.6% of our outstanding common stock without giving effect to the conversion of the Series D Stock and any holder of aggregate interests representing 5% or more of the outstanding shares of a company’s common stock or other voting securities is generally considered by the NYSE to be a “substantial security holder.”

Why was stockholder approval not required for the EG&G acquisition?

      Under Delaware law, stockholder approval was not required in connection with the EG&G acquisition. In addition, the rules of the NYSE did not require stockholder approval for the EG&G acquisition because we issued less than 20% of our common stock at the closing of the transaction and, prior to the EG&G acquisition, neither Carlyle-EG&G, L.L.C. nor EG&G Technical Services, L.L.C. was a “substantial security holder” of URS.

What is the Board of Directors’ recommendation on how to vote?

      Our Board of Directors recommends that you vote FOR the approval of Proposal 1.

What effects will the proposed issuances of common stock have on stockholders?

      The proposed issuance of common stock upon conversion of the Series D Stock will result in dilution in the percentage ownership interest of our existing stockholders. As of [August 31], 2002, we had 29,998,260 shares of our common stock outstanding. If our stockholders approve Proposal 1, the Series D Stock will be converted into 2,106,675 shares of our common stock. We will then have 32,104,935 shares outstanding, and the common stock issued upon conversion of the Series D Stock will represent approximately 6.56% of the outstanding shares after giving effect to the conversion. Please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 12 for further information on the effects of the conversion.

What will happen if Proposal 1 is not approved?

      If our stockholders do not approve the conversion of the Series D Stock by February 18, 2003, each share of Series D Stock will convert into one share of Series E Senior Cumulative Convertible Participating Preferred Stock (the “Series E Stock”) at the option of holders of a majority of the outstanding shares of Series D Stock. As described in more detail below under “Series E Senior Cumulative Convertible Participating Preferred Stock Rights and Preferences,” beginning on page 9, the Series E Stock will have economic terms which we believe are considerably less favorable to us than the terms of our common stock.

Who is entitled to vote on Proposal 1?

      Only the holders of shares of our common stock as of [December 2], 2002, the record date for the Special Meeting, are entitled to vote on Proposal 1. The Series D Stock is not entitled to vote on Proposal 1.

What vote is required to approve Proposal 1?

      Under the NYSE rules, approval of Proposal 1 requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of all outstanding securities entitled to vote on the proposal. Abstentions are counted as “present” for purposes of determining who is entitled to vote on Proposal 1, and therefore will have the effect of a vote against Proposal 1. Broker non-votes are not counted as “present” for purposes of determining who is entitled to vote on Proposal 1, and therefore will have no effect on the outcome of the vote on Proposal 1.

What do I need to do now?

      First, read this proxy statement carefully. Then, as soon as possible, you should submit your proxy by executing and returning the enclosed proxy card. Your shares represented by proxy will be voted in accordance with your directions. If you submit a proxy, but have not specified any directions, your shares will be voted FOR approval of Proposal 1.

Who can help answer questions I may have?

      If you have any questions concerning Proposal 1 or the Special Meeting, if you would like additional copies of the proxy statement or if you will need special assistance at the meeting, please call Kent P. Ainsworth, our Secretary, at 415-774-2700.

      The information provided above is merely a brief description of material information contained in this proxy statement. You should read this proxy statement in its entirety.

FORWARD LOOKING STATEMENTS

      This proxy statement contains forward-looking statements, including statements about the continued strength of our business and opportunities for future growth. We believe that our expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties. We caution that a variety of factors, including but not limited to the following, could cause our business and financial results to differ materially from those expressed or implied in forward-looking statements: our ability to successfully integrate the EG&G businesses; our highly leveraged position; our ability to service our debt; deterioration in current economic conditions; our ability to pursue business strategies; our continued dependence on federal, state and local appropriations for infrastructure spending; pricing pressures; changes in the regulatory environment; outcomes of pending and future litigation; our ability to attract and retain qualified professionals; industry competition; changes in international trade, monetary and fiscal policies; our ability to integrate future acquisitions successfully; our ability to successfully integrate our accounting and management information systems; and other factors that may be discussed in other reports subsequently filed from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements.

INFORMATION CONCERNING SOLICITATION AND VOTING

Solicitation

      We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other regular employees of URS.

Voting Rights and Outstanding Shares

      Only stockholders of record at the close of business on [December 2], 2002 will be entitled to notice of, and to vote, at the Special Meeting. At the close of business on [December 2], 2002, [          ] shares of common stock were outstanding and entitled to vote.

      Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. (A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.))

      Proxies marked as abstaining as well as broker non-votes will be treated as “present” for purposes of determining a quorum for the meeting. Abstentions are counted as “present” for purposes of determining who is entitled to vote on Proposal 1, and therefore will have the effect of a vote against Proposal 1. Broker non-votes are not counted as “present” for purposes of determining who is entitled to vote on Proposal 1, and therefore will have no effect on the outcome of the vote on Proposal 1.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

•	filing a written notice of revocation with our Secretary at our principal executive office (100 California Street, Suite 500, San Francisco, California 94111-4529);

•	filing a properly executed proxy showing a later date with our Secretary at our principal executive office (100 California Street, Suite 500, San Francisco, California 94111-4529); or

•	attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke the proxy).

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2003 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission was October 4, 2002. Unless a stockholder who wishes to bring a matter before the stockholders at our 2003 annual meeting of stockholders notifies us of such matter prior to December 18, 2002, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. We advise you to review our by-laws, which contain additional requirements regarding stockholder proceedings and director elections.

Presence of Auditors

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Special Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

PROPOSAL 1

ISSUANCE OF COMMON STOCK UPON CONVERSION OF

SERIES D SENIOR CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK

General

      On August 22, 2002, we acquired the EG&G businesses for an aggregate purchase price of $491.6 million. The aggregate purchase price included the issuance to stockholders of EG&G and Lear Siegler of an aggregate of 4,957,359 shares of our common stock, valued at $112.3 million based on the price of the common stock on the closing date; the issuance to stockholders of EG&G and Lear Siegler of an aggregate of 100,000 shares of Series D Stock, valued at $47.8 million based on the price of the common stock on the closing date; $175.9 million in cash; and the assumption and retirement of $155.6 million of EG&G and Lear Siegler debt. We financed the EG&G acquisition through a combination of a $675 million senior secured credit facility and the issuance of $200 million of 11 1/2% senior notes.

      Of the shares of common stock and Series D Stock issued in connection with the EG&G acquisition, we issued 3,694,680 shares of common stock and 42,636 shares of Series D Stock to Carlyle-EG&G, L.L.C. and 1,262,679 shares of common stock and 14,569 shares of Series D Stock to EG&G Technical Services Holdings, L.L.C., both of whom are affiliates of TCG Holdings, L.L.C. An additional 42,795 shares of Series D Stock are being held in escrow until August 22, 2003 to secure indemnification claims that we may make under the merger agreement dated July 16, 2002 related to the EG&G acquisition, subject to certain conditions that may permit early release of up to half of the escrowed shares on February 22, 2003. On August 22, 2003, if there are no pending indemnification claims by us under the merger agreement, all remaining escrowed shares will be released to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C.

      Under the terms of the Certificate of Designations for the Series D Stock, immediately upon approval by our stockholders of this Proposal 1, all outstanding shares of Series D Stock (including any escrowed shares) will be automatically converted into 2,106,675 shares of common stock, which reflects a conversion rate of 21.0667 per share.

      If our stockholders do not approve the conversion of the Series D Stock by February 18, 2003, each share of Series D Stock will convert into one share of Series E Stock at the option of holders of a majority of the outstanding shares of Series D Stock. As described in more detail below in “Series E Senior Cumulative Convertible Participating Preferred Stock Rights and Preferences,” the Series E Stock will have economic terms which we believe are considerably less favorable to us than the terms of our common stock.

New York Stock Exchange Requirements

      The Board of Directors proposes to issue 2,106,675 shares of common stock upon conversion of all outstanding shares of Series D Stock issued in connection with the EG&G acquisition and asks for your approval for the issuance in accordance with the rules of the NYSE.

      The NYSE rules require stockholder approval for the issuance of common stock in any transaction or series of transactions if the common stock has voting power equal to, or in excess of, 20% of the voting power outstanding before the issuance of such shares or if the number of shares of common stock to be issued will equal or exceed 20% of the number of shares of common stock outstanding before the issuance. In addition, the NYSE rules require stockholder approval for any issuance to a “substantial security holder” if the common stock to be issued exceeds 1% of the outstanding shares of common stock prior to issuance.

      Our proposed issuance of shares of common stock to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. upon conversion of the Series D Stock falls under this rule because (1) the shares of common stock issued at the closing of the EG&G acquisition, together with the shares of common stock issuable upon conversion of the Series D Stock, will exceed 20% of the voting power and number of shares of common stock outstanding before the issuance of shares upon consummation of the EG&G acquisition and (2) Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C., as well as their affiliate, TCG Holdings, L.L.C., may be deemed to beneficially own approximately 16.6% of our outstanding common stock without giving effect to the conversion of the Series D Stock, and any holder of aggregate interests which represent 5% or more of the outstanding shares of a company’s common stock or other voting securities is generally considered by the NYSE to be a “substantial security holder.”

Voting Agreements and Management Rights and Standstill Agreement

      Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. have entered into an agreement to vote the shares of our voting capital stock within their control in favor of this proposal. These votes will be counted to satisfy the approval requirements of the NYSE. In addition, if the proposal is approved by a majority of votes cast by holders of common stock other than Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C., then the transaction will have been approved by a disinterested majority of shares as provided for under the relevant provisions of the Delaware General Corporation Law.

      Blum Capital Partners, L.P. and certain of its affiliates as well as Martin M. Koffel and Kent P. Ainsworth have also entered into agreements to vote the shares of our voting capital stock within their control in favor of this proposal. Without giving effect to the conversion of the Series D Stock, Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C., Blum Capital Partners, L.P. and certain of its affiliates, Martin M. Koffel and Kent P. Ainsworth together represent approximately 43.8% of the voting power of our capital stock.

      Carlyle-EG&G, L.L.C., EG&G Technical Services Holdings, L.L.C. and TC Group L.L.C. entered into a Management Rights and Standstill Agreement, dated August 22, 2002. The agreement provides for certain rights to consult with our management on financial matters and significant business issues and also provides for the appointment of Joseph E. Lipscomb, Vice President of EG&G Technical Services Holdings, L.L.C., to our Board of Directors. The parties also agreed to certain standstill provisions and restrictions on transfer of shares of our outstanding capital stock that they hold.

Interests of Certain Persons in Approval of Series D Stock Conversion

      If this Proposal 1 is approved by our stockholders, TCG Holdings, L.L.C. will beneficially own approximately 22% of our outstanding capital stock through EG&G Technical Services Holdings, L.L.C. Joseph E. Lipscomb, a member of our Board of Directors, is Vice President of EG&G Technical Services Holdings, L.L.C.

      The beneficial ownership by a person of 20% or more of the combined voting power of our outstanding capital stock constitutes a change in control under the employment agreement and supplemental executive retirement plan (“SERP”) of Martin M. Koffel and under the employment agreements of Kent P. Ainsworth, Irwin Rosenstein and Joseph Masters. Thus, if Proposal 1 is approved by the stockholders, the date of such approval shall be a change of control under all of such agreements.

      Martin M. Koffel’s Employment Agreement and SERP. Mr. Koffel’s employment agreement provides that if we terminate his employment for any reason other than cause or his death or disability, we will pay a severance payment equal to 150% of the sum of his then-current base salary and target bonus. If Mr. Koffel voluntarily resigns his employment within one year following a change in control or if Mr. Koffel is terminated for any reason other than for cause at any time after a change in control, he becomes entitled to a special severance payment equal to 300% of the sum of his then-current base salary and target bonus. In addition, all awards held by Mr. Koffel under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested and except for awards granted in July 2002, will become vested immediately upon a change in control. The agreement also provides for a tax gross-up payment to Mr. Koffel to offset the cost of excise taxes that could be imposed if his employment is terminated following a change in control and if any resulting severance payments due to him are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

      Under the terms of Mr. Koffel’s SERP, we provide him with an annual lifetime retirement benefit based on his final average annual compensation and his age at the time of employment termination. “Final average compensation” means the average of Mr. Koffel’s salary plus target bonus established for him under our incentive compensation program during the consecutive 36 months in his final 120 months of employment in which such average was the highest. Following a change in control, Mr. Koffel will be given credit for his actual age plus an additional three years. In addition, following a change of control, we will become obligated to set aside funds in a trust to be made available for the payments to Mr. Koffel under the SERP when such payments become due.

      Irwin Rosenstein’s Employment Agreement. Mr. Rosenstein’s employment agreement provides that if we terminate his employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation in effect on the date his employment is terminated plus all accrued but unpaid vacation. He is also credited with one additional year of service under certain of our executive compensation programs.

      Under the terms of his employment agreement, Mr. Rosenstein is entitled to a change in control severance payment of 200% of the sum of his then-current base salary and target bonus plus all accrued but unpaid vacation if, within six months after a change in control, Mr. Rosenstein voluntarily resigns his employment for certain specified reasons or is terminated for any reason. Mr. Rosenstein is also entitled to the change in control severance payment if he voluntarily resigns his employment for any reason within the 30-day period following the six-month period from the date of the change in control. In addition, all awards held by Mr. Rosenstein under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested and except for awards granted in July 2002, will become vested immediately upon a change in control. The agreement also provides for a tax gross-up payment to Mr. Rosenstein to offset the cost of excise taxes that could be imposed if his employment is terminated following a change in control and if any resulting severance payments due to him are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

      Kent P. Ainsworth’s Employment Agreement. Mr. Ainsworth’s employment agreement provides that if we terminate his employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation in effect on the date his employment is terminated plus all accrued but unpaid vacation. He is also credited with one additional year of service under certain of our executive compensation programs.

      Under the terms of his employment agreement, Mr. Ainsworth is entitled to a change in control severance payment of 200% of the sum of his then-current base salary and target bonus plus all accrued but unpaid vacation if, within six months after a change in control, Mr. Ainsworth voluntarily resigns his employment for certain specified reasons or is terminated for any reason. Mr. Ainsworth is also entitled to the change in control severance payment if he voluntarily resigns his employment for any reason within the 30-day period following the six-month period from the date of the change in control. In addition, all awards held by Mr. Ainsworth under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested and except for awards granted in July 2002, will become vested immediately upon a change in control. The agreement also provides for a tax gross-up payment to Mr. Ainsworth to offset the cost of excise taxes that could be imposed if his employment is terminated following a change in control and if any resulting severance payments due to him are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

      Joseph Masters’ Employment Agreement. Mr. Masters’ employment agreement provides that if we terminate his employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation in effect on the date his employment is terminated plus all accrued but unpaid vacation. He is also credited with one additional year of service under certain of our executive compensation programs.

      Under the terms of his employment agreement, Mr. Masters is entitled to a change in control severance payment of 200% of the sum of his then-current base salary and target bonus plus all accrued but unpaid vacation if, within six months after a change in control, Mr. Masters voluntarily resigns his employment for certain specified reasons or is terminated for any reason. Mr. Masters is also entitled to the change in control severance payment if he voluntarily resigns his employment for any reason within the 30-day period following the six-month period from the date of the change in control. In addition, all awards held by Mr. Masters under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested and except for awards granted in July 2002, will become vested immediately upon a change in control. The agreement also provides for a tax gross-up payment to Mr. Masters to offset the cost of excise taxes that could be imposed if his employment is terminated following a change in control and if any resulting severance payments due to him are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

Series D Senior Convertible Participating Preferred Stock Rights and Preferences

      The Series D Stock has designations, voting rights, preferences, limitations and special rights as set forth in its Certificate of Designations, filed with the Secretary of State of Delaware on August 22, 2002. The following is a summary of the material terms of the Series D. You should read the complete Certificate of Designations which is included as Annex A to this proxy statement.

      Dividends. If we declare and/or pay dividends or other distributions on our common stock (other than a dividend payable solely in shares of our common stock), we will, at the time of such declaration and payment, declare and pay a dividend or other distribution on each share of Series D Stock consisting of the dividend or distribution that would have been payable on the each share of common stock issuable upon conversion of such share of Series D Stock.

      Distributions. Each share of Series D Stock has a preference over our common stock in all distributions upon liquidation. The liquidation price for the Series D Stock is $467.3343 per share of Series D Stock, plus the aggregate amount, if any, of all unpaid dividends on the Series D Stock.

      Conversion Rights. If the required stockholder approval is not obtained by February 18, 2003, then each share of Series D Stock will be converted into one share of Series E Stock at the option of holders of a majority of the outstanding shares of Series D Stock. Upon obtaining the required stockholder approval, all outstanding shares of Series D Stock will be automatically converted into 2,106,675 shares of common stock, a conversion rate of 21.0667 per share.

      Voting Rights. The holders of Series D Stock are entitled to vote as a separate class on certain corporate actions, including, but not limited to, changes to our certificate of incorporation and by-laws that would adversely affect the Series D Stock, amendments to the Certificates of Designations for the Series D Stock and the Series E Stock, the creation of senior or equivalent shares of capital stock and certain transactions with respect to our capital stock, including redemption, retirement, repurchase and payment of dividends. On such matters, and any other matters on which the holders of Series D Stock are entitled under law or our Certificate of Incorporation to vote as a separate class, each holder is entitled to one vote for each share of Series D Stock held.

Series E Senior Cumulative Convertible Participating Preferred Stock Rights and Preferences

      If our stockholders do not approve the conversion of all outstanding shares of Series D Stock into common stock by February 18, 2003, each share of Series D Stock will be convertible into one share of Series E Stock at the option of holders of a majority of the outstanding shares of Series D Stock. If issued, the Series E Stock would have designations, voting rights, preferences, limitations and special rights as set forth in its Certificate of Designations, filed with the Secretary of State of Delaware on August 22,

2002. The following discussion is a summary of the material terms of the Series E Stock. You should read the complete Certificate of Designations which is included as Annex B to this proxy statement.

      Dividends. Dividends on shares of Series E Stock are cumulative and, if the Series E Stock were issued, would begin accruing on August 22, 2002 at a rate of 12.5% per annum, increasing 2% per quarter until stockholder approval is obtained to a maximum rate of 22.5%. Dividends on the Series E Stock are payable in cash, when and as declared by our Board of Directors. The Series E Stock would have a preference over the common stock in payment of dividends. If we fail to pay six or more quarterly dividends, the holders of Series E Stock would have the right to elect two directors at our next annual meeting and at each subsequent annual meeting.

      Distributions, Repurchase Obligations and Adjustments. Each share of Series E Stock would have a liquidation preference of $467.3343, plus all cumulative accrued and unpaid dividends and would have a preference over our common stock in all distributions upon liquidation. Upon a change of control and to the extent permitted by our Senior Debt (as defined below), each holder of Series E Stock would have the right to require us to repurchase the Series E Stock held by that holder at a price per share equal to the greater of 120% of the liquidation preference for a share of Series E Stock and the then-current market price of all common stock issuable upon conversion of a share of Series E Stock. In addition, to the extent permitted by our Senior Debt (as defined below), we would be required to use the proceeds from certain sales of our securities or assets to repurchase the Series E Stock. The Series E Stock would also be subject to weighted-average antidilution adjustments for certain issuances of our securities below the conversion price for the Series E Stock of $22.1835 per share.

      Conversion Rights. If we obtain approval from a majority of our stockholders by May 19, 2003 of the conversion of the Series E Stock, the Series E Stock would be automatically converted into shares of our common stock at a conversion ratio equal to the conversion ratio of the Series D Stock for which it was exchanged (subject to certain adjustments due to accrued but unpaid dividends). If we obtain such approval after May 19, 2003, then each share of Series E Stock would be convertible into common stock only at the option of the holder, and all shares of Series E Stock would automatically convert into common stock upon the affirmative vote of holders of a majority of the outstanding shares of Series E Stock.

      Voting Rights. The holders of Series E Stock would be entitled to vote as a separate class on certain corporate actions, including, but not limited to, certain changes to our certificate of incorporation and bylaws, the creation of senior equity securities, certain transactions with respect to our common stock, the incurrence of certain indebtedness and certain purchases of assets. On such matters, and any other matters on which the holders of Series E Stock are entitled under law or our Certificate of Incorporation to vote as a separate class, each holder would be entitled to one vote for each share of Series E stock held.

      Redemption. The Series E Stock would be redeemable, at the option of the holders, on the earlier of August 31, 2007 or the date on which all indebtedness under our senior secured credit facility, the 11 1/2% senior notes, the 12 1/4% senior subordinated notes and certain other senior indebtedness, including any refinancings of such indebtedness (the “Senior Debt”), is repaid in full; provided that we are not required to redeem the Series E Stock prior to August 31, 2010 to the extent redemption is not permitted by the terms of our Senior Debt. We may redeem the Series E Stock, at our option, at a price per share equal to the liquidation preference, at any time after August 31, 2010.

      We believe that the issuance of Series E Stock is considerably less favorable to us and our stockholders than the issuance of common stock because of the following reasons:

•	The dividend rate on the Series E Stock;

•	The fact that holders of Series E Stock would be entitled to receive payments of their liquidation preference in advance of any distributions on the common stock in the event of a liquidation;

•	The ability of the holders of Series E Stock to put their shares to us at a premium upon a change of control;

•	The fact that we would be required to use the proceeds we receive from certain sale transactions to repurchase Series E Stock;

•	The separate class vote of the Series E Stock; and

•	The ability of the holders of Series E Stock to require us to mandatorily redeem their shares at certain times.

Required Vote

      Under the NYSE rules, approval of the issuance of the common stock upon conversion of the Series D Stock requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of all outstanding securities entitled to vote on the proposal.

      Abstentions are counted as “present” for purposes of determining who is entitled to vote on Proposal 1, and therefore will have the effect of a vote against Proposal 1. Broker non-votes are not counted as “present” for purposes of determining who is entitled to vote on Proposal 1, and therefore will have no effect on the outcome of the vote on Proposal 1.

The Board of Directors Unanimously Recommends a Vote in Favor of Proposal 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information for each person known to us to own beneficially more than 5% of our common stock and each of our directors and executive officers regarding: (a) shares of our outstanding common stock owned as of [August 31, 2002], (b) shares of our common stock that may be acquired on or prior to [October 30, 2002] through the exercise of stock options and the conversion of the Series D Stock (see footnote (3) below) and (c) the beneficial ownership of shares of our common stock. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

			Common Stock
			that may be
	Outstanding Common		Acquired within	Common Stock
	Stock Owned(1)		60 Days(2)(3)	Beneficially Owned(3)

Beneficial Owner	Number	Percentage	Number	Number	Percentage

Blum Capital Partners, L.P.	7,701,544	25.67%	—	7,701,544	23.99%
909 Montgomery Street San Francisco, CA 94133(4)
Heartland Advisors, Inc.	1,559,150	5.20%	—	1,559,150	4.86%
790 North Milwaukee Street Milwaukee, WI 53202
FMR Corp.	2,249,400	7.50%	—	2,249,400	7.01%
82 Devonshire Street Boston, MA 02109-3614
TCG Holdings, L.L.C.	4,957,359	16.53%	2,106,675	7,064,034	22.00%
c/o The Carlyle Group 1001 Pennsylvania Avenue Washington, D.C. 20004(5)
Richard C. Blum(4)(6)	7,805,613	26.04%	7,800	7,813,413	24.33%
Armen Der Marderosian	8,585	*	5,800	14,385	*
Admiral S. Robert Foley, Jr.,
USN (Ret.)	1,753	*	3,800	5,553	*
Marie L. Knowles	3,951	*	3,800	7,751	*
Martin M. Koffel(7)	396,796	2.81%	486,668	856,464	2.63%
Richard B. Madden	13,585	*	7,800	21,385	*
Richard Q. Praeger	17,165	*	7,800	24,965	*
Irwin L. Rosenstein(8)	—	*	61,667	61,667	*
William D. Walsh	34,085	*	3,800	37,885	*
Kent P. Ainsworth(9)	151,881	1.12%	187,467	339,348	1.05%
Joseph Masters(10)	101	*	68,635	68,736	*
Joseph E. Lipscomb	—	*	—	—	*
George R. Melton(11)	25,000	*	—	25,000	*
All officers and directors as a group (16 persons)(4)	8,439,032	30.15%	867,703	9,306,735	28.23%

*	Less than 1%.

(1)	As of August 31, 2002, there were 29,998,260 shares of our common stock outstanding, including 4,957,359 shares of our common stock that were issued to affiliates of TCG Holdings, L.L.C. as follows: 3,694,680 shares were issued to Carlyle-EG&G, L.L.C. and 1,262,679 shares were issued to

EG&G Technical Services Holdings, L.L.C. Percentages are calculated based on 29,998,260 shares of common stock outstanding, without giving effect to conversion of our Series D Stock. Each of these shares of common stock is entitled to vote on Proposal 1.

(2)	The common stock that may be acquired within 60 days which a person is deemed to beneficially own is deemed to be outstanding for purposes of computing the percentage of beneficial ownership of such person, but not for purposes of computing the percentage of beneficial ownership of any other person in the table.

(3)	The common stock that may be acquired within 60 days and the beneficial ownership calculations assume conversion of all outstanding shares of Series D Stock into 2,106,675 shares of common stock. In the event that we fail to obtain approval of Proposal 1, however, the Series D Stock instead will convert into 100,000 shares of Series E Stock at the option of holders of a majority of the outstanding shares of Series D Stock. If issued, the Series E Stock would have designations, voting rights, preferences, limitations and special rights as set forth in its Certificate of Designations, filed with the Secretary of State of Delaware on August 22, 2002 and attached to this proxy statement as Annex B.

(4)	The number of shares includes 1,098,460 shares owned directly by four limited partnerships for which Blum Capital Partners, L.P. serves as the general partner and two investment advisory clients for which Blum Capital Partners, L.P. serves as investment manager with voting and investment discretion. These shares may be deemed to be owned indirectly by the following parties: (a) Blum Capital Partners, L.P.; (b) Richard C. Blum & Associates, Inc., the sole general partner of Blum Capital Partners, L.P.; and (c) Richard C. Blum, one of our directors, and a significant stockholder and Chairman of Richard C. Blum and Associates, Inc. Richard C. Blum & Associates, Inc., Blum Capital Partners, L.P. and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

The number also includes 5,845,104 shares owned directly by Blum Strategic Partners, L.P. These shares may be deemed to be owned indirectly by Blum Strategic GP, L.L.C., the general partner of Blum Strategic Partners, L.P. and by Mr. Blum, a managing member of Blum Strategic GP, L.L.C. Both Blum Strategic GP, L.L.C. and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

The number also includes 757,980 shares owned by the Common Fund, for its Multi-Strategy Equity Fund, for which Blum Capital Partners, L.P. serves as investment manager with voting and investment discretion. The Common Fund disclaims membership in a group with Richard C. Blum & Associates, Inc., Blum Capital Partners, L.P., Blum Strategic Partners, L.P., Blum Strategic GP, L.L.C. and Mr. Blum and disclaim beneficial ownership of any of the shares held by any of the foregoing.

(5)	The number of shares of outstanding common stock owned represents (a) 3,694,680 shares of common stock held by Carlyle-EG&G, L.L.C. and (b) 1,262,679 shares of common stock held by EG&G Technical Services Holdings, L.L.C. The number of shares of common stock that may be acquired within 60 days represents (a) 1,570,146 shares of common stock issuable upon conversion of Series D Stock held by Carlyle-EG&G, L.L.C. and (b) 536,529 shares of common stock issuable upon conversion of Series D Stock held by EG&G Technical Services Holdings, L.L.C. EG&G Technical Services Holdings, L.L.C. is the sole member of Carlyle-EG&G, L.L.C. Carlyle Partners II, L.P., Carlyle Partners III, L.P., Carlyle International Partners II, L.P., Carlyle International Partners III, L.P. and certain additional partnerships formed by Carlyle (collectively, the “Carlyle Investment Partnerships”) and certain investors with respect to which TC Group, L.L.C. or an affiliate exercises investment discretion and management constitute the controlling members of EG&G Technical Services Holdings, L.L.C. TC Group, L.L.C. is the sole general partner of the Carlyle Investment Partnerships, and TCG Holdings, L.L.C., is the sole managing member of TC Group, L.L.C.

(6)	Includes 101,615 shares held directly, 2,454 shares held as beneficiary of the RCB Keogh Plan and 7,800 shares underlying stock options that are exercisable on or prior to October 30, 2002. The number also includes shares described in footnote (4) above; Mr. Blum disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(7)	As of October 30, 2002, 486,668 shares underlying Mr. Koffel’s stock options will be vested and exercisable. Upon approval of Proposal 1, a total of 810,000 shares will become fully vested and exercisable. On October 15, 2002, Mr. Koffel swapped 4,306 shares of his common stock for tax withholding on the exercise of his stock options.

(8)	As of October 30, 2002, 61,667 shares underlying Mr. Rosenstein’s stock options will be vested and exercisable. Upon approval of Proposal 1, a total of 135,000 shares will become fully vested and exercisable.

(9)	As of October 30, 2002, 187,467 shares underlying Mr. Ainsworth’s stock options will be vested and exercisable. Upon approval of Proposal 1, a total of 260,800 shares will become fully vested and exercisable.

(10)	As of October 30, 2002, 68,635 shares underlying Mr. Masters’ stock options will be vested and exercisable. Upon approval of Proposal 1, a total of 100,300 shares will become fully vested and exercisable. On October 17, 2002, Mr. Masters exercised options for 2,500 shares.

(11)	Includes 25,000 restricted shares issued on August 22, 2002.

THE MERGER TRANSACTION

General

      The EG&G acquisition was approved by our Board of Directors prior to the consummation of the EG&G acquisition. No stockholder approval of the EG&G acquisition was or is required under applicable law or under our organizational documents. The EG&G acquisition is effective regardless of whether the stockholders approve Proposal 1. We are seeking stockholder approval of Proposal 1 to satisfy the stockholder approval requirements of the NYSE.

Background of the Transaction

      On June 6, 2002, URS and EG&G Technical Services, Inc. entered into a confidentiality agreement regarding a possible transaction between the parties. Immediately following the execution of the confidentiality agreement, the parties commenced their due diligence review and began negotiating the definitive acquisition agreement and related agreements. On June 18, 2002, URS delivered an initial draft of the merger agreement to EG&G and Lear Siegler. Between June 18, 2002 and July 16, 2002, the parties exchanged revised drafts of the merger agreement and related agreements and continued to negotiate the merger agreement and related agreements. On July 16, 2002, our Board of Directors unanimously approved the merger and related transactions and authorized the execution and delivery of the merger agreement. On July 16, 2002, URS, URS Holdings, Inc., URS-LSS Holdings, Inc., EG&G, Lear Siegler and EG&G Technical Services Holdings, L.L.C. executed and delivered the merger agreement. On July 17, 2002, URS announced that the parties had entered into a definitive merger agreement. On August 22, 2002, the EG&G acquisition was completed.

Business Descriptions

URS

      We offer a broad range of planning, design, program and construction management, and operations and maintenance services for transportation, hazardous waste, industrial processing and petrochemical, general building, water/wastewater and security projects. Headquartered in San Francisco, we operate in over 20 countries with approximately 16,000 employees (prior to the EG&G acquisition) providing engineering services to federal, state and local governmental agencies as well as private clients in the chemical, manufacturing, pharmaceutical, forest products, mining, oil and gas, and utilities industries. Our principal offices are located at 100 California Street, Suite 500, San Francisco, California 94111-4529, and our telephone number is (415) 774-2700.

EG&G and Lear Siegler

      The EG&G businesses provide management and operations and maintenance capabilities in support of large military installations and operations. Services include the management of complex government installations and ranges, including oversight of all construction, testing and operation of base systems and processes, operation and maintenance of chemical agent disposal systems, management of base logistics and transportation and support of high security environments. Logistics support services involve the management and operation of government warehousing and distribution centers, as well as government property and asset management. A range of services is provided for ground and aviation systems, including maintenance, modification, overhaul and life service extension services for military vehicles and aircraft. The EG&G businesses also provide comprehensive flight training services for fixed wing and rotary wing aircraft. Services include courseware development, classroom instruction and simulator instruction.

      Logistics support services, which focus on the development of integrated logistics chains to ensure readiness and rapid response, are provided to a number of Department of Defense agencies. In addition, the EG&G businesses provide logistics support services for the management and operation of warehousing and distribution centers, and government property and asset management.

      The EG&G businesses provide specialized global threat reduction services that focus on reducing the proliferation of nuclear, chemical and biological weapons of mass destruction. The EG&G businesses’ services range from providing technical weapons of mass destruction advisory services and training to the operation and management of chemical agent disposal facilities.

      The EG&G businesses provide Military Platforms Support. This includes management and technical consulting and advisory services for Department of Defense agencies. With uniformed military and Department of Defense civilian personnel levels declining steadily throughout the 1990s, federal agencies are increasingly using consultants for major acquisition programs for naval, ground and airborne platforms. Flight and field services, including maintenance, modification and overhaul services, are provided for military vehicles and aircraft. Similarly, these services are provided for weapons systems. The EG&G businesses also provide undergraduate and graduate-level instruction for pilots of military fixed wing and rotary wing aircraft.

      Federal government clients of the EG&G businesses include: U.S. Army, U.S. Air Force, U.S. Navy, Department of Energy, Department of Justice, Department of Treasury, Federal Emergency Management Agency and General Services Administration. The largest clients of the EG&G businesses are: the U.S. Army, through seven major commands or acquisition centers; the U.S. Air Force through nine major commands; and the U.S. Navy, through six major commands or acquisition centers.

      As of June 30, 2002, the EG&G businesses had a portfolio of more than 180 active contracts and over 800 active task orders. The largest single contract or task order accounted for approximately 12% of the EG&G businesses’ fiscal 2001 revenues. The EG&G businesses’ top five contracts accounted for approximately 36% of their combined fiscal 2001 revenues. The following is a list of the EG&G businesses’ top five contracts:

Contract Name	Customer

Contract Field Teams	U.S. Air Force
Tooele Chemical Demilitarization Facility	U.S. Army
Rapid Response to Critical System Requirements	U.S. Army
Fort Rucker	U.S. Army
Tactical Warfare Department	U.S. Army

      Employees. The EG&G businesses employed 10,100 employees, 2,600 of whom were employed in Engineering and Technology Services, 7,500 of whom were employed in Aerospace Technical Services.

      Property. The EG&G businesses occupy a total of over 94 locations in four countries (including customer furnished facilities) and lease office space in 46 locations in the United States. The EG&G businesses did not have any foreign subsidiaries. However, the EG&G businesses and its domestic subsidiaries engage in business abroad.

      Litigation. Certain of the EG&G businesses’ operations are covered by Public Law 85-804, which provides for government indemnification against claims and damages arising out of unusually hazardous activities performed at the request of the government. However, such indemnification may not be available in the case of any future claims or liabilities relating to hazardous activities performed by us or the EG&G businesses. The EG&G businesses have been subject to the following legal proceedings:

•	BAE Systems has filed a termination for convenience settlement proposal and is also asserting damages under a business tort theory in respect of a subcontract Lear Siegler terminated in 2001.

•	Lear Siegler is subject to claims relating to the following disputes arising from its work in Saudi Arabia: (1) claims regarding lease payments for employee housing; (2) claims relating to reconciliation of a joint venture; (3) claims relating to agents that allegedly performed on behalf of Lear Siegler; and (4) outstanding tax matters. A judgment has been entered against Lear Siegler for approximately $7.8 million on the lease payments claimed. As a result, Lear Siegler has acted to delay collection of a $12.1 million receivable from the Royal Saudi Air Force under a contract for F-5 aircraft maintenance, pending resolution of the litigation to avoid collection on the judgment against such receivable. Management of Lear Siegler believes that the Royal Saudi Air Force receivable will provide a source of funds to settle the litigation or pay the judgment. Lear Siegler reserved $7.8 million to cover the judgment as of December 2001. Lear Siegler accrued a liability of $3.4 million for amounts potentially due to its joint venture partner on the F-5 contract.

•	In addition, as part of a settlement arising out of the wrongful inflation of parts prices by a subcontractor hired by Lear Siegler, Lear Siegler pled guilty to three criminal charges and entered into an administrative agreement with the U.S. Air Force on March 8, 2000, pursuant to which Lear Siegler reimbursed the U.S. Air Force for approximately $800,000 of charges.

      Competitors. The EG&G businesses’ key competitors in the federal technical services industry are major public and private companies and their subsidiaries who are prime or sub-contractors including: Lockheed Martin Corporation, Vertex Aerospace, Inc., Anteon International Corporation, DynCorp, Johnson Controls, Inc., Northrop Grumman Corporation, TRW Inc. and Computer Sciences Corporation, BAE Systems and SAIC.

      Capital Stock. The shares of EG&G capital stock and the shares of Lear Siegler capital stock were not traded in established public trading markets at the time of the EG&G acquisition. Immediately prior to the EG&G acquisition, EG&G Technical Services Holdings, L.L.C. and Carlyle-EG&G LLC were the sole holders of common stock of EG&G and EG&G Technical Services Holdings, L.L.C. was the sole holder of common stock of Lear Siegler. Dividends have not been declared or paid in the last two years on the capital stock of EG&G or Lear Siegler.

      The principal office of the EG&G businesses is located at 900 Clopper Road, Suite 200 Gaithersburg, MD 20878, and their telephone number is (301) 840-3000.

Reasons for the Transaction

      We believe that the EG&G acquisition will enhance our potential to realize improved long-term operating results and to achieve a stronger financial position. We believe that the EG&G acquisition will have a number of potential benefits, including the following:

•	The transaction will increase our ability to participate in the rapidly growing federal outsourcing market.

•	The combined company will be able to bid for and execute programs that neither the EG&G businesses nor URS could undertake on a standalone basis.

•	The transaction will increase our profile as a professional services firm by integrating our pre-construction consulting, planning and design expertise with the EG&G businesses’ post-construction operations and maintenance strengths, bypassing the low-margin/high-risk construction segment of the value chain.

•	We anticipate cost savings from the EG&G acquisition in the following areas:

•	Bulk Purchasing;

•	Employee Benefits/ Human Resources;

•	Accounting;

•	Information Technology;

•	Facilities;

•	Marketing; and

•	Corporate Overhead.

      The foregoing discussion of the reasons for the EG&G acquisition is not intended to be exhaustive. In view of the variety of factors considered in connection with the EG&G acquisition, we did not quantify or otherwise assign relative weights to the specific factors considered in reaching our determinations.

No Vote Required

      The Board of Directors of URS unanimously approved the EG&G acquisition on July 16, 2002. No stockholder vote was required for the EG&G acquisition to be completed and it was consummated on August 22, 2002.

Other Provisions of the Merger Agreement

      The following is a brief summary of the material terms of the merger agreement, dated July 16, 2002, by and among URS Corporation, URS Holdings, Inc., URS-LSS Holdings, Inc., Carlyle-EG&G Holdings Corp., Lear Siegler Services, Inc., and EG&G Technical Services Holdings, L.L.C. The complete text of the merger agreement is filed as an exhibit to URS’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 26, 2002, which is incorporated by reference into this proxy statement.

      The merger agreement contained customary representations and warranties from the parties relating, among other things, to their organization, capitalization, corporate power and authority, financial statements, material contracts, absence of undisclosed liabilities and conflicts, litigation, changes in control, and contracts with respective affiliates. The respective obligations of the parties to consummate the EG&G acquisition were conditioned on the satisfaction or occurrence of certain closing conditions, including obtaining required approvals and performing all material obligations required to be performed by the respective parties. In addition, the merger agreement required us to cause Mr. Joseph E. Lipscomb to be named to our Board of Directors. On August 22, 2002, all of the closing conditions set forth in the merger agreement were satisfied or waived, and the EG&G acquisition was consummated.

      The merger agreement also contains certain post-closing obligations of each of the parties. For example, the merger agreement requires us to hold a stockholders’ meeting to approve the conversion of Series D Stock into common stock and to cause the common stock issuable upon conversion of the Series D Stock to be listed on the NYSE.

Accounting Treatment

      The EG&G acquisition was accounted for under the purchase method of accounting with assets acquired and liabilities assumed recorded at estimated fair values as of the EG&G acquisition date in accordance with the Statement of Financial Accounting Standards No. 141, Business Combinations, and the result of EG&G’s and Lear Siegler’s operations included in our consolidated financial statements from the date of the EG&G acquisition. Allocation of the purchase price has been made on a preliminary basis and is subject to adjustments. The excess of the purchase price over the fair value of net assets acquired (goodwill) will be subject to a review for impairment on an annual basis and whenever events or circumstances occur which indicate that goodwill might be impaired, in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, adopted by us in November 2001.

Material Federal Tax Consequences

      The following discussion summarizes the material federal income tax consequences relevant to the exchange of shares of EG&G stock and Lear Siegler stock for shares of our Common Stock, Series D Stock and cash pursuant to the merger of EG&G with and into URS Holdings, Inc. and the merger of Lear Siegler with and into URS-LSS Holdings, Inc. (the mergers are referred to in this section of the proxy statement collectively as the “Mergers” and each as a “Merger”) that are generally applicable to EG&G and Lear Siegler stockholders. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the EG&G and Lear Siegler stockholders as described herein.

      This discussion does not deal with all federal income tax considerations that may be relevant to particular EG&G and Lear Siegler stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, financial institutions or insurance companies, who are foreign persons, who do not hold their EG&G and Lear Siegler stock as capital assets or who acquired or hold their shares in connection with stock option or stock purchase plans or in other compensatory transactions, or who hold their shares as part of a hedging, straddle, conversion or other risk reduction or constructive sale transaction. In addition, the following discussion does not address the tax consequences of the Mergers under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Mergers (whether or not any such transactions are undertaken in connection with the Mergers), including, without limitation, any exercise of any EG&G or Lear Siegler option or any transaction in which shares of EG&G or Lear Siegler stock are acquired or shares of our capital stock are disposed of.

      EG&G, Lear Siegler and URS have received opinions from their respective counsel to the effect that each of the Mergers will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions are subject to certain assumptions, limitations and qualifications and are based on the truth and accuracy of certain representations delivered by URS, URS Holdings, Inc, URS-LSS Holdings, Inc., EG&G and Lear Siegler. Subject to the assumptions, limitations and qualifications referred to herein and in the tax opinions, the Mergers resulted in the following federal income tax consequences:

•	EG&G and Lear Siegler stockholders who exchanged their EG&G and Lear Siegler stock for URS stock and cash in a Merger will recognize gain in the amount of such cash, limited, however, by such stockholder’s total gain on the Merger (which is the difference between the fair market value of the URS stock and cash received by such stockholder in the Merger less such stockholder’s basis in its EG&G or Lear Siegler stock exchanged therefor). A stockholder’s recognized gain should be capital if the stockholder’s EG&G and Lear Siegler stock was held as a capital asset at the time of the Merger, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a “Dividend Equivalent Transaction”). If a loss, rather than a gain, resulted from the application of the stockholder’s cost basis for the stock surrendered against the total consideration received, that loss will not be recognized.

•	The aggregate tax basis of the URS stock received by a holder of EG&G or Lear Siegler stock in a Merger and under the escrow will be the same as the aggregate tax basis of the EG&G or Lear Siegler stock surrendered in the Merger (reduced by any tax basis allocable to fractional shares exchanged for cash) less the cash received in the Merger plus the gain recognized by such stockholder in the Merger (if any). Until the escrowed shares are released, the interim basis of the URS stock received by EG&G and Lear Siegler stockholders will be determined as though the maximum number of shares of URS stock were received by the EG&G and Lear Siegler stockholders. Each EG&G and Lear Siegler stockholder’s tax basis in any shares of URS stock not ultimately received under the terms of the escrow should be added to the adjusted basis of the remaining shares of URS stock received in the Merger by that stockholder.

•	The holding period of the URS stock received by a holder of EG&G or Lear Siegler stock in the Mergers will include the holding period for shares of EG&G or Lear Siegler stock surrendered in the Mergers.

•	A holder of EG&G or Lear Siegler stock who received cash instead of a fractional share of URS stock will be treated as if such holder received that fractional share (with an allocable share of basis and with a holding period as described above), and then sold that fractional share to URS for the amount of cash received. The sale of a fractional share interest generally will result in capital gain or loss to the stockholder measured by the difference between the basis of the fractional share interest and the proceeds of sale.

•	EG&G and Lear Siegler stockholders will be treated as having received the escrowed shares upon the consummation of the Merger. EG&G and Lear Siegler stockholders will not recognize gain or loss upon the forfeiture of shares of URS stock from the escrow to URS or any other beneficiary. No amount will be included in the income of the EG&G and Lear Siegler stockholders by reason of any release of shares of URS stock from the escrow account to the EG&G and Lear Siegler stockholders.

•	URS, EG&G, Lear Siegler, URS Holdings, Inc., or URS-LSS Holdings, Inc. will not recognize any gain solely as a result of the Mergers.

      No ruling has been or will be obtained from the Internal Revenue Service in connection with the Mergers. The tax opinions neither bind the IRS nor preclude the IRS from adopting a contrary position.

      EG&G and Lear Siegler stockholders will be required to attach a statement to their U.S. federal income tax returns for the year of the Mergers that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder’s tax basis in the stockholder’s stock and a description of the URS stock received.

      The preceding discussion is intended only as a summary of material federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto.

Regulatory Approvals

      On July 23, 2002 URS and EG&G Technical Services Holdings, L.L.C. each filed the required Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. These filings covered both the proposed acquisition by URS of 100% of the voting securities of EG&G and Lear Siegler, as well as the issuance by URS to EG&G Technical Services Holdings, L.L.C. and Carlyle-EG&G, L.L.C. of URS voting securities. Conversion of the Series D Stock into URS common stock will not be separately subject to the premerger notification requirements of the HSR Act because it will not cause EG&G Technical Services Holdings, L.L.C. to exceed a new notification threshold. On August 13, 2002, the Federal Trade Commission granted early termination of the Hart-Scott-Rodino waiting periods with respect to the proposed acquisition by EG&G Technical Services Holdings, L.L.C. of URS voting securities. On August 14, 2002, the Federal Trade Commission granted early termination of the Hart-Scott-Rodino waiting periods with respect to the proposed acquisition by URS of EG&G and Lear Siegler. No foreign merger control statutes were implicated in these transactions because the EG&G businesses derived substantially all of their revenues from U.S. contracts and operations.

Opinion of Merrill Lynch & Co. to the Board of Directors of URS

      We retained Merrill Lynch to act as our financial advisor with respect to the EG&G acquisition. In connection with that engagement, we requested that Merrill Lynch evaluate the fairness, from a financial point of view, to us of the consideration to be paid by us in the EG&G acquisition. On July 16, 2002, Merrill Lynch delivered to our board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid by us in the EG&G acquisition was fair from a financial point of view to us.

      The full text of Merrill Lynch’s fairness opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex D and is incorporated by reference in this proxy statement. The following is only a summary of Merrill Lynch’s fairness opinion and we refer you to the full text of Merrill Lynch’s fairness opinion which you should read carefully and in its entirety.

      Merrill Lynch’s fairness opinion was provided to our board of directors solely for its information and is directed only to the fairness from a financial point of view to us of the consideration to be paid by us in the EG&G acquisition. Merrill Lynch’s fairness opinion does not address any other aspect of the EG&G acquisition, including the merits of the our underlying decision to engage in the EG&G acquisition or the relative merits of the EG&G acquisition as compared to any alternative business strategies or transactions that might exist for us. Merrill Lynch considered the EG&G acquisition as a unitary transaction, and its opinion does not address the fairness to us of the portions of the consideration allocated to either the merger of EG&G with and into URS Holdings, Inc. or the merger of Lear Siegler with and into URS-LSS Holdings, Inc. separately.

      Merrill Lynch neither considered nor expressed any opinion as to the prices at which our common stock would trade following the announcement or the consummation of the EG&G acquisition. Merrill Lynch’s opinion does not constitute a recommendation to any of our stockholders as to how such stockholders should vote with respect to Proposal 1 or the matters related thereto.

      In arriving at its opinion, Merrill Lynch, among other things:

(1) reviewed certain publicly available business and financial information relating to us that Merrill Lynch deemed to be relevant;

(2) reviewed certain information and financial and operating projections and assumptions, relating to the businesses, earnings, cash flow, assets, liabilities and prospects of the EG&G businesses, furnished to Merrill Lynch by our senior management and the senior management of the EG&G businesses;

(3) conducted discussions with representatives and members of our senior management and representatives and members of the senior management and representatives of the EG&G businesses concerning the above two matters, as well as their respective businesses and prospects before and after giving effect to the EG&G acquisition;

(4) reviewed the financial condition and results of operations of the EG&G businesses and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

(5) compared the proposed financial terms of the mergers with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant;

(6) participated in discussions and negotiations among our representatives and financial and legal advisors and representatives of the EG&G businesses and their financial and legal advisors;

(7) reviewed the potential pro forma impact of the EG&G acquisition on us;

(8) reviewed the merger agreement, the Certificate of Designations for the Series D Stock and the Certificate of Designations for the Series E Stock; and

(9) conducted such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of our assets or liabilities or those of the EG&G businesses or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch has not assumed any obligation to conduct, nor has it conducted, any physical inspection of our properties or facilities or those of the EG&G businesses. With respect to the financial and operating projections, analyses and assumptions furnished to or discussed with Merrill Lynch by us or the EG&G businesses, Merrill Lynch assumed that all such information had been reasonably prepared and reflected the best estimates and judgments of our senior management and the senior management of the EG&G businesses available as of the date of the opinion as to our expected future financial and operating performance and the expected future financial and operating performance of the EG&G businesses and the combined entity. Merrill Lynch expressed no view with respect to such forecasts, analyses and assumptions and has made no independent investigation of any legal matters or accounting advice given to us or to the EG&G businesses and our respective boards of directors, including, without limitation, advice as to the accounting and tax consequences of the EG&G acquisition.

      Merrill Lynch’s fairness opinion is necessarily based on market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. For the purpose of rendering its opinion, Merrill Lynch assumed that (i) the EG&G acquisition would be consummated in a timely manner in accordance with the terms set forth in the merger agreement and in all related documents and instruments (collectively, the “Documents”) in all respects material to Merrill Lynch’s analysis, (ii) the executed versions of the Documents would not differ from the drafts reviewed by Merrill Lynch in any respect that is material to Merrill Lynch’s analysis, (iii) the representations and warranties of each party in the merger agreement were true and correct, (iv) each party to the Documents would perform all of the covenants and agreements required to be performed by such party under the relevant Documents, (v) all conditions to the consummation of the EG&G acquisition would be satisfied without waiver thereof, (vi) our stockholders would approve the issuance of shares of common stock upon conversion of the shares of Series D Stock delivered by us in connection with the EG&G acquisition prior to February 18, 2003, and (vii) the EG&G acquisition would qualify as tax-free reorganizations for United States federal income tax purposes. Merrill Lynch also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the EG&G acquisition, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the future results of operations or financial condition of us, the EG&G businesses or the combined entity, as the case may be, or on the contemplated benefits of the EG&G acquisition.

      In preparing its opinion to our board of directors, Merrill Lynch performed financial and comparative analyses, including those described below. The summary of analyses set forth in this proxy statement does not purport to be a complete description of the analyses underlying Merrill Lynch’s fairness opinion or the presentation made by Merrill Lynch to our board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to us, the EG&G businesses or the EG&G acquisition, nor is an evaluation of the results of such analyses entirely mathematical, rather it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

      In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create an incomplete view of the process underlying its opinion.

      In performing these analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control or the control of Merrill Lynch or the EG&G businesses. The estimates contained in the analyses performed by Merrill Lynch and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch’s fairness opinion was among several factors taken into consideration by our board of directors in making its determination to approve the merger agreement and the EG&G acquisition. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of our board of directors or our management with respect to the fairness of the consideration paid in connection with the EG&G acquisition.

      The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its July 16, 2002 opinion. Some of the financial analyses described below include information presented in tabular format. In order to understand fully Merrill Lynch’s financial analyses, the tables must be read together with the text of the summary. Considering the data set forth below in tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, would create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

Publicly Traded Comparable Company Analysis

      Merrill Lynch compared publicly available financial, operating and stock market information and forecasted financial information for the EG&G businesses and selected publicly traded companies in the United States that provide outsourcing services primarily to the United States federal government and were considered by Merrill Lynch to be reasonably comparable to us for the purposes of this analysis. These selected comparable companies were:

•	Titan Corporation

•	CACI International Inc.

•	Anteon International Corporation

•	SRA International, Inc.

•	PEC Solutions, Inc.

•	ManTech International Corporation

•	Tier Technologies Inc.

•	Dynamic Research Corp.

      For the selected comparable companies Merrill Lynch derived, among other things:

•	the multiple of each company’s closing common share price on July 12, 2002, to (1) estimated 2002 earnings per share (“EPS”) and (2) estimated 2003 EPS; and

•	the multiple of each company’s enterprise value (defined as market value of common equity, plus book value of debt, preferred equity and minority interest less cash) based on public information available as of July 12, 2002 to (1) estimated 2002 earnings before interest, taxes, depreciation, amortization, certain non-cash items and certain non-recurring items (“EBITDA”) and (2) if available, estimated 2003 EBITDA.

      Forecasted EPS information for the comparable companies was based on information published as of July 11, 2002 by First Call Corporation, which compiles summaries of financial forecasts made by various investment banking firms. EBITDA information was based on equity research reports published by certain investment banks and was adjusted for a December end of each company’s fiscal year. All per share calculations were based on the number of fully diluted shares outstanding using the treasury method of accounting.

      The following table sets forth the results of these analyses:

Comparable Companies Multiples

	Range	Mean	Median

Multiple of closing common share price to:
(1) 2002 estimated EPS	19.5x – 33.1x	27.0x	27.5x
(2) 2003 estimated EPS	15.4x – 26.7x	21.8x	23.3x
Multiple of enterprise value to:
(1) 2002 estimated EBITDA	11.0x – 18.1x	13.7x	13.2x
(2) 2003 estimated EBITDA	9.1x – 13.3x	11.2x	11.4x

      Merrill Lynch derived the implied ranges of the enterprise value of the EG&G businesses based on ranges of the multiples derived for the comparable companies and compared such ranges to the enterprise value accorded to the EG&G businesses in Merrill Lynch’s analyses. For its implied enterprise value analysis, Merrill Lynch selected conservative ranges of the multiples such that the upper limit of each range was lower than both the median and the mean of the comparable companies multiples. For the EG&G businesses, Merrill Lynch used estimates of 2002 and 2003 net income of $22.2 million and $25.4 million respectively and estimates of 2002 and 2003 EBITDA of $49.7 million and $55.3 million respectively, in each case provided by our senior management and the senior management of the EG&G businesses. Merrill Lynch assumed that the EG&G businesses had net debt of $165 million and adjusted the valuations for certain consolidation savings and non-recurring items. The following table sets forth the results of these analyses:

			EG&G
			Businesses
			Implied
	Range of		Enterprise
	Multiples		Value

	Low	High	Low	High

			(In millions)
Multiple of closing common share price to:
(1) 2002 estimated EPS	23x	26x	$676	$742
(2) 2003 estimated EPS	18x	21x	$622	$698
Multiple of enterprise value to:
(1) 2002 estimated EBITDA	10x	12x	$497	$596
(2) 2003 estimated EBITDA	8x	10x	$442	$553

     Acquisition Comparable Analysis

      Merrill Lynch reviewed certain available information relating to ten merger and acquisition transactions that were announced after March 1999 and involved publicly traded companies in the United States that derived a significant portion of their revenues from services provided to the United States federal government. The transactions selected by Merrill Lynch were the following (in each case, the name of the target company is listed first and the name of the acquiring company is listed second):

•	TRW Inc./ Northrop Grumman Corporation

•	BTG, Inc./ Titan Corporation

•	Lockheed Martin IMS Corporation/ Affiliated Computer Services, Inc.

•	Federal Data Corporation/ Northrop Grumman Corporation

•	Comptek Research, Inc./ Northrop Grumman Corporation

•	GRC International, Inc./ AT&T Corp.

•	Advanced Communication Systems Inc./ Titan Corporation

•	Nichols Research Corporation / Computer Science Corporation

•	GTE Corporation (three business units)/ General Dynamics Corporation

•	Analysis & Technology, Inc./ Anteon International Corporation

      With respect to certain financial information for the companies involved in the selected merger and acquisition transactions, Merrill Lynch relied on information available in public documents and equity research reports published by certain investment banks.

      With respect to each selected transaction, Merrill Lynch derived the following:

•	the multiple of the equity value of the target company paid in the acquisition to (1) the book value of the target company’s common stock, if available and (2) the net income of the target company for the last twelve-month period prior to the announcement of the transaction, if available; and

•	the multiple of the enterprise value of the target company paid in the acquisition to (1) EBITDA, (2) earnings before income tax and (3) sales, in each case for the last twelve-month period prior to the announcement of the transaction for which financial results were available.

      The following table sets forth the results of these analyses:

Comparable Transactions

	Range	Mean	Median

Multiple of target equity value to:
(1) target net income for the last twelve-month period prior to announcement	22.4x – 37.6x	29.1x	28.4x
(2) target book value	2.2x – 4.7x	3.2x	3.2x
Multiple of target enterprise value to:
(1) target EBITDA for the last twelve-month period prior to announcement	7.8x – 14.5x	11.0x	11.2x
(2) target earnings before income tax for the last twelve-month period prior to announcement	11.2x – 22.8x	15.5x	15.0x
(3) target sales for the last twelve-month period prior to announcement	0.5x – 1.3x	1.0x	1.0x

      Merrill Lynch derived the implied range of the enterprise value of the EG&G businesses based on a range of the values of target EBITDA multiples derived for the comparable transactions and compared such range to the enterprise value accorded to the EG&G businesses in Merrill Lynch’s analyses. For its implied enterprise value analysis, Merrill Lynch selected a conservative range of the target EBITDA multiples such that the upper limit of the range was slightly above the median of the target EBITDA multiples in the comparable transactions. For the EG&G businesses, Merrill Lynch used EBITDA of $47 million for the last twelve-month period prior to July 31, 2002. Merrill Lynch assumed that the EG&G businesses had net debt of $165 million and adjusted the valuations for certain consolidation savings and non-recurring items.

      The following table sets forth the results of this analysis:

EG&G
Businesses
	Range of		Implied
	EBITDA		Enterprise
	Multiples		Value

	Low	High	Low	High

(In millions)
Multiple of enterprise value to target EBITDA for the last twelve-month period prior to July 31, 2002	9.5x	11.5x	$447	$541

     Discounted Cash Flow Analysis

      Merrill Lynch performed discounted cash flow analyses based on information provided by our management. Merrill Lynch calculated a range of the implied enterprise value of the EG&G businesses based upon the sum of the discounted net present value of the EG&G businesses’ stream of projected free cash flows between August 1, 2002 and December 31, 2006, plus the discounted net present value of the EG&G businesses’ terminal value based on a range of multiples of their projected EBITDA for the fiscal year ending December 31, 2006. For this analysis Merrill Lynch used a range of discount rates from 10.0% to 12.0% (which rates were based on a weighted average cost of capital analysis of certain companies comparable to the EG&G businesses) and terminal value multiples of 2006 EBITDA ranging from 9.5x to 11.5x.

      Merrill Lynch also calculated a range of the implied enterprise value of the EG&G businesses based upon the sum of the discounted net present value of the EG&G businesses’ stream of projected free cash flows assuming perpetual growth of the EG&G businesses. For this analysis Merrill Lynch used a range of discount rates from 10.0% to 12.0%, based on a weighted average cost of capital analysis of certain companies comparable to the EG&G businesses, and perpetual growth rates raging from 4.0% to 5.0%.

      Based upon estimates provided by our management, Merrill Lynch also performed its discounted cash flow analyses taking into account certain the pre-tax synergies expected to result from the consummation of the mergers. These discounted cash flow valuations were calculated based on the assumptions outlined above and assumed pre-tax synergies of $3.1 million in 2002 and $15 million in each year thereafter.

      Merrill Lynch derived the following ranges of the implied enterprise value of the EG&G businesses based upon its cash flow analyses and compared them to the enterprise value accorded to the EG&G businesses in Merrill Lynch’s analyses:

	Enterprise Value
	Range (Excluding
	Expected
	Synergies)
			Upper Limit of Enterprise Value Range
	Low	High	(Including Expected Synergies)

			(In millions)
	(In millions)
Terminal Value Analysis	$455.3	$573.6	$718
Perpetual Growth Analysis	$313.8	$487.1	$651

      In both analyses Merrill Lynch assumed that the EG&G businesses had net debt of $165 million and adjusted the valuations for certain consolidation savings and non-recurring items.

     Other Factors

      We retained Merrill Lynch based upon Merrill Lynch’s experience and expertise in transactions similar to the mergers. Merrill Lynch is an internationally recognized investment banking business and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      Pursuant to the terms of the engagement letter between us and Merrill Lynch, we have paid a fee of approximately $4,000,000 to Merrill Lynch for its financial advisory services in connection with the EG&G acquisition. We have also agreed to reimburse Merrill Lynch for all reasonable out-of-pocket expenses incurred by Merrill Lynch in performing its services, provided that such expenses may not exceed $100,000 without our prior written consent. We have also agreed to indemnify Merrill Lynch and certain related persons and entities against certain liabilities arising out of or in conjunction with the services rendered by Merrill Lynch under its engagement, including certain liabilities under federal securities laws.

      Merrill Lynch and its affiliates have, in the past, provided financial advisory, financing and investment banking services to us and certain affiliates of the EG&G businesses unrelated to the EG&G acquisition and may continue to do so in the future and have received, and may receive, fees for rendering such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of our common stock and other of our securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or a short position in such securities.

Interests of Certain Persons in the Merger

     George R. Melton’s Employment Agreement

      George Melton, the former Chief Executive Officer and President of EG&G Technical Services, Inc., entered into an employment agreement with us which became effective following the closing of the EG&G acquisition. Under the terms of Mr. Melton’s employment agreement, he is currently serving as the President of our EG&G Division. Mr. Melton’s agreement provides a base salary at an annual rate of $500,000 or at such higher rate as URS may determine from time to time with a target bonus under our annual bonus plan of up to 80% of his annual base salary. Mr. Melton’s agreement calls for a sign-on bonus of $200,000, which was paid to Mr. Melton upon commencement of his employment with us and must be reimbursed if Mr. Melton voluntarily terminates his employment for certain reasons before completing one year of employment. Mr. Melton is eligible to participate in our stock option and equity based incentive compensation plans. Under the terms of his agreement, upon the date of commencement of Mr. Melton’s employment, Mr. Melton received an initial grant of an option to purchase 50,000 shares of common stock that will vest ratably over four years from the date of grant, and he received an initial grant of 25,000 shares of restricted stock that will vest ratably over four years from the date of grant.

      On August 23, 2002, Mr. Melton accepted his appointment as a member of our Board of Directors.

Indemnification

      Under the terms of the merger agreement, we agreed to cause the surviving corporations in the mergers of EG&G and Lear Siegler to indemnify any person who was a director or officer of EG&G or Lear Siegler, or their respective subsidiaries, on or prior to the date of the mergers, to the extent provided under their respective certificates of incorporation or bylaws in effect on July 16, 2002, with respect to all acts or omissions before the closing of the EG&G acquisition by the directors and officers of EG&G and Lear Siegler in their capacities as such.

SELECTED HISTORICAL FINANCIAL DATA OF URS

      The selected financial information presented below as of and for (i) each of the five years ended October 31, 2001 is derived from our audited consolidated financial statements and (ii) each of the nine-months ended July 31, 2002 and 2001 is derived from our unaudited financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in our unaudited consolidated financial statements. The nine-month results are not necessarily indicative of the results that may be expected for the full fiscal year. The selected financial information reflects the June 1999 acquisition of Dames & Moore Group, which was accounted for under the purchase accounting method. The selected financial information for URS should be read in conjunction with the other information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended October 31, 2001 and our financial statements and the accompanying notes thereto, and other financial and statistical data included in our quarterly report on Form 10-Q for the quarter ended July 31, 2002.

											Nine Months Ended
	Year Ended October 31,										July 31,

	1997		1998		1999		2000		2001		2001		2002

					(Audited)
											(Unaudited)

					(In thousands, except ratio data)
Statement of Operations Data:
Revenues	$406,451		$805,946		$1,418,522		$2,205,578		$2,319,350		$1,652,818		$1,691,345
Expenses:
Direct operating	241,002		478,640		854,520		1,345,068		1,393,818		986,995		1,017,045
Indirect, general and administrative	141,442		277,065		463,132		697,051		755,791		545,977		556,358
Interest expense, net	4,802		8,774		34,589		71,861		65,589		50,736		37,008

Total operating expenses	387,246		764,479		1,352,241		2,113,980		2,215,198		1,583,708		1,610,411

Income before taxes	19,205		41,467		66,281		91,598		104,152		69,110		80,934
Income tax expense	7,700		18,800		29,700		41,700		46,300		31,100		32,370

Net income	11,505		22,667		36,581		49,898		57,852		38,010		48,564
Preferred stock dividend	—		—		3,333		8,337		9,229		6,771		5,939

Net income available for common stockholders	11,505		22,667		33,248		41,561		48,623		31,239		42,625
Other comprehensive income, net of tax:
Foreign currency translation adjustments	—		—		197		(2,609)		(1,550)		(686)		121

Comprehensive income	$11,505		$22,667		$33,445		$38,952		$47,073		$30,553		$42,746

Cash Flow Data:
Cash from operations	$12,535		$40,790		$8,753		$11,024		$47,050		$15,225		$105,347
Cash provided (used) in investing	(5,127)		(49,138)		(336,415)		9,469		(16,248)		(19,085)		(46,255)
Other Data:
Depreciation and amortization(1)	$7,927		$17,914		$32,177		$41,829		$42,143		$31,324		$23,081
Capital expenditures	5,127		12,201		20,248		15,885		19,778		19,085		46,255
Backlog(2) (unaudited)	470,400		675,000		1,260,000		1,656,500		1,684,100		1,655,400		1,639,800
Ratio of earnings to fixed charges(3) (unaudited)	3.0	x	3.l	x	2.0	x	1.7	x	1.8	x	1.7	x	2.0	x

						Nine Months Ended
	Year Ended October 31,					July 31,

	1997	1998	1999	2000	2001	2001	2002

			(Audited)
						(Unaudited)

			(In thousands, except ratio data)
Balance Sheet Data (at end of period):
Working capital	$63,236	$130,969	$366,125	$394,560	$427,417	$437,744	$431,164
Accounts receivable, net	117,992	239,623	665,961	709,005	745,179	751,030	717,308
Total assets	210,091	451,704	1,444,525	1,427,134	1,463,376	1,458,268	1,487,800
Total debt	48,049	116,016	688,380	648,351	631,129	656,203	594,842
Preferred stock	—	—	103,333	111,013	120,099	117,744	——
Stockholders’ equity	77,151	166,360	207,169	257,794	322,502	298,169	514,709

(1)	Depreciation and amortization includes amortization of debt issuance costs for fiscal 1997 but not for any periods thereafter.

(2)	Backlog consists of the amount billable at the end of the periods indicated for future services under signed and funded contracts, including the full term of multi-year government contracts for which funds must be appropriated on an annual basis. We may not calculate backlog in the same manner as other comparable companies.

(3)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before taxes plus fixed charges (excluding preferred stock dividends). Fixed charges consist of interest expense, the amortization of debt discount, preferred stock dividends, accretion requirements and such portion of rental expense that is attributable to interest.

SELECTED HISTORICAL FINANCIAL DATA OF THE EG&G BUSINESSES

      The selected financial information below for EG&G as of and for the periods ended December 28, 1997, January 3, 1999, December 31, 1999, December 31, 2000 and December 28, 2001 are derived from the audited consolidated financial statements of EG&G. The selected financial information below for EG&G as of and for the period ended August 19, 1999 is derived from the unaudited consolidated financial statements of EG&G. The selected financial information below for Lear Siegler as of and for the periods ended December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001 are derived from the audited consolidated financial statements of Lear Siegler. The selected financial information below for Lear Siegler as of and for the period ended September 16, 1997 is derived from the unaudited consolidated financial statements of Lear Siegler.

      The selected financial information presented below for the EG&G businesses as of and for the six months ended June 30, 2001 and 2002 is derived from their respective unaudited consolidated financial statements. In the opinion of management of the EG&G businesses, all adjustments considered necessary for a fair presentation have been included in their unaudited consolidated financial statements. The six-month results are not necessarily indicative of the results that may be expected for the full fiscal year. The selected financial information for the EG&G businesses should be read in conjunction with the EG&G businesses’ respective financial statements and the accompanying notes thereto, and other financial and statistical data included in Annex C to this proxy statement.

      On August 20, 1999, EG&G (formerly known as ETS Acquisition Corp., a wholly owned subsidiary of Carlyle-EG&G Holdings Corp.) acquired certain assets and liabilities from Perkin Elmer. The historical EG&G financials presented for all periods prior to August 20, 1999 reflect the performance of EG&G under the prior ownership (the “EG&G Predecessor”) and therefore historical financial information for periods on or prior to August 20, 1999 may not be comparable to periods after August 20, 1999.

      On September 16, 1997, LSS Holdings, L.L.C. acquired Lear Siegler in a merger with UNC Aviation Services, Inc. The historical Lear Siegler financials presented for the period prior to September 17, 1997 reflect the performance of Lear Siegler under the prior ownership (the “Lear Predecessor”) and therefore historical financial information for periods on or prior to September 17, 1997 may not be comparable to periods after September 17, 1997.

			Period
			Beginning
			January 4,	Period
	Year	Year	1999 and	Beginning			Six	Six
	Ended	Ended	Ending	August 20	Year	Year	Months	Months
	December 28,	January 3,	August 19,	and Ending	Ended	Ended	Ended	Ended
	1997	1999	1999	December 31,	December 31,	December 28,	June 30,	June 30,
				1999	2000	2001	2001	2002
	EG&G	EG&G	EG&G
	Predecessor	Predecessor	Predecessor	EG&G	EG&G	EG&G	EG&G	EG&G

	(Audited)	(Audited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)

	(In thousands)
Statement of Operations Data:
Revenues	$362,355	$421,833	$299,652	$168,249	$486,108	$542,530	$255,493	$259,248
Gross margins	40,669	52,052	37,388	17,958	57,270	61,108	31,659	30,961
Operating income (loss)	16,598	24,811	19,201	6,146	11,815	16,794	8,615	12,592
Net income (loss)	10,887	16,346	15,049	30	(2,680)	2,636	886	6,024
Cash Flow Data:
Cash from operations	$11,041	$11,208	$10,675	$11,035	$257	$20,061	$9,786	$8,083
Cash provided (used) in investing	(1,046)	(1,978)	(1,341)	(487)	27	(1,292)	(525)	(514)
Other Data:
Depreciation and amortization	$1,810	$1,806	$912	$4,052	$11,556	$11,545	$5,742	$608
Capital expenditures	1,046	1,978	1,341	487	1,916	1,492	525	514

			Period
			Beginning
			January 4,	Period
	Year	Year	1999 and	Beginning			Six	Six
	Ended	Ended	Ending	August 20	Year	Year	Months	Months
	December 28,	January 3,	August 19,	and Ending	Ended	Ended	Ended	Ended
	1997	1999	1999	December 31,	December 31,	December 28,	June 30,	June 30,
				1999	2000	2001	2001	2002
	EG&G	EG&G	EG&G
	Predecessor	Predecessor	Predecessor	EG&G	EG&G	EG&G	EG&G	EG&G

	(Audited)	(Audited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)

	(In thousands)
Balance Sheet Data (at end of period):
Working capital	$15,696	$22,758	$18,675	$21,466	$24,221	$18,278	$25,374	$18,161
Accounts receivable, net	50,919	62,374	71,635	73,947	80,918	86,920	70,425	77,643
Total assets	63,917	75,207	237,151	308,346	301,923	300,260	297,078	288,571
Total debt	—	—	—	155,200	144,850	128,776	139,420	118,094
Cash and cash equivalents	1,491	1,367	(7,260)	5,748	682	4,560	4,513	2,348
Stockholder’s equity	19,760	26,752	187,257	94,330	96,650	101,547	97,462	107,941

	Period	Period
	Beginning	Beginning
	January 1,	September 17,
	1997 and	1997 and	Year	Year	Year	Year	Six Months	Six Months
	Ending	Ending	Ended	Ended	Ended	Ended	Ended	Ended
	September 16,	December 31,	December 31,	December 31,	December 31,	December 31,	June 30,	June 30,
	1997	1997	1998	1999	2000	2001	2001	2002

	Lear	Lear	Lear	Lear	Lear	Lear	Lear	Lear
	Predecessor	Predecessor	Siegler	Siegler	Siegler	Siegler	Siegler	Siegler

	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)

	(In thousands)
Statement of Operations Data:
Revenues	$209,054	$84,784	$318,952	$342,925	$316,261	$335,024	$158,157	$190,511
Gross margins	11,872	7,880	21,455	24,102	27,968	15,409	11,934	11,490
Operating income (loss)	3,953	5,567	11,981	8,813	9,812	(2,032)	2,120	3,144
Net income (loss)	2,197	1,138	(319)	1,464	2,434	(4,911)	(311)	1,151
Cash Flow Data:
Cash from operations	$719	$3,267	$24,886	$12,030	$2,695	$(8,129)	$(8,555)	$12,173
Cash used in investing	(26)	(101)	(265)	(824)	(466)	(2,818)	(1,475)	(935)
Other Data:
Depreciation and amortization	$1,294	$1,561	$5,508	$5,493	$5,525	$5,775	$2,817	$509
Capital expenditures	26	101	265	824	466	2,818	1,475	935
Balance Sheet Data (at end of period):
Working capital	$17,834	$38,567	$14,471	$15,764	$11,907	$9,748	$13,249	$1,253
Accounts receivable, net	45,430	42,557	53,391	53,322	51,973	66,845	68,938	60,057
Total assets	88,103	149,821	132,244	132,998	124,144	146,405	133,178	142,356
Total debt	—	76,879	51,375	45,000	37,375	46,436	45,518	37,620
Cash and cash equivalents	73	7,553	2,476	7,407	1,959	109	72	2,219
Stockholders’ equity	21,619	37,728	37,409	38,973	41,355	36,480	41,045	37,320

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

      The following table presents comparative historical net income and book value per share data for us and for the EG&G businesses, unaudited pro forma per share data for us and the EG&G businesses as a combined company after giving effect to the acquisition of the EG&G businesses using the purchase method of accounting assuming the acquisition had occurred as of October 31, 2001, and the EG&G businesses’ equivalent pro forma per share data. The following data for us and for the EG&G business assumes that 5.30 shares of URS common stock will be issued in exchange for each share of EG&G common stock in connection with the acquisition and that 0.40 of a share of URS common stock will be issued in exchange for each share of Lear Siegler common stock in connection with the acquisition (in each case, assuming conversion of the Series D Stock into common stock). Amounts presented below are derived from financial statements, audited and unaudited, appearing elsewhere in this proxy statement and in our annual report on Form 10-K for the year ended October 31, 2001, our quarterly report on Form 10-Q for the quarter ended July 31, 2002, and our Form 8-K/A filed on November 5, 2002. The unaudited pro forma combined per share data also assumes the conversion of all outstanding Series D Stock into common stock which is pending stockholder approval.

      The pro forma data is presented for informational purposes and does not purport to be indicative of the results of future operations or the results that would have occurred had the acquisition been consummated at the beginning of 2001. The information set forth below should be read in conjunction with the historical financial statements and notes thereto of URS incorporated in this proxy statement by reference and the historical financial statements and notes thereto of EG&G and Lear Siegler that are included in Annex C to this proxy statement. Neither we nor the EG&G businesses have paid cash dividends for any of the periods presented.

	URS Corporation		EG&G		Lear Siegler

				Equivalent		Equivalent
	Historical	Pro Forma	Historical	Pro Forma(1)	Historical	Pro Forma(2)

Diluted income per share attributable to common stockholders:
Nine months ended July 31, 2002	$1.86	$1.35	$5.86	$7.16	$(0.64)	$0.54
Year ended October 31, 2001	$2.41	$2.07	$2.35	$10.97	$(1.30)	$0.83
Book value per share as of July 31, 2002(3)	$20.50	$20.75	$102.56	$109.98	$10.34	$8.30

(1)	EG&G equivalent pro forma per share data is computed by multiplying URS pro forma per share data by the EG&G exchange ratio of 5.30.

(2)	Lear Siegler equivalent pro forma per share data is computed by multiplying URS pro forma per share data by the Lear Siegler exchange ratio of 0.40.

(3)	URS historical book value per share is computed by dividing URS stockholders equity by the number of shares of URS common stock outstanding at the end of the period. EG&G historical book value per share is computed by dividing EG&G stockholders equity by the number of shares of EG&G common stock outstanding at the end of the period. Lear Siegler historical book value per share is computed by dividing Lear Siegler stockholders equity by the number of shares of Lear Siegler common stock outstanding at the end of the period. Pro forma book value per share is computed by dividing pro forma stockholders equity by the pro forma number of shares of URS common stock outstanding at the end of the period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE EG&G BUSINESSES

Overview

      This Management’s Discussion and Analysis (“MD&A”) covers the fiscal years ended 1999, 2000 and 2001 as well as the six-month period ended June 2002 for EG&G Technical Services, Inc. and Subsidiary (“EG&G”) and Lear Siegler Services, Inc. and Subsidiaries (“Lear Siegler”) (collectively, the “EG&G businesses”)

      The EG&G businesses provide technical operations and maintenance services to the U.S. government, including NASA, the Departments of Justice, Energy and Transportation and the military. The services of the EG&G businesses include the management of military bases and ranges, logistics and distribution center operations, program management and acquisition support for weapons systems, system integration, upgrading and maintaining military equipment, flight training for military pilots and other services related to global threat reduction and homeland defense.

Results of Operations for EG&G

Six Months Ended June 30, 2002 vs. June 30, 2001

      EG&G’s revenues for the six months ended June 30, 2002 were $259.2 million, an increase of $3.8 million, or 1.5%, from the amount reported for the same period last year. This increase was attributable to favorable performance and increased scope on existing contracts. This increase was partially offset due to work performed under a joint venture contract that was being performed as a prime contract by EG&G in 2001. From February to June of 2002, none of the revenues under the contract were included in EG&G revenue because EG&G owned only 50% of the joint venture and did not exercise control over the joint venture.

      EG&G’s direct costs for the six months ended June 30, 2002 were $228.3 million, an increase of $4.5 million, or 2.0%, from the amount reported for the same period last year due to a combination of costs associated with sales increase and higher costs on the fixed price contracts.

      EG&G’s operating income for the six months ended June 30, 2002, was $12.6 million, an increase of $4.0 million, or 46.5%, from the amount reported for the same period last year as a result of a decrease in general and administrative expenses of $4.7 million. This decrease was caused by reduced spending related to bids and proposals in the Department of Energy marketplace.

      EG&G’s net income for the six months ended June 30, 2002, was $6.0, an increase of $5.1 million, or 579.9%, from the amount reported for the same period last year. EG&G’s net income was further increased by a drop in interest expense of $2.8 million and an increase in joint venture income of $1.8 million. EG&G’s taxes increased in 2002 by $3.4 million.

Fiscal Year Ended 2001 vs. 2000

      EG&G’s revenues in 2001 were $542.5 million, an increase of $56.4 million, or 11.6%, from the amount reported for 2000. A full year of the ServMart contract resulted in a $23 million increase, and the balance of the increase was related to increased scope of a number of existing contracts.

      EG&G’s direct costs in 2001 were $481.4 million, an increase of approximately $52.6 million, or 12.3%, from the amount reported for 2000, commensurate with the increase in revenues.

      EG&G’s operating income in 2001 was $16.8 million, an increase of $5.0 million, or 42.1%, from the amount reported for 2000. The increase was due to an increase in revenues and an improvement in the profitability of the fixed price contracts at KDC and Marshall Space Flight Center.

      EG&G’s net income in 2001 was $2.6 million, an increase of $5.3 million, or 198.4%, from the amount reported for 2000. The increase in operating income of $5.0 million plus a reduction in interest expense of $4.1 million was offset partially by an increase in the tax provision of $2.6 million and a reduction in joint venture income of $1.2 million.

Fiscal Year Ended 2000 vs. 1999

      EG&G’s revenues in 2000 were $486.1 million, an increase of $317.9 million, or 188.7%, from the amount reported for 1999 as a result of comparing a full year in 2000 to a stub period from August 20, 1999 to December 31, 1999. EG&G was owned by another entity prior to August 20, 1999. Operations for EG&G did not change significantly between 1999 and 2000.

      EG&G’s direct costs in 2000 were $428.8 million, an increase of approximately $278.5 million, or 185.3%, from the amount reported for 1999 due to a full year of direct costs in 2000 compared to approximately four months of costs in 1999.

      EG&G’s operating income in 2000 was $11.8 million, an increase of $5.7 million, or 92.2%, from the amount reported in 1999 due to a full year of operating results in 2000 compared to approximately four months of operating results in 1999.

      EG&G’s net loss in 2000 was $(2.7) million, a decrease of $2.7 million, or 9,033.3%, from the amount reported for 1999 due to the increase in interest expense caused by the reporting period differences and a general rise in interest rates.

Results of Operations for Lear Siegler

Six Months Ended June 30, 2002 vs. June 30, 2001

      Lear Siegler’s revenues for the six months ended June 30, 2002 were $190.5 million, an increase of $32.4 million, or 20.5%, from the amount reported for the same period last year. Approximately $13.7 million of the increase was due to the Sheppard Maintenance contract, with the balance caused by increased maintenance requirements under field services contracts generated by operations in Afghanistan.

      Lear Siegler’s direct costs for the six months ended June 30, 2002 were $179.0 million, an increase of $32.8 million, or 22.4%, from the amount reported for the same period last year. Costs increased at a slightly higher rate than revenue primarily due to continued start-up costs on the Sheppard Maintenance contract, close-out costs for the wind down of the USAREUR contract and continued legal expenses for the Saudi F-5 contract close-out.

      Lear Siegler’s operating income for the six months ended June 30, 2002 was $3.1 million, an increase of $1.0 million, or 48.3%, from the amount reported for the same period last year. The increase was due to a slight decrease in gross margin, offset by a $2.6 million reduction in goodwill expense as a result of the adoption of SFAS 142.

      Lear Siegler’s net income for the six months ended June 30, 2002 was $1.2 million, an increase of $1.5 million, or 470.1%, from the amount reported for the same period last year. The variance was caused by the combination of the increase in operating income discussed above, a lower interest expense and a higher tax provision.

Fiscal Year Ended 2001 vs. 2000

      Lear Siegler’s revenues in 2001 were $335.0 million, an increase of $18.8 million, or 5.9%, from the amounted reported for 2000. The increase was primarily due to an increase in the number of contracts won during 2001. A full year of revenue from LOGJAMSS and USAREUR helped offset a slight decrease in Contract Field Teams revenues. In addition, two new contracts were started in 2001, PROSII and Sheppard Maintenance, which together added almost $10 million of revenues.

      Lear Siegler’s direct costs in 2001 were $319.6 million, an increase of $31.3 million, or 10.9%, from the amount reported for 2000. Approximately $18.8 million of the cost increase was due to the revenue increase, and the balance was due to contract start-up costs, Lear Siegler’s mix of contracts, legal expenses and reserves associated with the Saudi F-5 lawsuit and other contract dispute reserves.

      Lear Siegler’s operating loss in 2001 was $(2.0) million, a decrease of $11.8 million, or 120.7%, from the amount reported for 2000. Start up problems with the Sheppard maintenance and UFT contracts and lower student volume at Fort Rucker contributed to the decrease. As a result of the completion of the Stewart and Stevenson programs, the profitable mix of business in 2000 was not repeated in 2001. Close-out costs on the Saudi F-5 program, high legal expenses defending litigation actions in Saudi Arabia and the establishment of reserves as a result of court judgments in Saudi Arabia resulted in a $7 million increase in expenses. The write-off of $0.8 million of accounts receivable and the establishment of a $1.0 million reserve for a systems engineering contract dispute were other major reasons for the decrease.

      Lear Siegler’s net loss in 2001 was $(4.9) million, a decrease of $7.3 million, or 301.8%, from the amount reported for 2000 as a result of the operating loss variance mentioned above. The variance was partially offset by a decrease in interest rates and a decrease in income taxes as a result of the operating loss position.

Fiscal Year Ended 2000 vs. 1999

      Lear Siegler’s revenues in 2000 were $316.3 million, a decrease of $26.7 million, or 7.8%, from the amount reported in 1999 as a result of the loss of two programs through recompetition. In 1999, the TH-57 program had $20 million of revenues, and the Saudi F-5 program had $32 million of revenue, but neither program had revenues in 2000. The Field Services business won two new contracts in LOGJAMSS and USAREUR, bringing the $52 million shortfall from lost contracts down to a net decrease of approximately $26 million.

      Lear Siegler’s direct costs in 2000 were $288.3 million, a decrease of $30.5 million, or 9.6%, from the amount reported for 1999. The cost reduction was a direct result of the reduction in revenues and the result of a more profitable mix in the business.

      Lear Siegler’s operating income for 2000 was $9.8 million, an increase of $1.0 million, or 11.3%, from the amount reported for 1999 as a result of a more profitable mix in the business, slightly offset by an increase in general and administrative expenses (“G&A”). The G&A increase was a result of legal expenses associated with litigation in Saudi Arabia.

      Lear Siegler’s net income for 2000 was $2.4 million, an increase of $1.0 million, or 66.3%, from the amount reported for 1999 as a result of the increase in operating income and a slight decrease in interest expense.

SUPPLEMENTARY FINANCIAL INFORMATION FOR THE EG&G BUSINESSES

      The following tables present certain supplementary quarterly unaudited financial information for each of EG&G and Lear Siegler.

	2000				2001				2002

	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	September 30	December 31	March 31	June 30	September 30	December 28	March 31	June 30
	EG&G	EG&G	EG&G	EG&G	EG&G	EG&G	EG&G	EG&G	EG&G	EG&G

					(Unaudited)

	(In thousands, except share data)
Revenues	$119,418	$118,718	$114,642	$133,330	$119,300	$136,193	$140,077	$146,960	$122,931	$136,317
Cost of Services	106,630	104,123	100,467	117,618	104,574	119,260	126,467	131,121	107,775	120,512
Gross Profit	12,788	14,595	14,175	15,712	14,726	16,933	13,610	15,839	15,156	15,805
Net Income (Loss)	556	283	(248)	(3,271)	325	561	1,118	632	2,760	3,264
Shares Outstanding:
Basic	995.610	997.370	997.370	1,021.278	1,021.478	1,024.778	1,027.778	1,028.378	1,047.948	1,052.448
Diluted	1,061.560	1,063.720	1,060.320	1,105.745	1,103.745	1,124.345	1,129.945	1,134.545	1,155.115	1,162.615
Earnings Per Common Share:
Basic	0.56	0.28	(0.25)	(3.20)	0.32	0.55	1.09	0.61	2.63	3.10
Diluted	0.52	0.27	(0.23)	(2.96)	0.29	0.50	0.99	0.56	2.39	2.81

	2000				2001				2002

	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	September 30	December 31	March 31	June 30	September 30	December 31	March 31	June 30
	Lear	Lear	Lear	Lear	Lear	Lear	Lear	Lear	Lear	Lear
	Siegler	Siegler	Siegler	Siegler	Siegler	Siegler	Siegler	Siegler	Siegler	Siegler

					(Unaudited)

	(In thousands, except share data)
Revenues	$75,919	$80,543	$77,600	$82,199	$73,677	$83,660	$80,042	$97,645	$92,805	$97,706
Cost of Services	69,814	73,185	71,024	74,270	69,486	77,216	74,347	98,566	88,121	90,900
Gross Profit	6,105	7,358	6,576	7,929	4,191	6,444	5,695	(921)	4,684	6,806
Net Income (Loss)	183	858	258	1,135	(1,752)	83	349	(3,592)	277	874
Outstanding Shares
Basic	3,610.391	3,610.391	3,610.391	3,610.391	3,610.391	3,610.391	3,610.391	3,610.391	3,610.391	3,610.391
Diluted	3,722.458	3,731.333	3,740.208	3,749.083	3,756.692	3,771.911	3,765.823	3,779.520	3,779.520	3,966.904
Earnings Per Common Share
Basic	0.05	0.24	0.07	0.31	(0.49)	0.02	0.10	(0.99)	0.08	0.24
Diluted	0.05	0.23	0.07	0.30	(0.47)	0.02	0.09	(0.95)	0.07	0.22

INCORPORATION OF OTHER DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The information incorporated by reference is an important part of this proxy statement. We incorporate by reference the documents listed below under Item 13(b), Item 14(b)4; Item 14(b)(8)-(11), and Item 14(c) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934:

•	Annual report on Form 10-K for the year ended October 31, 2001, filed on January 16, 2002;

•	Quarterly report on Form 10-Q for the quarter ended July 31, 2002, filed on September 9, 2002;

•	Form 8-Ks filed on July 26, 2002, August 2, 2002, August 5, 2002, August 19, 2002, September 5, 2002, and September 9, 2002;

•	Form 8-K/ A filed on November 5, 2002;

•	Form 8-K filed on November , 2002; and

•	Form 8-A filed on January 31, 1984.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

URS Corporation

100 California Street, Suite 500
San Francisco, California 94111-4529
Attention: Corporate Secretary
(415) 774-2700

      If so requested, we will provide a copy of the incorporated filings by first class mail or equally prompt means within one business day of our receipt of your request.

      All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this proxy statement and prior to our Special Meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this proxy statement except as so modified or superseded.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

KENT P. AINSWORTH
Secretary

[                    ], 2002

ANNEX A

CERTIFICATE OF DESIGNATIONS

of
SERIES D SENIOR CONVERTIBLE PARTICIPATING
PREFERRED STOCK
of
URS CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

      THE UNDERSIGNED, being the President of URS Corporation, a Delaware corporation (the “Corporation”), does hereby certify that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolution, which resolution remains in full force and effect on the date hereof:

      RESOLVED, that there is hereby established a series of authorized preferred stock, having a par value of $.01 per share, which series shall be designated as “Series D Senior Convertible Participating Preferred Stock” (the “Bridge Preferred Stock”), consisting of 100,000 shares and having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

      1.     Certain Definitions.

      Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

      “Affiliate” means (i) with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, whether through the ownership of equity interests, by contract or otherwise; and (ii) with respect to an individual, in addition to any Person specified in clause (i), the spouse, any parent or any child of such individual and any trust for the benefit of such individual’s spouse, parent or child.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

      “Board of Directors” means the Board of Directors of the Corporation.

      “Bridge Preferred Stock” has the meaning set forth in paragraph 2 below.

      “Business Day” means a day other than a Saturday or Sunday or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Corporation’s Voting Stock), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Corporation or a wholly-owned Subsidiary of the Corporation;

(2) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the holders of the Bridge Preferred Stock, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Corporation, measured by voting power rather than number of shares;

(3) a “change of control” or other similar event shall occur under any issue of Indebtedness with an aggregate principal amount in excess of $50,000,000 of the Corporation or its Subsidiaries;

(4) during any period of twelve (12) consecutive months after the Initial Issue Date, the individuals who at the beginning of any such 12-month period constituted the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that (i) any individual becoming a director whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of the stockholders having the right to designate such director (including, without limitation, the exercise by the holders of Bridge Preferred Stock of their right to elect directors) and (ii) any director whose election to the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by majority vote of the Board of Directors, shall, in each such case, be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate (as those terms are defined in the General Rules and Regulations under the Exchange Act) of any Person (other than Blum Capital Partners, L.P. and its Affiliates) having or proposing to acquire beneficial ownership of twenty-five percent (25%) or more of the Voting Stock of the Corporation, measured by voting power and not by number of shares; or

(5) the approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case after which the individuals and entities who were the respective Beneficial Owners of the Voting Stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, Beneficially Own, directly or indirectly, more than fifty percent (50%) of the Voting Stock, measured by voting power rather than number of shares, of the corporation surviving or resulting from such reorganization, merger or consolidation;

provided that the occurrence of any event identified in clauses (1) through (5) above that would otherwise be treated as a Change of Control shall not constitute a Change of Control hereunder if (i) the Board of Directors, by vote duly taken, and (ii) the holders of a majority of the outstanding shares of Bridge Preferred Stock by written consent shall so determine.

      “Commission” means the United States Securities and Exchange Commission.

      “Common Equity” means all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

      “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

      “Conversion Date” has the meaning set forth in paragraph 5(c) below.

      “Conversion Price” shall initially mean $22.1835, subject to adjustment from time to time pursuant to the terms of paragraph 5 below.

      “Corporation” has the meaning set forth in the recitals above.

      “Current Market Price” means, for a share of Common Stock on any date, the average of Quoted Prices for ten (10) consecutive Trading Days commencing fifteen (15) Trading Days before the date in question.

      “Delivery Date” has the meaning set forth in paragraph 5(c) below.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Indebtedness” of any Person means (a) all liabilities and obligations of such Person, contingent or otherwise (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers’ acceptances, (v) for payment of money relating to leases that are required to be capitalized for financial reporting purposes under generally accepted accounting principles or (vi) evidenced by a letter of credit or reimbursement obligation of such Person with respect to any letter of credit, and (b) all liabilities and obligations of others of the kind described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability or which are secured by the assets or property of such Person.

      “Initial Conversion Date” means the earlier of (i) the date which is 180 calendar days after the Initial Issue Date and (ii) the date on which the Corporation effects any Change of Control.

      “Initial Issue Date” means the date that shares of Bridge Preferred Stock are first issued by the Corporation.

      “Junior Stock” means Common Equity, any other class or series of capital stock of the Corporation (other than the Permanent Preferred Stock) outstanding as of the Initial Issue Date, and any class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Bridge Preferred Stock and any other Parity Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

      “Liquidation Event” means any voluntary or involuntary liquidation, dissolution or other winding up of affairs of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise), and, with respect to any shares of Bridge Preferred Stock the holder of which has so elected in accordance with paragraph 4(e) below, any Optional Liquidation Event.

      “Liquidation Preference” shall mean (i) $467.3343 per share of Bridge Preferred Stock, plus (ii) the aggregate amount of all unpaid dividends on the Bridge Preferred Stock pursuant to paragraph 3 below.

      “Optional Liquidation Event” has the meaning set forth in paragraph 4(f) below.

      “Parity Stock” means the Permanent Preferred Stock and any other class or series of stock of the Corporation authorized after the Initial Issue Date which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Bridge Preferred Stock without preference or priority of one over the other.

      “Permanent Preferred Stock” means the Series E Senior Cumulative Convertible Participating Preferred Stock, $.01 par value per share, of the Corporation.

      “Permanent Preferred Stock Certificate of Designations” means the Certificate of Designations of the Series E Senior Cumulative Convertible Participating Preferred Stock, $.01 par value per share, of the Corporation.

      “Person” means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate or other entity.

      “Quoted Price” means, with respect to Common Stock, (i) the last reported sales price of the Common Stock on the New York Stock Exchange or (ii) if not listed on the New York Stock Exchange, the last reported sales price of the Common Stock on such other principal exchange on which the Common Stock is listed or admitted for trading or (iii) if not listed or admitted for trading on a securities exchange, the last reported sales price for Common Stock as reported by the National Association of Securities Dealers, Inc. Automatic Quotations Systems — National Market System, or (iv) if not so reported or listed or admitted for trading, the last reported bid price of the applicable security in the over-the-counter market. In the event that the Quoted Price cannot be determined as aforesaid, the Board of Directors of the Corporation shall determine the Quoted Price on the basis of such quotations as it in good faith considers appropriate. Such determination may be challenged in good faith by holders of a majority of the shares of Bridge Preferred Stock then outstanding, and any dispute shall be resolved by the determination of an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holders of a majority of the shares of Bridge Preferred Stock, which determination shall be made in good faith at the cost of the party against whom such determination is made, and shall be conclusive absent manifest error.

      “Required Stockholder Approval” means the affirmative vote of a majority of shares of the Common Stock represented in person or by proxy at a meeting of the stockholders of the Corporation in favor of approval of the Stockholder Proposal, provided that the total vote cast on the Stockholder Proposal represents over 50% in interest of all securities entitled to vote on the Stockholder Proposal.

      “Significant Subsidiary” means any Subsidiary of the Corporation that would be a “significant subsidiary” as defined in Regulation S-X promulgated by the Securities and Exchange Commission.

      “Stockholder Proposal” means a proposal that the holders of Common Stock approve the issuance of the shares of Common Stock issuable upon conversion of the Bridge Preferred Shares pursuant to paragraph 5(b) below.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      “Trading Day” means, with respect to any security, any day on which any market in which the applicable security is then traded and in which a quoted price may be ascertained is open for business.

      “Voting Stock” as of any date, and with respect to any corporation, means the capital stock of that corporation that is at the time entitled to vote in the election of the board of directors of that Corporation.

      2.     Number of Shares and Designations. One hundred thousand (100,000) shares of the preferred stock, $.01 par value per share, of the Corporation are hereby constituted as a series of the preferred stock designated as Series D Senior Convertible Participating Preferred Stock (the “Bridge Preferred Stock”).

      3.     Dividends. In the event that the Corporation declares and/or pays any dividend or other distribution on the Common Stock (other than a dividend payable solely in shares of Common Stock), the Corporation shall, at the time of such declaration and payment, declare and pay a dividend or other distribution on the Bridge Preferred Stock consisting of the dividend or distribution that would have been payable on the shares of Common Stock issuable upon conversion of the Bridge Preferred Stock

(assuming the occurrence of the Required Stockholder Approval) if the Bridge Preferred Stock had been converted into Common Stock immediately prior to the record date for such dividend or distribution, or, if no such record was taken, the date as of which the record holders of Common Stock entitled to such dividend or distribution were determined. Any such dividend or distribution declared, or required to be declared or to be paid, on the Bridge Preferred Stock shall be deemed accrued on the Bridge Preferred Stock for all purposes of this Certificate of Designations and shall remain an accrued dividend on the Bridge Preferred Stock for all purposes of this Certificate of Designations until paid.

      4.     Distributions Upon Liquidation, Dissolution or Winding Up.

      (a) In the event of any Liquidation Event, (i) the Bridge Preferred Stock shall rank prior to all other classes and series of the Corporation’s capital stock authorized or outstanding on the Initial Issue Date and (ii) before any payment or distribution of the assets of the Corporation (whether capital or surplus), or any other consideration in connection with such Liquidation Event, shall be made to or set apart for the holders of Junior Stock, the holders of Bridge Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash or property at its fair market value as reasonably determined in good faith by the Board of Directors of the Corporation an amount per share equal to the Liquidation Preference.

      (b) If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share, as provided in paragraph 4(a) above, and the full liquidating payments on all Parity Stock, then the assets of the Corporation or the proceeds thereof shall be ratably distributed among the holders of Bridge Preferred Stock and of any Parity Stock in proportion to the full amounts to which they would otherwise be entitled if all amounts payable thereon were paid in full.

      (c) After the payment of the full Liquidation Preference of the Bridge Preferred as set forth in paragraph 4(a) above, the holders of the Common Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Common Stock equal to (i) the Liquidation Preference paid on behalf of a share of Bridge Preferred pursuant to paragraph 4(a) divided by (ii) the number of shares of Common Stock issuable upon conversion of a share of Bridge Preferred. If, upon any such liquidation, distribution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Common Stock of the amount set forth in this paragraph 4(c), then such assets shall be distributed among the holders of Common Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

      (d) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation upon completion of the distributions and payments required by paragraphs 4(a) and (c) and any other distributions and payments that may be required with respect to any other series of preferred stock that may be authorized after the Initial Issue Date, the remaining assets of the Corporation shall be distributed among the holders of the then outstanding shares of Common Stock and Bridge Preferred Stock, pro rata based on the number of shares of Common Stock held by each such holder. For the purpose of determining the number of shares of Common Stock held by each holder of Bridge Preferred Stock, such holders shall be deemed to hold the number of shares of Common Stock then issuable (assuming the occurrence of the Required Stockholder Approval) upon conversion in full of all shares of Bridge Preferred Stock held by such holder.

      (e) Written notice of any Liquidation Event, stating the payment date or dates when and the place where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the shares of Bridge Preferred Stock at their address as the same shall appear in the records of the Corporation.

      (f) Notwithstanding anything to the contrary in this Certificate of Designations, each holder of Bridge Preferred Stock will be entitled, in its sole discretion, to elect to treat as a Liquidation Event any of the following transactions: any sale or disposition of the Corporation to a third party not an Affiliate of the Corporation, whether by merger, consolidation, sale of all or substantially all of the Corporation’s assets or sale of capital stock, provided that the stockholders of the Corporation immediately prior to such sale or disposition (other than the non-Affiliate third party) do not after such sale or disposition hold at least 50% of the Common Stock of the Corporation (or the successor or transferee entity, as the case may be) (any such transaction, an “Optional Liquidation Event”). Notice shall be sent by or on behalf of the Corporation not more than sixty (60) days nor less than thirty (30) days prior to any Optional Liquidation Event, by first class mail, postage prepaid, to all holders of record of the Bridge Preferred Stock at their respective last addresses as they shall appear on the books of the Corporation (i) describing in reasonable detail the contemplated Optional Liquidation Event, including without limitation the consideration to be paid in connection with such Optional Liquidation Event to the Corporation and/or its stockholders, (ii) stating that such holder is entitled to treat the Optional Liquidation Event as a Liquidation Event, (iii) stating the expected date of the Optional Liquidation Event, (iv) stating the amount that would be payable on each share of Bridge Preferred Stock in a Liquidation Event on such date, and (v) stating the location in the United States where the holder must send notice of its decision to elect to treat the Optional Liquidation Event as a Liquidation Event. In order for the Optional Liquidation Event to be treated as a Liquidation Event with respect to the Bridge Preferred Stock held by any holder, such holder must, prior to such Optional Liquidation Event, notify the Corporation at the location indicated in the Corporation’s notice that such holder elects to have the Corporation treat the Optional Liquidation Event as a Liquidation Event with respect to its shares of Bridge Preferred Stock and the number of shares such holder wishes to have so treated. If any holder delivers to the Corporation such notice of such holder’s election to have the Optional Liquidation Event treated as a Liquidation Event, such Optional Liquidation Event will be treated as a Liquidation Event with respect to all shares of Bridge Preferred Stock with respect to which such election was made, and, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will make distributions on such shares of Bridge Preferred Stock in accordance with paragraphs 4(a) and, if applicable, 4(b) and 4(d) above.

      5.     Conversion Rights.

      (a) If the Required Stockholder Approval has not been obtained prior to the Initial Conversion Date, then, from and after the Initial Conversion Date and until such time as the Required Stockholder Approval is obtained, at the election of the holders of at least a majority of the shares of Bridge Preferred Stock then outstanding, each share of Bridge Preferred Stock shall be converted, without any further action on the part of the Corporation or any holder of Bridge Preferred Stock, into one (1) share of Permanent Preferred Stock. Immediately following such conversion, the rights of the holders of converted Bridge Preferred Stock shall cease and the persons entitled to receive Permanent Preferred Stock upon the conversion of Bridge Preferred Stock shall be treated for all purposes as having become the owners of such Permanent Preferred Stock.

      (b) Upon obtaining the Required Stockholder Approval, each share of Bridge Preferred Stock not already converted pursuant to paragraph 5(a) shall automatically be converted, without any further action on the part of the Corporation or any holder of Bridge Preferred Stock, into a number of shares of Common Stock equal to the Liquidation Preference divided by the Conversion Price. Immediately following such conversion, the rights of the holders of converted Bridge Preferred Stock shall cease and the persons entitled to receive Common Stock upon the conversion of Bridge Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

      (c) If the Bridge Preferred Stock is converted pursuant to paragraph 5(a), such conversion shall be effective for all purposes on the date the Corporation receives notice of such election and if the Bridge Preferred Stock is converted automatically pursuant to paragraph 5(b), such conversion shall be effective for all purposes on the date that the Required Stockholder Approval is obtained (in either case, the “Conversion Date”). Following the Conversion Date, the holder of certificates formerly evidencing shares of Bridge Preferred Stock shall (i) surrender the certificate or certificates evidencing the shares of Bridge Preferred Stock to be converted, duly endorsed at the principal office of the Corporation or transfer agent for the Bridge Preferred Stock, if any, (ii) notify the Corporation in writing of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock or Permanent Preferred Stock, as applicable, to be issued and (iii) pay any transfer or similar tax if required (provided, however, that no such payment shall be required if the Common Stock or Permanent Preferred Stock, as applicable, issuable upon conversion is to be issued in the name of the converting holder of Bridge Preferred Stock). In the case of lost or destroyed certificates formerly evidencing ownership of shares of Bridge Preferred Stock to be surrendered, the holder shall submit such proof of loss or destruction. The date on which the holder satisfies the foregoing requirements is referred to as the “Delivery Date.” As soon as practicable after the Delivery Date, the Corporation shall deliver or shall deliver through its transfer agent a certificate for the number of full shares of Common Stock or Permanent Preferred Stock, as applicable, issuable upon such conversion and a check for any fractional share. Notwithstanding the foregoing, regardless of whether a holder shall have surrendered such holder’s certificates evidencing shares of Bridge Preferred Stock and/or received in respect thereof certificates evidencing shares of Common Stock or Permanent Preferred Stock, as applicable, such holder shall from and after the Conversion Date be treated for all purposes as a record holder of the number of shares of Common Stock or Permanent Preferred Stock, as applicable, into which such holder’s shares of Bridge Preferred Stock shall have been converted until such time as record ownership is transferred and the certificate held by such holder formerly representing ownership of shares of Bridge Preferred Stock shall, until surrendered in exchange for new certificates evidencing shares of Common Stock or Permanent Preferred Stock as contemplated above, be deemed for all purposes to evidence the shares of Common Stock or Permanent Preferred Stock, as applicable, issuable upon conversion of the shares of Bridge Preferred Stock formerly held by such holder. All shares of Common Stock or Permanent Preferred Stock, as applicable, issuable upon conversion of the Bridge Preferred Stock shall be fully paid and nonassessable. Holders of Common Stock issued upon conversion pursuant to paragraph 5(b) shall not be entitled to receive any dividend payable to holders of Common Stock as of any record time before the close of business on the Conversion Date.

      (d) The Corporation shall not issue a fractional share of Common Stock upon conversion of Bridge Preferred Stock. Instead, the Corporation shall deliver a check for an amount equal to the value of the fractional share. The value of a fraction of a share is determined by multiplying the Current Market Price of the Common Stock as of the Conversion Date by the fraction, rounded to the nearest cent. If a holder of Bridge Preferred Stock converts more than one share at a time the number of full shares of Common Stock issuable upon conversion shall be based on the total number of all shares of Bridge Preferred Stock converted.

      (e) A holder delivering Bridge Preferred Stock for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock or Permanent Preferred Stock, as the case may be, on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of Common Stock or Permanent Preferred Stock, as the case may be. Certificates representing shares of Common Stock or Permanent Preferred Stock, as the case may be, will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

      (f) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury and its Permanent Preferred Stock enough shares of Common Stock and Permanent Preferred Stock to permit the conversion of the Bridge Preferred Stock in full into either Common Stock or Permanent Preferred Stock. All shares of Common Stock and Permanent Preferred Stock issued upon conversion of Bridge Preferred Stock shall be fully paid and nonassessable. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock and Permanent Preferred Stock upon conversion of Bridge Preferred Stock and will list the shares of Common Stock on each national securities exchange on which the Common Stock is listed.

      (g) If the Corporation after the Initial Issue Date:

(i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii) combines its outstanding shares of Common Stock into a smaller number of shares; or

(iv) issues by reclassification of its Common Stock any shares of its capital stock;

then the Conversion Price (as in effect immediately prior to such action) shall proportionately be adjusted so that the holder of Bridge Preferred Stock thereafter converted into Common Stock may receive for the same aggregate Conversion Price the aggregate number and kind of shares of capital stock of the Corporation that such holder would have owned immediately following such action if such holder had converted Bridge Preferred Stock immediately prior to such action (assuming the occurrence of the Required Stockholder Approval). The adjustment shall become effective immediately after the record date, in the case of a dividend or distribution, and immediately after the effective date of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If, after an adjustment referred to in clauses (i) through (iv) above, a holder of Bridge Preferred Stock upon conversion of such stock may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine (subject to paragraph 5(m)) the allocation of the Conversion Price between the classes of capital stock. After such allocation, the conversion rights and the Conversion Price with respect to each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this paragraph 5(g).

      (h) In case of any consolidation, amalgamation, arrangement or merger of the Corporation with or into another Person or any merger of another Person with or into the Corporation (other than a transaction to which paragraph 5(g) applies), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, subject to paragraph 4(f) above, each share of Bridge Preferred Stock then outstanding shall, without the consent of the holder of any Bridge Preferred Stock, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock (and other securities, if applicable) into which such Bridge Preferred Stock was convertible immediately prior thereto (assuming such holder of Common Stock (and other securities, if applicable) failed to exercise any rights of election and that the Required Stockholder Approval was obtained). Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Corporation, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental agreement so providing and further providing for adjustments which shall be as equivalent as may be practicable to the adjustments provided for in this paragraph.

      (i) For purposes of any computation respecting consideration received pursuant to a transaction described or contemplated by this paragraph 5, whenever this Certificate of Designations calls for the determination of “fair market value,” such fair market value shall be determined in good faith by the Board of Directors as evidenced by a written resolution thereof, subject to the provisions of paragraph 5(m) below.

      (j) The Corporation shall take no action that would cause any adjustment under this paragraph 5 that would reduce the Conversion Price below the par value of the Common Stock.

      (k) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Bridge Preferred Stock, first class, postage prepaid, a notice of the adjustment and a certificate from the Corporation’s independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to paragraph 5(l) below, the certificate shall be conclusive evidence that the adjustment is correct.

      (l) At least ten (10) days before any Change of Control, the Corporation shall mail to all holders of Bridge Preferred Stock a notice, first class, postage prepaid, stating the proposed record or effective date, as the case may be with respect to such Change of Control.

      (m) Except as otherwise provided in this paragraph, any determination that the Corporation or its Board of Directors must make pursuant to this paragraph 5 shall be conclusive. Whenever the Corporation or its Board of Directors shall be required to make a determination under this paragraph 5, such determination shall be made in good faith and may be challenged in good faith by the holders of a majority of the shares of Bridge Preferred Stock then outstanding (with any shares held by the Corporation or any of its Affiliates not being considered to be outstanding for purposes of this Certificate of Designations), and any dispute shall be resolved, at the non-prevailing party’s expense, by an investment banking firm of recognized national standing selected by the Corporation and reasonably acceptable to such holders of a majority of the shares of Bridge Preferred Stock.

      (n) All shares of Bridge Preferred Stock converted pursuant to this paragraph 5 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than Bridge Preferred Stock.

      (o) The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Bridge Preferred Stock against impairment.

      6.     Voting Rights.

      In addition to any voting rights provided by law, the holders of shares of Bridge Preferred Stock shall have the following voting rights:

(a) On any matter on which the holders of Bridge Preferred Stock are entitled by law or pursuant to this Certificate of Designations to vote separately as a class, each such holder shall be entitled to one vote for each share held, and such matter shall be determined by a majority of the votes cast unless the Delaware General Corporation Law or this Certificate of Designations requires approval by a higher percentage. Such voting right of the holders of the Bridge Preferred Stock may be exercised at any annual meeting of stockholders, any special meeting of stockholders (including any special meeting of holders of such series of stock), or by written consent of the minimum number of shares required to take such action pursuant to Section 228 of the Delaware General Corporation Law.

(b) During such time that the aggregate number of shares of Bridge Preferred Stock outstanding is equal to at least twenty-five percent (25%) of the shares of Bridge Preferred Stock outstanding on the Initial Issue Date (after giving effect to the issuance of all shares of Bridge Preferred Stock issued on the Initial Issue Date), the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the issued and outstanding shares of Bridge Preferred Stock:

(i) amend, modify, alter, repeal or waive the application of (including by way of merger, consolidation, combination or otherwise) any provision of the Certificate of Incorporation or by-laws of the Corporation or any of its Subsidiaries in any manner that adversely affects the powers, rights, preferences or privileges of the holders of the Bridge Preferred Stock or the Permanent Preferred Stock, or enter into any agreement or take any other corporate action (or permit any of its Subsidiaries to enter into any agreement or take any corporate action) which would in any way amend, modify alter, repeal or waive the powers, rights, preferences or privileges of the Bridge Preferred Stock or the Permanent Preferred Stock;

(ii) amend (including by way of merger, consolidation, combination or otherwise) in any respect this Certificate of Designations or the Permanent Preferred Certificate of Designations or subdivide, combine or reclassify the Bridge Preferred Stock or the Permanent Preferred Stock, other than changes in the name of the issuing corporation as contemplated by paragraph 12;

(iii) create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) shares of any class or series of capital stock of the Corporation other than (x) the issuance of shares of Permanent Preferred Stock upon conversion of the Bridge Preferred Stock and (y) the issuance of shares of Junior Stock;

(iv) permit any Subsidiary of the Corporation to create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any class or series of capital stock of such Subsidiary;

(v) redeem, acquire, purchase, defease or otherwise retire for value or make any other payment or distribution in respect of any shares of capital stock of the Corporation or any Subsidiaries of the Corporation, other than (a) any such redemption, acquisition, purchase, retirement or other payment or distribution in respect of the Bridge Preferred Stock, (b) any redemption, acquisition, purchase, retirement or other payment or distribution by any Subsidiary of the Corporation in respect of shares of capital stock of such Subsidiary held by the Corporation or another wholly-owned Subsidiary of the Corporation, (c) to the extent permitted under the terms of the then outstanding Indebtedness of the Corporation and its Subsidiaries, the repurchase from terminated or retired employees of shares of Common Stock or options to purchase Common Stock, in each case, issued under any stock purchase or stock plans or other compensatory arrangements that are approved by the Board of Directors, and (d) the cashless exercise of Options and the surrender by holders of restricted shares of capital stock of the Corporation in payment of any tax liabilities by such holders pursuant to the Stock Plans;

(vi) take any action (or permit any Subsidiary of the Corporation to take any action) that would cause a dividend or other distribution to be received by the holders of Bridge Preferred Stock or Permanent Preferred Stock for federal income tax purposes unless such dividend or other distributions is actually received by such holders in cash; or

(vii) declare or pay any dividends or make any other distributions in respect of Common Stock or any other class of Junior Stock (other than dividends on Common Stock payable solely in additional shares of Common Stock).

      7.     Modification and Waiver. Except as otherwise provided herein, the terms of this Certificate of Designations may be amended and the rights hereunder may be waived only with the consent of holders of a majority of the shares of the Bridge Preferred Stock then outstanding.

      8.     Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

      9.     Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Bridge Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Bridge Preferred Stock and any qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of the Bridge Preferred Stock or qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Bridge Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Bridge Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

      10.     Record Holders. The Corporation and the transfer agent for the Bridge Preferred Stock may deem and treat the record holder of any shares of Bridge Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

      11.     Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations)

with postage prepaid, addressed: if to the Corporation, to its offices at 100 California Street, Suite 500, San Francisco, California 94111, Attention: Secretary or to an agent of the Corporation designated as permitted by this Certificate, or, if to any holder of the Bridge Preferred Stock, to such holder at the address of such holder of the Bridge Preferred Stock as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Bridge Preferred Stock); or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

      12.     Merger or Consolidation of the Corporation. The Corporation shall not merge or consolidate with any other Person, or enter into or effect any reorganization, unless the surviving corporation or other entity resulting from such merger, consolidation or reorganization shall make appropriate provision in connection with such merger, consolidation or reorganization such that, subject to paragraph 4(f) above, (i) the shares of Bridge Preferred Stock outstanding immediately prior to the effective time of such merger, consolidation or reorganization remain outstanding immediately following such merger, consolidation or reorganization or (ii) the shares of Bridge Preferred Stock outstanding immediately prior to the effective time of such merger, consolidation or reorganization shall be converted into an equivalent number of shares of convertible preferred stock of such surviving corporation or other entity having terms identical to the terms of the Bridge Preferred Stock, except that such shares of convertible preferred stock of such surviving corporation or other entity shall be convertible into securities or other property as provided in paragraph 5(h).

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Joseph Masters, its Vice President, this 22nd day of August, 2002.

URS CORPORATION

By:	/s/ JOSEPH MASTERS

Name: Joseph Masters
Title: Vice President

ATTEST:

By:	/s/ KENT P. AINSWORTH

Name: Kent P. Ainsworth
Title: Secretary

ANNEX B

CERTIFICATE OF DESIGNATIONS

of
SERIES E SENIOR CUMULATIVE CONVERTIBLE PARTICIPATING
PREFERRED STOCK
of
URS CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

      THE UNDERSIGNED, being the President of URS Corporation, a Delaware corporation (the “Corporation”), does hereby certify that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolution, which resolution remains in full force and effect on the date hereof:

      RESOLVED, that there is hereby established a series of authorized preferred stock, having a par value of $.01 per share, which series shall be designated as “Series E Senior Cumulative Convertible Participating Preferred Stock” (the “Permanent Preferred Stock”), consisting of one hundred thousand (100,000) shares and having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

      1.     Certain Definitions.

      Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

      “Affiliate” means (i) with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, whether through the ownership of equity interests, by contract or otherwise; and (ii) with respect to an individual, in addition to any Person specified in clause (i), the spouse, any parent or any child of such individual and any trust for the benefit of such individual’s spouse, parent or child.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

      “Board of Directors” means the Board of Directors of the Corporation.

      “Bridge Preferred Stock” means the Series D Senior Convertible Participating Preferred Stock, $.01 par value per share, of the Corporation.

      “Bridge Preferred Stock Certificate of Designations” means the Certificate of Designations of the Series D Senior Convertible Participating Preferred Stock, $.01 par value per share, of the Corporation.

      “Business Day” means a day other than a Saturday or Sunday or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Corporation’s Voting Stock), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Corporation or a wholly-owned Subsidiary of the Corporation;

(2) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the holders of the Permanent Preferred Stock, becomes the Beneficial Owner, directly or indirectly, of more than thirty-five percent (35%) of the Voting Stock of the Corporation, measured by voting power rather than number of shares, unless (a) either TC Group, L.L.C. and its affiliates or Blum Strategic Partners, L.P. and its affiliates holds more than the percentage held by such person or group and neither TC Group, L.L.C. or any of its affiliates nor Blum Strategic Partners, L.P. or any of its affiliates is acting in concert with such person or group or (b) TC Group, L.L.C. and Blum Strategic Partners, L.P. together hold more than the percentage held by such person or group and have agreed to act in concert on all matters pursuant to a written agreement;

(3) a “change of control” or other similar event shall occur under any issue of Indebtedness with an aggregate principal amount in excess of $50,000,000 of the Corporation or its Subsidiaries;

(4) during any period of twelve (12) consecutive months after the Initial Bridge Preferred Issue Date, the individuals who at the beginning of any such 12-month period constituted the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that (i) any individual becoming a director whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of the stockholders having the right to designate such director (including, without limitation, the exercise by the holders of Permanent Preferred Stock of their right to elect directors) and (ii) any director whose election to the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by majority vote of the Board of Directors, shall, in each such case, be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate (as those terms are defined in the General Rules and Regulations under the Exchange Act) of any Person (other than Blum Capital Partners, L.P. and its Affiliates) having or proposing to acquire beneficial ownership of twenty-five percent (25%) or more of the Voting Stock of the Corporation, measured by voting power and not by number of shares; or

(5) the approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case after which the individuals and entities who were the respective Beneficial Owners of the Voting Stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, Beneficially Own, directly or indirectly, more than fifty percent (50%) of the Voting Stock, measured by voting power rather than number of shares, of the corporation surviving or resulting from such reorganization, merger or consolidation;

provided that the occurrence of any event identified in clauses (1) through (5) above that would otherwise be treated as a Change of Control shall not constitute a Change of Control hereunder if (i) the Board of Directors, by vote duly taken, and (ii) the holders of a majority of the outstanding shares of Permanent Preferred Stock, by written consent shall so determine.

      “Change of Control Offer” has the meaning set forth in paragraph 8 below.

      “Change of Control Payment” has the meaning set forth in paragraph 8 below.

      “Change of Control Payment Date” has the meaning set forth in paragraph 8 below.

      “Commission” means the United States Securities and Exchange Commission.

      “Common Equity” means all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Bridge Preferred Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

      “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

      “Conversion Date” has the meaning set forth in paragraph 5(b) below.

      “Conversion Price” shall initially mean $22.1835, subject to adjustment from time to time pursuant to the terms of paragraph 5 below.

      “Corporation” has the meaning set forth in the recitals above.

      “Current Market Price” means, for a share of Common Stock on any date, the average of Quoted Prices for ten (10) consecutive Trading Days commencing fifteen (15) Trading Days before the date in question.

      “Default Event” means the occurrence of any of the following events: (i) the failure of the Corporation to purchase any shares of Permanent Preferred Stock that it is required to purchase pursuant to paragraph 8 hereof on the Change of Control Payment Date; (ii) the material breach of the provisions of paragraph 7 hereof; (iii) the failure of the Corporation to redeem, on the Redemption Date, all shares of Permanent Preferred Stock pursuant to paragraph 6 hereof; or (iv) the failure of the Corporation to purchase any shares of Permanent Preferred Stock required to be repurchased on any Repurchase Event Payment Date pursuant to paragraph 9; provided, that any Default Event referred to in clause (ii) shall be deemed to have been cured in the event that the Corporation rescinds the transaction or other occurrence giving rise to such Default Event such that the economic, legal and/or other effect of such transaction on the holders of the Permanent Preferred Stock or on the rights of, privileges and preferences of the Permanent Preferred Stock has been removed or rescinded.

      “Director” means a member of the Corporation’s Board of Directors.

      “Dividend Payment Date” has the meaning set forth in paragraph 3(b).

      “Dividend Period” means (i) the period from and including the Initial Bridge Preferred Issue Date to, but not including, the date that is three months after the Initial Bridge Preferred Date and (ii) each quarterly period thereafter from and including each date that is three months after the end of the last Dividend Period.

      “Dividend Rate” means 12.5% per annum of the Liquidation Preference beginning as of the Initial Bridge Preferred Issue Date; provided, however, that, until the Required Stockholder Approval is obtained, the Dividend Rate shall increase thereafter by 2% per annum of the Liquidation Preference upon the expiration of each subsequent 90-day period following the Initial Conversion Date (up to a maximum Dividend Rate of 22.5% per annum, subject to the penultimate proviso of this sentence); provided, however, that any such increase shall be retroactive to the Initial Bridge Preferred Issue Date and shall be given effect as if (and the aggregate amount of accrued dividends on any outstanding share of Permanent Preferred Stock shall be calculated as if) the Dividend Rate from and after the Initial Bridge Preferred Issue Date was such increased rate and the then-outstanding shares of Permanent Preferred Stock had been issued and outstanding on the Initial Bridge Preferred Issue Date; provided, further, that, in the event that a Default Event shall have occurred and shall be continuing, the applicable Dividend Rate then in effect shall increase by 2% of the Liquidation Preference per annum for each full 90-day period during which such Default Event is continuing until such Default Event shall have been cured; provided, further, that the aggregate increase to the Dividend Rate as the result of the occurrence of any Default Event shall not result in the Dividend Rate exceeding by more than 10% per annum the applicable Dividend Rate that would otherwise be in effect if such Default Event had not occurred.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Indebtedness” of any Person means (a) all liabilities and obligations of such Person, contingent or otherwise (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers’ acceptances, (v) for payment of money relating to leases that are required to be capitalized for financial reporting purposes under generally accepted accounting principles or (vi) evidenced by a letter of credit or reimbursement obligation of such Person with respect to any letter of credit, and (b) all liabilities and obligations of others of the kind described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability or which are secured by the assets or property of such Person.

      “Initial Bridge Preferred Issue Date” means the date that shares of Bridge Preferred Stock are first issued by the Corporation.

      “Initial Conversion Date” means the date which is 180 calendar days after the Initial Bridge Preferred Issue Date.

      “Initial Redemption Date” means the earlier of (i) August 31, 2007 and (ii) the date immediately following the date on which the Senior Debt (and any Indebtedness incurred to refinance such Senior Debt) has been paid in full.

      “Junior Stock” means, for purposes of paragraph 3 below, Common Equity, any other class or series of capital stock of the Corporation (other than the Bridge Preferred Stock) outstanding as of the Initial Bridge Preferred Issue Date, and any class or series of capital stock of the Corporation which is not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid on the Permanent Preferred Stock and any other Parity Stock shall have been paid, and, for purposes of paragraph 4 below, Common Equity, any other class or series of capital stock of the Corporation (other than Bridge Preferred Stock) outstanding as of the Initial Bridge Preferred Issue Date, and any class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Permanent Preferred Stock and any other Parity Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

      “Liquidation Event” means any voluntary or involuntary liquidation, dissolution or other winding up of affairs of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise), and, with respect to any shares of Permanent Preferred Stock the holder of which has so elected in accordance with paragraph 4(f) below, any Optional Liquidation Event.

      “Liquidation Preference” shall mean (i) $467.3343 per share of Permanent Preferred Stock, plus (ii) the aggregate amount of all cumulative accrued and unpaid dividends added to the Liquidation Preference of the Permanent Preferred Stock pursuant to subparagraph 3(b) below, minus (iii) the aggregate amount of all dividends paid on account of accrued and unpaid dividends previously added to the Liquidation Preference of such share of Permanent Preferred Stock.

      “Optional Liquidation Event” has the meaning set forth in paragraph 4(f) below.

      “Parity Stock” means, for purposes of paragraph 3 below, the Bridge Preferred Stock and any other class or series of stock of the Corporation authorized after the Initial Bridge Preferred Issue Date which is entitled to receive payment of dividends on a parity with the Permanent Preferred Stock without preference or priority of one over the other, and, for purposes of paragraph 4 below, the Bridge Preferred Stock and any other class or series of stock of the Corporation authorized after the Initial Bridge Preferred Issue Date which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Permanent Preferred Stock without preference or priority of one over the other.

      “Permanent Preferred Stock” has the meaning set forth in paragraph 2 below.

      “Person” means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate or other entity.

      “Preferred Stock Director” has the meaning set forth in paragraph7(d) below.

      “Pre-existing Debt” has the meaning set forth in paragraph 7(b) below.

      “Quoted Price” means, with respect to Common Stock, (i) the last reported sales price of the Common Stock on the New York Stock Exchange or (ii) if not listed on the New York Stock Exchange, the last reported sales price of the Common Stock on such other principal exchange on which the Common Stock is listed or admitted for trading or (iii) if not listed or admitted for trading on a securities exchange, the last reported sales price for Common Stock as reported by the National Association of Securities Dealers, Inc. Automatic Quotations Systems — National Market System, or (iv) if not so reported or listed or admitted for trading, the last reported bid price of the applicable security in the over-the-counter market. In the event that the Quoted Price cannot be determined as aforesaid, the Board of Directors of the Corporation shall determine the Quoted Price on the basis of such quotations as it in good faith considers appropriate. Such determination may be challenged in good faith by holders of a majority of the shares of Permanent Preferred Stock then outstanding, and any dispute shall be resolved by the determination of an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holders of a majority of the shares of Permanent Preferred Stock, which determination shall be made in good faith at the cost of the party against whom such determination is made, and shall be conclusive absent manifest error.

      “Record Date” means the date designated by the Board of Directors at the time a dividend is declared, provided, however that such Record Date shall not be more than thirty (30) days nor less than ten (10) days prior to the respective Dividend Payment Date.

      “Redemption Date” with respect to any share of Permanent Preferred Stock means the date on which such share of Permanent Preferred Stock is required to be redeemed pursuant to paragraph 6 hereof.

      “Redemption Demand” has the meaning set forth in paragraph 6(b) below.

      “Redemption Price” means a price per share equal to the Liquidation Preference per share, plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Redemption Date occurs to the Redemption Date.

      “Repurchase Event” means the consummation of any transaction involving (i) the issuance or sale of any capital stock, equity securities, Convertible Securities or Rights or Options of the Corporation or any of its Subsidiaries (other than the issuance of shares of capital stock upon the exercise of currently outstanding Convertible Securities or Rights or Options and the issuance of Rights or Options (or capital stock issuable upon the exercise of such Rights or Options) issued to directors, officers, employees or consultants of the Corporation or its Subsidiaries pursuant to a bona fide employee stock ownership or stock option plan adopted by the Corporation’s Board of Directors or the Compensation/ Option Committee or Non-Officer Option Committee thereof); and (ii) any sale, transfer assignment, lease or other disposition of any assets of the Corporation or any of its Subsidiaries other than the sale of inventory in the ordinary course of business resulting in the Corporation and/or its Subsidiaries receiving net cash proceeds in excess of $20,000,000.

      “Repurchase Event Proceeds” has the meaning set forth in paragraph 9 below.

      “Repurchase Event Offer” has the meaning set forth in paragraph 9 below.

      “Repurchase Event Payment” has the meaning set forth in paragraph 9 below.

      “Repurchase Event Payment Date” has the meaning set forth in paragraph 9 below.

      “Required Stockholder Approval” means the affirmative vote of a majority of shares of the Common Stock represented in person or by proxy at a meeting of the stockholders of the Corporation in favor of approval of the Stockholder Proposal (as defined in the Bridge Preferred Stock Certificate of Designations), provided that the total vote cast on the Stockholder Proposal represents over 50% in interest of all securities entitled to vote on the Stockholder Proposal.

      “Senior Debt” means the obligations of the Corporation and its Subsidiaries in respect of all Indebtedness incurred under the following agreements, each as amended, amended and restated, extended, supplemental, refinanced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or replacing or otherwise restructuring all or any portion of the Indebtedness incurred under such agreement:

(1) Indenture, dated as of February 15, 1987, between the Corporation and First Interstate Bank of California, as trustee;

(2) Indenture, dated effective as of March 16, 1989, between the Corporation and MTrust Corp., National Association, as trustee;

(3) Indenture, dated as of June 23, 1999, among the Corporation, the Subsidiary Guarantors (as defined therein) and Firstar Bank of Minnesota, N.A., as trustee;

(4) Credit Agreement relating to the senior secured credit facility, dated as of August 22, 2002, among the Corporation, various lenders, and Credit Suisse First Boston and Wells Fargo Bank, National Association, as co-lead arrangers, Credit Suisse First Boston, as administrative agent, various documentation agents and Wells Fargo Bank, National Association, as syndication agent; and

(5) Indenture relating to the issuance of senior notes, dated as of August 22, 2002, among the Corporation, various subsidiary guarantors and US Bank, N.A., as trustee.

      “Significant Subsidiary” means any Subsidiary of the Corporation that would be a “significant subsidiary” as defined in Regulation S-X promulgated by the Securities and Exchange Commission.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      “Trading Day” means, with respect to any security, any day on which any market in which the applicable security is then traded and in which a quoted price may be ascertained is open for business.

      “Voting Stock” as of any date, and with respect to any corporation, means the capital stock of that corporation that is at the time entitled to vote in the election of the board of directors of that Corporation.

      2.     Number of Shares and Designations. One hundred thousand (100,000) shares of the preferred stock, $.01 par value per share, of the Corporation are hereby constituted as a series of the preferred stock designated as Series E Senior Cumulative Convertible Participating Preferred Stock (the “Permanent Preferred Stock”).

      3.     Dividends.

      (a) The record holders of Permanent Preferred Stock as of the applicable Record Date shall be entitled to receive cumulative per share dividends, when and as declared by the Board of Directors of the

Corporation, out of funds legally available for payment of dividends. Such dividends shall be payable by the Corporation in cash in accordance with paragraph 3(b).

      (b) Dividends on shares of Permanent Preferred Stock shall be cumulative and shall accrue beginning on the Initial Bridge Preferred Issue Date, regardless of when any such share of Permanent Preferred Stock was issued, at the Dividend Rate. All or any portion of the accrued but unpaid dividends shall be payable in arrears when and as declared by the Board of Directors of the Corporation (each date as so declared a “Dividend Payment Date”). If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be payable on the next succeeding Business Day. To the extent declared by the Board of Directors of the Corporation, dividends shall be payable to the holders of record of the Permanent Preferred Stock as their names shall appear on the share register of the Corporation on the Record Date for such dividend. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time to holders of record on the Record Date therefor. For any Dividend Period in which accrued dividends are not paid in full on or prior to the end of such Dividend Period, such accrued and unpaid dividends shall be added to the Liquidation Preference of the Permanent Preferred Stock effective at the commencement of the Dividend Period succeeding the Dividend Period as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof at the Dividend Rate until such accrued and unpaid dividends have been paid in full. Dividends payable on the Permanent Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue and accumulate on a daily basis.

      (c) So long as any shares of Permanent Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set apart for payment on any Parity Stock any dividends whatsoever (other than dividends payable solely in shares of Parity Stock or Junior Stock), whether in cash, property or otherwise, nor shall the Corporation make any distribution on any Parity Stock, nor shall any Parity Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Parity Stock, unless any dividends declared upon any other class or series of Parity Stock shall be declared, and any monies paid or made available for a sinking fund for the purchase or redemption of any class or series of Parity Stock is paid or made available, ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Permanent Preferred Stock and accumulated and unpaid on such Parity Stock.

      (d) So long as any shares of Permanent Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set apart for payment on any Junior Stock any dividends whatsoever (other than dividends payable solely in shares of Junior Stock), whether in cash, property or otherwise, nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries (except for acquisitions of Common Stock by the Company pursuant to agreements in effect on the date the Permanent Preferred Stock is initially issued or subsequently approved by the Board of Directors which permit the Company to repurchase such shares upon termination of services to the Company or any Subsidiary), nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all accrued but unpaid dividends to which the holders of Permanent Preferred Stock are entitled shall have been paid.

      (e) In the event that the Corporation declares and/or pays any dividend or other distribution on the Common Stock (other than a dividend payable solely in shares of Common Stock), the Corporation shall, at the time of such declaration and payment, declare and pay a dividend or other distribution on the Permanent Preferred Stock consisting of the dividend or distribution that would have been payable on the shares of Common Stock issuable upon conversion of the Permanent Preferred Stock (assuming the occurrence of the Required Stockholder Approval) if the Permanent Preferred Stock had been converted into Common Stock immediately prior to the record date for such dividend or distribution, or, if no such record was taken, the date as of which the record holders of Common Stock entitled to such dividend or distribution were determined. Any such dividend or distribution declared, or required to be declared or to be paid, on the Permanent Preferred Stock shall be deemed accrued on the Permanent Preferred Stock for all purposes of this Certificate of Designations and shall remain an accrued dividend on the Permanent Preferred Stock for all purposes of this Certificate of Designations until paid.

      (f) Dividends on the Permanent Preferred Stock shall accrue and accumulate daily and compound quarterly whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared or paid.

      (g) In the event that the amount of any dividends on the shares of Permanent Preferred Stock declared and actually paid or made available for payment to the holders of such shares with respect to any Dividend Period is less than the full amount of the dividend which accrued on such shares during such Dividend Period, then the entire amount paid or made available for payment by the Corporation shall be distributed ratably among all such holders of Permanent Preferred Stock in proportion to the full amount to which they would otherwise respectively be entitled.

      4.     Distributions Upon Liquidation, Dissolution or Winding Up.

      (a) In the event of any Liquidation Event, (i) Permanent Preferred Stock shall rank prior to all other classes and series of the Corporation’s capital stock authorized or outstanding on the Initial Bridge Preferred Issue Date and (ii) before any payment or distribution of the assets of the Corporation (whether capital or surplus), or any other consideration in connection with such Liquidation Event, shall be made to or set apart for the holders of Junior Stock, the holders of Permanent Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash or property at its fair market value as reasonably determined in good faith by the Board of Directors of the Corporation an amount per share equal to the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Liquidation Event occurs to the date of such Liquidation Event.

      (b) If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share, plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Liquidation Event occurs to the date of such Liquidation Event, as provided in paragraph 4(a) above, and the full liquidating payments on all Parity Stock, then the assets of the Corporation or the proceeds thereof shall be ratably distributed among the holders of Permanent Preferred Stock and of any Parity Stock in proportion to the full amounts to which they would otherwise be entitled if all amounts payable thereon were paid in full.

      (c) After the payment of the full Liquidation Preference of the Permanent Preferred Stock as set forth in paragraph 4(a) above, the holders of the Common Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Common Stock equal to (i) the Liquidation Preference paid on behalf of a share of Permanent Preferred Stock pursuant to paragraph 4(a) divided by (ii) the number of shares of Common Stock issuable upon conversion of a share of Permanent Preferred Stock. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Common Stock of the amount set forth in this paragraph 4(c), then such assets shall be distributed among the holders of Common Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

      (d) In the event of any Liquidation Event, upon completion of the distributions and payments required by paragraphs 4(a) and (c) and any other distributions and payments that may be required with respect to any other series of preferred stock that may be authorized after the Initial Bridge Preferred Issue Date, the remaining assets of the Corporation shall be distributed among the holders of the then outstanding shares of Common Stock and Permanent Preferred Stock, pro rata based on the number of shares of Common Stock held by each such holder. For the purpose of determining the number of shares of Common Stock held by each holder of Permanent Preferred Stock, such holders shall be deemed to hold the number of shares of Common Stock then issuable (assuming the occurrence of the Required Stockholder Approval) upon conversion in full of all shares of Permanent Preferred Stock held by such holder).

      (e) Written notice of any Liquidation Event, stating the payment date or dates when and the place where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the shares of Permanent Preferred Stock at their address as the same shall appear in the records of the Corporation.

      (f) Notwithstanding anything to the contrary in this Certificate of Designations, each holder of Permanent Preferred Stock will be entitled, in its sole discretion, to elect to treat as a Liquidation Event any of the following transactions: any sale or disposition of the Corporation to a third party not an Affiliate of the Corporation, whether by merger, consolidation, sale of all or substantially all of the Corporation’s assets or sale of capital stock, provided that the stockholders of the Corporation immediately prior to such sale or disposition (other than the non-Affiliate third party) do not after such sale or disposition hold at least 50% of the Common Stock of the Corporation (or the successor or transferee entity, as the case may be) (any such transaction, an “Optional Liquidation Event”). Notice shall be sent by or on behalf of the Corporation not more than sixty (60) days nor less than thirty (30) days prior to any Optional Liquidation Event, by first class mail, postage prepaid, to all holders of record of the Permanent Preferred Stock at their respective last addresses as they shall appear on the books of the Corporation (i) describing in reasonable detail the contemplated Optional Liquidation Event, including without limitation the consideration to be paid such Optional Liquidation Event to the Corporation and/or its stockholders, (ii) stating that such holder is entitled to treat the Optional Liquidation Event as a Liquidation Event, (iii) stating the expected date of the Optional Liquidation Event, (iv) stating the amount that would be payable on each share of Permanent Preferred Stock in a Liquidation Event on such date, and (v) stating the location in the United States where the holder must send notice of its decision to elect to treat the Optional Liquidation Event as a Liquidation Event. In order for the Optional Liquidation Event to be treated as a Liquidation Event with respect to the Permanent Preferred Stock held by any holder, such holder must, prior to such Optional Liquidation Event, notify the Corporation at the location indicated in the Corporation’s notice that such holder elects to have the Corporation treat the Optional Liquidation Event as a Liquidation Event with respect to its shares of Permanent Preferred Stock and the number of shares such holder wishes to have so treated. If any holder delivers to the Corporation such notice of such holder’s election to have the Optional Liquidation Event treated as a Liquidation Event, such Optional Liquidation Event will be treated as a Liquidation Event with respect to all shares of Permanent Preferred Stock with respect to which such election was made, and, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will make distributions on such shares of Permanent Preferred Stock in accordance with paragraphs 4(a) and, if applicable, 4(b) above.

      5.     Conversion Rights.

      (a) If the Required Stockholder Approval is obtained on or prior to the date that is 270 days after the Initial Bridge Preferred Issue Date, then each share of Permanent Preferred Stock shall automatically be converted, without any further action on the part of the Corporation or any holder of Permanent Preferred Stock, into a number of shares of Common Stock equal to (x) the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Conversion Date occurs to the Conversion Date divided by (y) the Conversion Price. Immediately following such conversion, the rights of the holders of converted Permanent Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Permanent Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

      (b) If the Required Stockholder Approval is not obtained on or prior to the date that is 270 days after the Initial Bridge Preferred Issue Date, the Permanent Preferred Stock will not automatically convert into shares of Common Stock upon receipt of the Required Stockholder Approval and any of the following may occur at any time after the date on which the Required Stockholder Approval has been obtained and prior to the close of business on the Business Day preceding the Redemption Date:

(i) each share of Permanent Preferred Stock shall be convertible at the option of the holder into a number of shares of Common Stock equal to (x) the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Conversion Date occurs to the Conversion Date divided by (y) the Conversion Price; or

(ii) at the election of the holders of at least a majority of the shares of Permanent Preferred Stock then outstanding, each share of Permanent Preferred Stock shall be converted into a number of shares of Common Stock equal to (x) the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Conversion Date occurs to the Conversion Date divided by (y) the Conversion Price;

provided, however, that if the Corporation shall default in payment of the Redemption Price, the rights of conversion set forth in paragraphs 5(b)(i) and (ii) above shall be reinstated.

      (c) If the Permanent Preferred Stock is converted pursuant to paragraph 5(a), 5(b)(i) or 5(b)(ii), such conversion shall be effective for all purposes on the date that the Required Stockholder Approval has been obtained, the date that a holder elects to convert his or her shares of Permanent Preferred Stock into shares of Common Stock or the date that the holders of at least a majority of the shares of Permanent Preferred Stock elect such conversion, respectively (the “Conversion Date”). Following the Conversion Date, the holder of certificates formerly evidencing shares of Permanent Preferred Stock shall (i) surrender the certificate or certificates evidencing the shares of Permanent Preferred Stock to be converted, duly endorsed at the principal office of the Corporation or transfer agent for the Permanent Preferred Stock, if any, (ii) notify the Corporation in writing of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and (iii) pay any transfer or similar tax if required (provided, however, that no such payment shall be required if the Common Stock issuable upon conversion is to be issued in the name of the converting holder of Permanent Preferred Stock). In the case of lost or destroyed certificates formerly evidencing ownership of shares of Permanent Preferred Stock to be surrendered, the holder shall submit such proof of loss or destruction. The date on which the holder satisfies the foregoing requirements is referred to as the “Delivery Date.” As soon as practicable after the Delivery Date, the Corporation shall deliver or shall deliver through its transfer agent a certificate for the number of full shares of Common Stock issuable upon such conversion and a check for any fractional share. Notwithstanding the foregoing, regardless of whether a holder shall have surrendered such holder’s certificates evidencing shares of Permanent Preferred Stock and/or received in respect thereof certificates evidencing shares of Common Stock, such holder shall from and after the Conversion Date be treated for all purposes as a record holder of the number of shares of Common Stock, into which such holder’s shares of Permanent Preferred Stock shall have been converted until such time as record ownership is transferred and the certificate held by such holder formerly representing ownership of shares of Permanent Preferred Stock shall, until surrendered in exchange for new certificates evidencing shares of Common Stock as contemplated above, be deemed for all purposes to evidence the shares of Common Stock issuable upon conversion of the shares of Permanent Preferred Stock formerly held by such holder. All shares of Common Stock issuable upon conversion of the Permanent Preferred Stock shall be fully paid and nonassessable. Holders of Common Stock issued upon conversion pursuant to paragraph 5(a) or 5(b) and this paragraph 5(c) shall not be entitled to receive any dividend payable to holders of Common Stock as of any record time before the close of business on the applicable Conversion Date.

      (d) The Corporation shall not issue a fractional share of Common Stock upon conversion of Permanent Preferred Stock. Instead, the Corporation shall deliver a check for an amount equal to the value of the fractional share. The value of a fraction of a share is determined by multiplying the Current Market Price of the Common Stock as of the Conversion Date by the fraction, rounded to the nearest cent. If a holder of Permanent Preferred Stock converts more than one share at a time the number of full shares of Common Stock issuable upon conversion shall be based on the total number of all shares of Permanent Preferred Stock converted.

      (e) A holder delivering Permanent Preferred Stock for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of Common Stock. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

      (f) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Permanent Preferred Stock in full. All shares of Common Stock issued upon conversion of Permanent Preferred Stock shall be fully paid and nonassessable. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Permanent Preferred Stock and will list the shares of Common Stock on each national securities exchange on which the Common Stock is listed.

      (g) If the Corporation after the Initial Bridge Preferred Issue Date:

(i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii) combines its outstanding shares of Common Stock into a smaller number of shares; or

(iv) issues by reclassification of its Common Stock any shares of its capital stock;

then the Conversion Price (as in effect immediately prior to such action) shall proportionately be adjusted so that the holder of Permanent Preferred Stock thereafter converted into Common Stock may receive for the same aggregate Conversion Price the aggregate number and kind of shares of capital stock of the Corporation that such holder would have owned immediately following such action if such holder had converted Permanent Preferred Stock immediately prior to such action (assuming the occurrence of the Required Stockholder Approval). The adjustment shall become effective immediately after the record date, in the case of a dividend or distribution, and immediately after the effective date of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If, after an adjustment referred to in clauses (i) through (iv) above, a holder of Permanent Preferred Stock upon conversion of it may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine (subject to paragraph 5(n)) the allocation of the Conversion Price between the classes of capital stock. After such allocation, the conversion rights and the Conversion Price with respect to each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this paragraph 5(f).

      (h) If at any time or from time to time after the Initial Bridge Preferred Issue Date, the Corporation issues or sells, or is deemed by the provisions of this paragraph 5(g) to have issued or sold, Additional Shares of Common Stock, otherwise than in connection with a transaction described in paragraph 5(f), for an Effective Price (as hereinafter defined) that is less than the Conversion Price in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price shall be reduced, as of the close of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration Received (as defined in below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then-outstanding shares of Bridge Preferred and Permanent Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date. No adjustment shall be made to the Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this paragraph 5(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Conversion Price.

      For the purpose of making any adjustment required under this paragraph 5(h):

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, other than (i) shares of Common Stock and shares of Permanent Preferred Stock issued or issuable upon conversion of Bridge Preferred Stock, (ii) shares of Common Stock issuable upon conversion of Convertible Securities outstanding as of the Initial Bridge Preferred Issue Date or upon exercise of Rights or Options outstanding on the Initial Bridge Preferred Issue Date, and (iii) shares of Common Stock and/or Rights or Options (and the Common Stock issued pursuant to such Rights or Options) issued after the Initial Bridge Preferred Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any Subsidiary pursuant to any stock purchase or stock option plans or other compensatory arrangements that are approved by the Board of Directors; (iv) shares of Common Stock and/or Rights or Options (and the Common Stock issued pursuant to such Rights or Options) issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors; and (v) shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board of Directors.

The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the amount of cash received by the Corporation in connection with such issuance or sale; (B) to the extent it consists of property other than cash, be computed at the fair value of that property; (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options, as applicable; and (D) if Additional Shares of Common Stock are issued or sold in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

“Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock;

The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing (i) the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this paragraph 5(h), for the issue of such Additional Shares of Common Stock by (ii) the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this paragraph 5(h); and

“Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

      For the purpose of making any adjustment to the Conversion Price required under this paragraph 5(h), if after the Initial Bridge Preferred Issue Date the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate

Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that (i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses, and (ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced. On any change (“Pricing Change”) in the number of shares of Common Stock deliverable upon exercise of any Rights or Options or the conversion or exchange of any Convertible Securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the unexercised portion of such Rights or Options or Convertible Securities been originally issued with the exercise or conversion price in effect following such Pricing Change. On the expiration or cancellation of any Rights or Options that are unexercised, or the termination of the right to convert or exchange any such Convertible Securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such Rights or Options or such Convertible Securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Rights or Options or upon the conversion or exchange of such Convertible Securities. No further adjustment of the Conversion Price shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities.

      (i) In case of any consolidation, amalgamation, arrangement or merger of the Corporation with or into another Person or any merger of another Person with or into the Corporation (other than a transaction to which paragraph 5(g) applies), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, subject to paragraph 4(e) above, each share of Permanent Preferred Stock then outstanding shall, without the consent of the holder of any Permanent Preferred Stock, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock (and other securities, if applicable) into which such Permanent Preferred Stock was convertible immediately prior thereto (assuming such holder of Common Stock (and other securities, if applicable) failed to exercise any rights of election and that the Required Stockholder Approval was obtained). Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Corporation, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental agreement so providing and further providing for adjustments which shall be as equivalent as may be practicable to the adjustments provided for in this paragraph.

      (j) For purposes of any computation respecting consideration received pursuant to a transaction described or contemplated by this paragraph 5, whenever this Certificate of Designations calls for the determination of “fair market value,” such fair market value shall be determined in good faith by the Board of Directors as evidenced by a written resolution thereof, subject to the provisions of paragraph 5(o) below.

      (k) The Corporation shall take no action that would cause any adjustment under this paragraph 5 that would reduce the Conversion Price below the par value of the Common Stock.

      (l) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Permanent Preferred Stock, first class, postage prepaid, a notice of the adjustment and a certificate from the Corporation’s independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to paragraph 5(n) below, the certificate shall be conclusive evidence that the adjustment is correct.

      (m) The Corporation from time to time may, by a vote of two-thirds of the Board of Directors reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) Business Days and if the reduction is irrevocable during the period, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is so reduced, the Corporation shall mail to holders of Permanent Preferred Stock a notice of the reduction. The Corporation shall mail the notice first class, postage prepaid, at least 20 days before the date the reduction in the Conversion Price is to take effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price pursuant to this paragraph 5(m) does not change or adjust the Conversion Price otherwise in effect for purposes of paragraph 5(g) above.

      (n) If:

(i) the Corporation takes any action that would require an adjustment in the Conversion Price pursuant to clause (iv) of paragraph 5(g) above;

(ii) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Corporation must approve the transaction; or

(iii) there is a dissolution or liquidation of the Corporation;

a holder of Permanent Preferred Stock may want to convert such stock into shares of Common Stock prior to the record date for or the effective date of such transaction. Therefore, the Corporation shall mail to such holders a notice, first class, postage prepaid, stating the proposed record or effective date, as the case may be. The Corporation shall mail such notice at least ten (10) business days before such date.

      (o) Except as otherwise provided in this paragraph, any determination that the Corporation or its Board of Directors must make pursuant to this paragraph 5 shall be conclusive. Whenever the Corporation or its Board of Directors shall be required to make a determination under this paragraph 5, such determination shall be made in good faith and may be challenged in good faith by the holders of a majority of the shares of Permanent Preferred Stock then outstanding (with any shares held by the Corporation or any of its Affiliates not being considered to be outstanding for purposes of this Certificate of Designations), and any dispute shall be resolved, at the non-prevailing party’s expense, by an investment banking firm of recognized national standing selected by the Corporation and reasonably acceptable to such holders of a majority of the shares of Permanent Preferred Stock.

      (p) All shares of Permanent Preferred Stock converted pursuant to this paragraph 5 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than Permanent Preferred Stock.

      (q) The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Permanent Preferred Stock against impairment.

      6.     Redemption by the Corporation.

      (a) The Corporation shall (subject to the legal availability of funds therefore) be required to redeem, at the option of the holders of the Permanent Preferred Stock (exercised as provided in subparagraph 6(b)) all outstanding shares of the Permanent Preferred Stock requested to be redeemed by such holders (as provided in subparagraph 6(b)), at the Redemption Price, on or at any time following the

Initial Redemption Date; provided, however, that the Corporation shall not be required to redeem shares of Permanent Preferred Stock pursuant to this Section 6(a) prior to August 31, 2010 to the extent such redemption is not permitted by the terms of the Senior Debt.

      (b) Notice shall be sent by or on behalf of the Corporation not more than sixty (60) days nor less than thirty (30) days prior to the Initial Redemption Date, by first class mail, postage prepaid, to all holders of record of the Permanent Preferred Stock at their respective last addresses as they shall appear on the books of the Corporation notifying each such holder that all shares of Permanent Preferred Stock are eligible for redemption by the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall (i) relieve the Corporation from its obligation to redeem the Permanent Preferred Stock pursuant to this paragraph 6 or (ii) affect the validity of the proceedings for the redemption of any shares of Permanent Preferred Stock; provided that the Corporation shall be obligated in accordance with this paragraph 6 to redeem shares of Permanent Preferred Stock held by any holder to whom the Corporation has failed to give notice or as to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Permanent Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Initial Redemption Date; (ii) the Redemption Price; (iii) the place or places in the United States where certificates for such shares are to be surrendered for payment of the Redemption Price; (iv) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date; (v) the Conversion Price; (vi) that Permanent Preferred Stock called for redemption may be converted at any time before the close of business on the Redemption Date; and (vii) that holders of Permanent Preferred Stock must satisfy the requirements of paragraph 5 above if such holders desire to convert such shares. In order for the Permanent Preferred Stock to be redeemed at the option of the holder, the holder must (i) notify the Corporation at such office that such holder elects to have the Corporation redeem it shares of Permanent Preferred Stock and the number of shares such holder wishes to have redeemed (any such notice being referred to as a “Redemption Demand”) and (ii) surrender the certificate or certificates evidencing the shares of Permanent Preferred Stock to be redeemed, duly endorsed at the office of the Corporation or transfer agent for the Permanent Preferred Stock (or such other location identified in the Corporation’s notice sent pursuant to this paragraph 6(b)). In the case of lost or destroyed certificates evidencing ownership of shares of Permanent Preferred Stock to be surrendered for redemption, the holder shall submit such proof of loss or destruction. In the event that a holder fails to notify the Corporation of the number of shares of Permanent Preferred Stock which such holder wishes to redeem, such holder shall be deemed to have elected to redeem all shares represented by the certificate or certificates surrendered for redemption. Upon satisfaction of the foregoing requirements the Corporation shall on the later of (i) the Initial Redemption Date and (ii) the date on which such requirements are satisfied (the “Redemption Date”), redeem for the Redemption Price the shares of Permanent Preferred Stock for which such requirements have been satisfied. As soon as practicable after the Redemption Date and in any event within five (5) Business Days of the Redemption Date, the Corporation shall deliver or cause to be delivered to the holder of shares of Permanent Preferred Stock, the Redemption Price for such shares of Permanent Preferred Stock for which such holder is seeking redemption.

      (c) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price for all shares of Permanent Preferred Stock required to be redeemed pursuant to this paragraph 6 with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the Permanent Preferred Stock, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Corporation that such holder has surrendered his, her or its share certificate to the Corporation pursuant to paragraph 6(b) above.

      (d) If a Redemption Demand has been received by the Corporation in accordance with paragraph 6(b) above with respect to any shares of Permanent Preferred Stock and provided that, on or before the Redemption Date with respect to any shares of Permanent Preferred Stock, all funds necessary for redemption of such shares shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of such shares of Permanent Preferred Stock, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on such shares of Permanent Preferred Stock shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Permanent Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price.

      (e) Any funds deposited with a bank or trust Corporation for the purpose of redeeming Permanent Preferred Stock shall be irrevocable except that:

(i) the Corporation shall be entitled to receive from such bank or trust Corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Permanent Preferred Stock entitled thereto at the expiration of two (2) years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

      (f) No Permanent Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price. If, upon any Redemption Date, the assets of the Corporation legally available to redeem the Permanent Preferred Stock shall be insufficient to redeem all outstanding shares of Permanent Preferred Stock, (i) the Corporation shall redeem that number of shares of Permanent Preferred Stock required to redeem on such Redemption Date that may be redeemed with the assets of the Corporation legally available to redeem the Permanent Preferred Stock (pro rata among the holders of Permanent Preferred Stock requesting redemption on such Redemption Date based on the relative number of shares of Permanent Preferred Stock held by such holders) and (ii) any unredeemed shares shall be carried forward and shall be redeemed at such time as funds are legally available to so redeem such shares. All shares of Permanent Preferred Stock which are subject to redemption hereunder but which have not been redeemed due to insufficient legally available funds and assets shall continue to be outstanding and entitled to all dividends, liquidation, conversion and other rights, preferences and privileges of the Permanent Preferred Stock until such shares are converted or redeemed.

      (g) All shares of Permanent Preferred Stock redeemed pursuant to this paragraph 6 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than shares of Permanent Preferred Stock.

      (h) Except as specifically provided in this paragraph 6, the Permanent Preferred Stock shall not be redeemable.

      7.     Voting Rights.

      In addition to any voting rights provided by law, the holders of shares of Permanent Preferred Stock shall have the following voting rights:

(a) On any matter on which the holders of Permanent Preferred Stock are entitled by law or under the Certificate of Incorporation to vote separately as a class, each such holder shall be entitled to one vote for each share held, and such matter shall be determined by a majority of the votes cast unless the Delaware General Corporation Law or this Certificate of Designations requires approval by a higher percentage. Such voting right of the holders of the Permanent Preferred Stock may be exercised at any annual meeting of stockholders, any special meeting of stockholders (including any special meeting of holders of such series of Permanent Preferred Stock), or by written consent of the minimum number of shares required to take such action pursuant to Section 228 of the Delaware General Corporation Law.

(b) During such time that the aggregate number of shares of Permanent Preferred Stock outstanding is equal to at least twenty-five percent (25%) of the shares of Bridge Preferred Stock outstanding on the Initial Bridge Preferred Issue Date (after giving effect to the issuance of all shares of Bridge Preferred Stock issued on the Initial Bridge Preferred Issue Date), the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the issued and outstanding shares of Permanent Preferred Stock:

(i) amend, modify, alter, repeal or waive the application of (including by way of merger, consolidation, combination or otherwise) any provision of the Certificate of Incorporation or by-laws of the Corporation or any of its Subsidiaries in any manner that adversely effects the powers, rights, preferences or privileges of the holders of the Permanent Preferred Stock, or enter into any agreement or take any other corporate action (or permit any of its Subsidiaries to enter into any agreement or take any corporate action) which would in any way amend, modify alter, repeal or waive the powers, rights, preferences or privileges of the Permanent Preferred Stock;

(ii) amend (including by way of merger, consolidation, combination or otherwise) in any respect this Certificate of Designations or subdivide, combine or reclassify the Permanent Preferred Stock, other than changes in the name of the issuing corporation as contemplated by paragraph 16;

(iii) redeem, acquire, purchase, defease or otherwise retire for value or make any other payment or distribution in respect of any shares of capital stock of the Corporation or any Subsidiaries of the Corporation, other than (a) any such redemption, acquisition, purchase, retirement or other payment or distribution in respect of the Permanent Preferred Stock, (b) any redemption, acquisition, purchase, retirement or other payment or distribution by any Subsidiary of the Corporation in respect of shares of capital stock of such Subsidiary held by the Corporation or another wholly-owned Subsidiary of the Corporation, (c) to the extent permitted under the terms of the then outstanding Indebtedness of the Corporation and its Subsidiaries, the repurchase from terminated or retired employees of shares of Common Stock or options to purchase Common Stock, in each case, issued under any stock purchase or stock option plans or other compensatory arrangements that are approved by the Board of Directors, and (d) the cashless exercise of Options and the surrender by holders of restricted shares of capital stock of the Corporation in payment of any tax liabilities by such holders pursuant to any stock purchase or stock option plans or other compensatory arrangements that are approved by the Board of Directors;

(iv) create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) shares of any class or series of capital stock of the Corporation other than: (i) the issuance of shares of Common Stock or Permanent Preferred Stock upon conversion of the Bridge Preferred Stock; (ii) the issuance of shares of Common Stock upon conversion of Permanent Preferred Stock; (iii) the issuance of shares of Common Stock upon exercise of Rights and Options or conversion of Convertible Securities outstanding on the Initial Bridge Preferred Issue Date; (iv) the issuance of a number of Options (and the issuance of Common Stock upon exercise thereof) under the Corporation’s 1999 Equity Incentive Plan calculated as the lesser of 1,500,000 or 5% of the Corporation’s outstanding Common Stock (adjusted appropriately for any stock split with respect to the Common Stock or any subdivision or combination of the Common Stock) in each year commencing July 1, 2000 through July 1, 2009; provided however, that the per share exercise price of any such Options shall not be less than the Conversion Price; and (v) the issuance of a number of shares under the Corporation’s Employee Stock Purchase Plan calculated as the lesser of 800,000 or 3% of the Corporation’s outstanding Common Stock (adjusted appropriately for any stock split with respect to the

Common Stock or any subdivision or combination of the Common Stock) in each year commencing July 1, 2000 through July 1, 2009.

(v) permit any Subsidiary of the Corporation to create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any class or series of capital stock of such Subsidiary;

(vi) enter into (or permit any Subsidiary of the Corporation to enter into) any transaction involving (a) any payment to, or any sale, lease, transfer or other disposition of any properties or assets to, any Affiliate of the Corporation, (b) any purchase, acquisition or lease of property or assets from any Affiliate of the Corporation, or (c) any loan, guarantee or advance to or from or for the benefit of, or any contract, agreement or lease with, any Affiliate of the Corporation, other than (I) any employment agreement entered into by the Corporation or any of its Subsidiaries in the Corporation or any of its Subsidiaries in the ordinary course of business with any employee of the Corporation or any of its Subsidiaries; (II) any transaction between or among the Corporation and/or its Subsidiaries; (III) payment of directors’ fees to Persons who are not otherwise Affiliates of the Corporation other than by reason of their position as an officer or director; (IV) compensation payable to or other benefits provided to, or any agreement to pay such compensation or benefits with, officers and employees of the Corporation; and (V) transactions with holders of the Permanent Preferred Stock;

(viii) effect any voluntary liquidation, dissolution or winding-up of the Corporation;

(ix) except as permitted by the express terms of the Senior Debt (without regard to any waiver of rights thereunder), purchase, acquire or lease (or permit any Subsidiary of the Corporation to purchase, acquire or lease), in one transaction or series of related transactions, assets, properties, capital stock or other securities of any Person (other than any (i) inventory purchases in the ordinary course of business pursuant to any contract in effect or executed on or before the Initial Bridge Preferred Issue Date and (ii) inventory purchases in the ordinary course of business pursuant to any contract to be executed by the Corporation after the Initial Bridge Preferred Issue Date, but not including initial payments or consideration for inventory, license fees, distribution rights or other similar payments;

(x) take any action (or permit any Subsidiary of the Corporation to take any action) that would cause a dividend or other distribution to be received by the holders of Bridge Preferred Stock or Permanent Preferred Stock for federal income tax purposes unless such dividend or other distributions is actually received by such holders in cash;

(xi) except as permitted by the express terms of the Senior Debt (without regard to any waiver of rights thereunder), incur or guarantee or permit any Subsidiary of the Corporation to incur or guarantee any Indebtedness; or

(xii) declare or pay any dividends or make any other distributions in respect of Common Stock or any other class of Junior Stock (other than dividends on Common Stock payable solely in additional shares of Common Stock).

(c) Upon the failure by the Corporation to pay six quarterly dividends provided for in paragraph 3, the holders of Permanent Preferred Stock shall have the exclusive right to elect two Directors at the Corporation’s next annual meeting of stockholders and at each subsequent annual meeting of stockholders; provided, however, that if such voting rights shall become vested more than 90 days or less than 20 days before the date prescribed for the annual meeting of stockholders, thereupon the holders of the shares of Permanent Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of shares of Permanent Preferred Stock as set forth in clauses (ii) and (iii) of this paragraph 7(c). At elections for such Directors, each holder of Permanent Preferred Stock shall be entitled to one vote for each share held. Upon the vesting of such right of the holders of Permanent Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of outstanding Permanent Preferred Stock as set forth herein. The right of holders of Permanent Preferred Stock to elect members of the Board of Directors as aforesaid shall continue until such time as all accrued and unpaid dividends on the Permanent Preferred Stock have been paid in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event that the Corporation subsequently fails to pay six quarterly dividends provided for in paragraph 3. Upon the request of the Corporation after termination of such right, any Directors elected pursuant to this subparagraph 7(c) shall immediately resign.

(ii) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of shares of Permanent Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing Directors, and thereafter at such meetings or by the written consent of such holders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

(iii) At any time when such voting right shall have vested in the holders of shares of Permanent Preferred Stock entitled to vote thereon, if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of holders of record of ten percent (10%) of the voting power represented by the shares of such Permanent Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of such Permanent Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of ten percent (10%) of the voting power represented by the shares of Permanent Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph. Any holder of shares of Permanent Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called or held during a period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

(iv) The directors elected pursuant to this paragraph 7(c) shall serve until the earlier of (i) the next annual meeting or until their respective successors shall be elected and shall qualify or (ii) until the right of the holders of Permanent Preferred Stock to elect such additional Directors pursuant to this paragraph 7(c) shall terminate; any Director elected by the holders of Permanent Preferred Stock pursuant to this paragraph 7(c) may be removed by, and shall not be removed otherwise than by, the vote of the holders of a majority of the voting power of the outstanding shares of the Permanent Preferred Stock who were entitled to participate in such election of directors, at a meeting called for such purpose or by written consent as permitted by law and the Certificate of Incorporation and Bylaws of the Corporation. If the office of any Director elected by the holders of Permanent Preferred Stock pursuant to this paragraph 7(c), becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the holders of a majority of the outstanding shares of Permanent Preferred Stock may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Permanent Preferred Stock to vote for directors as provided in this paragraph 7(c), the term of office of all Directors then in office elected by the holders of Permanent Preferred Stock shall terminate immediately. Whenever the terms of office of the Directors elected by the holders of Permanent Preferred Stock shall so terminate and the special voting powers vested in the holders of Permanent

Preferred Stock shall have expired, the number of Directors shall be such number as may be provided for in the Bylaws or Certificate of Incorporation irrespective of any increase made pursuant to the provisions of this paragraph 7(c).

      8.     Repurchase Upon Change of Control. To the extent permitted by the terms of the Senior Debt, if a Change of Control occurs, each holder of the Permanent Preferred Stock shall have the right to require the Corporation to repurchase all or any part of that holder’s Permanent Preferred Stock pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Corporation shall offer a payment in cash for each outstanding share of Permanent Preferred Stock equal to the greater of (i) 120% of the sum of the Liquidation Preference per share of Permanent Preferred Stock repurchased plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the repurchase occurs to the date of the repurchase and (ii) the aggregate Current Market Price of all shares of Common Stock issuable (assuming receipt of the Required Stockholder Approval) upon conversion of Permanent Preferred Stock so repurchased, determined as of the date of such Change of Control (the “Change of Control Payment”). Within 30 days following any Change of Control, the Corporation shall mail a notice to each holder of shares of Permanent Preferred Stock describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Permanent Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Certificate of Designations and described in such notice.

      The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Permanent Preferred Stock as a result of a Change of Control.

      On the Change of Control Payment Date, the Corporation shall, to the extent lawful:

(1) accept for payment all shares of Permanent Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) promptly mail to each holder of Permanent Preferred Stock so tendered the Change of Control Payment for each share of Permanent Preferred Stock so tendered and promptly authenticate and mail to each such holder a new certificate representing the shares of Permanent Preferred Stock equal in Liquidation Preference and other accrued and unpaid dividends to any unpurchased portion of the Permanent Preferred Stock surrendered, if any.

      This paragraph shall be applicable regardless of whether any other provisions of this Certificate of Designations are applicable.

      9.     Repurchase Upon the Occurrence of any Repurchase Event. Upon the occurrence of any Repurchase Event, to the extent permitted under the terms of the Senior Debt, and so long as the Required Stockholder Approval has not been obtained on or prior to the date that is 270 days after the Initial Bridg Preferred Issue Date, the Corporation shall offer to repurchase all or any part of the Permanent Preferred Stock then outstanding pursuant to the offer described below (the “Repurchase Event Offer”). In the Repurchase Event Offer, the Corporation shall use the net cash proceeds received by the Corporation and/or its Subsidiaries in connection with such Repurchase Event (the “Repurchase Event Proceeds”) to repurchase the outstanding shares of Permanent Preferred Stock at a repurchase price equal to the Liquidation Preference, plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Repurchase Event Payment Date occurs to the Repurchase Event Payment Date (the “Repurchase Event Payment”). Within 30 days following the occurrence of any Repurchase Event, the Corporation shall mail a notice to each holder of shares of Permanent Preferred Stock describing the transaction or transactions that constitute the Repurchase Event and offering to repurchase the number of shares of Permanent Preferred Stock equal to (x) the Repurchase Event Proceeds, divided by (y) the sum of (1) the Liquidation Preference, on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Repurchase Event Payment Date”), plus, (2) an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Repurchase Event Payment Date occurs to the Repurchase Event Payment Date (the “Repurchase Offer Share Number”), pursuant to the procedures required by this Certificate of Designations and described in such notice. If the aggregate number of shares of Permanent Preferred Stock shares tendered into such Repurchase Event Offer exceeds the Repurchase Offer Share Number, the Corporation will select the shares of Permanent Preferred Stock to be repurchased on a pro rata basis, based on the number of shares of Permanent Preferred Stock held by each holder requesting repurchase of such shares.

      The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Permanent Preferred Stock pursuant to a Repurchase Event Offer.

      On the Repurchase Event Payment Date, the Corporation shall, to the extent lawful:

(1) accept for payment all shares of Permanent Preferred Stock or portions thereof properly tendered pursuant to a Repurchase Event Offer;

(2) promptly mail to each holder of Permanent Preferred Stock so tendered the Repurchase Event Payment for the shares of Permanent Preferred Stock so tendered and promptly authenticate and mail to each such holder a new certificate representing the shares of Permanent Preferred Stock equal in Liquidation Preference and other accrued and unpaid dividends to any unpurchased portion of the Permanent Preferred Stock surrendered, if any. This paragraph shall be applicable regardless of whether any other provisions of this Certificate of Designations are applicable.

      10.     Optional Redemption by the Corporation. At any time on or after August 31, 2010, the Corporation may, upon sixty (60) days notice to the holders of the Permanent Preferred Stock, redeem all, but not less than all, of the then-outstanding shares of Permanent Preferred Stock for cash in an amount per share equal to the Redemption Price.

      11.     Modification and Waiver. Except as otherwise provided herein, the terms of this Certificate of Designations may be amended and the rights hereunder may be waived only with the consent of holders of a majority of the shares of the Permanent Preferred Stock then outstanding.

      12.     Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

      13.     Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Permanent Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Permanent Preferred Stock and any qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of the Permanent Preferred Stock or qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Permanent Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Permanent Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

      14.     Record Holders. The Corporation and the transfer agent for the Permanent Preferred Stock may deem and treat the record holder of any shares of Permanent Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

      15.     Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: if to the Corporation, to its offices at 100 California Street, Suite 500, San Francisco, California 94111, Attention: Secretary or to an agent of the Corporation designated as permitted by this Certificate, or, if to any holder of the Permanent Preferred Stock, to such holder at the address of such holder of the Permanent Preferred Stock as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Permanent Preferred Stock); or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

      16.     Merger or Consolidation of the Corporation. The Corporation shall not merge or consolidate with any other Person, or enter into or effect any reorganization, unless the surviving corporation or other entity resulting from such merger, consolidation or reorganization shall make appropriate provision in connection with such merger, consolidation or reorganization such that, subject to paragraph 4(f) above, (i) the shares of Permanent Preferred Stock outstanding immediately prior to the effective time of such merger, consolidation or reorganization remain outstanding immediately following such merger, consolidation or reorganization or (ii) the shares of Permanent Preferred Stock outstanding immediately prior to the effective time of such merger, consolidation or reorganization shall be converted into an equivalent number of shares of convertible preferred stock of such surviving corporation or other entity having terms identical to the terms of the Permanent Preferred Stock, except that such shares of convertible preferred stock of such surviving corporation or other entity shall be convertible into securities or other property as provided in paragraph 5(i).

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Joseph Masters, its Vice President, this 22nd day of August, 2002.

URS CORPORATION

By:	/s/ JOSEPH MASTERS

Name: Joseph Masters
Title: Vice President

ATTEST:

By:	/s/ KENT P. AINSWORTH

Name: Kent P. Ainsworth
Title:  Secretary

ANNEX C

REPORT OF INDEPENDENT AUDITORS

Board of Directors

EG&G Technical Services, Inc. and Subsidiary

      We have audited the accompanying consolidated balance sheets of EG&G Technical Services, Inc. (a Delaware Corporation) and Subsidiary as of December 31, 2000 and December 28, 2001 and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from August 20, 1999 to December 31, 1999 and for each of the two years in the period ended December 28, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EG&G Technical Services, Inc. and Subsidiary at December 31, 2000 and December 28, 2001, and the consolidated results of their operations and their cash flows for the period from August 20, 1999 to December 31, 1999 and for each of the two years in the period ended December 28, 2001, in conformity with accounting principles generally accepted in the United States.

September 13, 2002

McLean, Virginia

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,	December 28,	June 30,
	2000	2001	2002

			(Unaudited)

	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$682	$4,560	$2,348
Accounts receivable, net	80,918	86,920	77,643
Prepaid expenses and other current assets	5,633	4,420	4,588

Total current assets	87,233	95,900	84,579
Property, plant and equipment, net	4,134	4,266	4,172
Goodwill, net	190,085	179,904	179,904
Prepaid pension asset	13,806	13,693	12,837
Other assets	6,665	6,497	7,079

Total assets	$301,923	$300,260	$288,571

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$25,055	$27,577	$22,346
Accrued expenses and other liabilities	32,471	38,063	33,315
Deferred income taxes	86	425	490
Current portion of long-term debt	5,400	11,557	10,267

Total current liabilities	63,012	77,622	66,418
Long-term debt, net of current portion	139,450	117,219	107,827
Deferred income taxes	—	982	2,801
Other long-term liabilities	2,811	2,890	3,584

Total liabilities	205,273	198,713	180,630
Commitments and contingencies (Note 11)

Stockholder’s equity:
Common stock, $.01 par value — 1,000 shares authorized, issued, and outstanding	—	—	—
Additional paid-in capital	100,450	103,855	106,262
Unearned compensation	(1,150)	(907)	(674)
Employee stock purchase loans	—	(1,970)	(3,476)
Accumulated other comprehensive income (expense)	—	583	(181)
Retained earnings (accumulated deficit)	(2,650)	(14)	6,010

Total stockholder’s equity	96,650	101,547	107,941

Total liabilities and stockholder’s equity	$301,923	$300,260	$288,571

See accompanying notes.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Period from
	August 20,	Year Ended		Six Months	Six Months
	1999 to			Ended	Ended
	December 31,	December 31,	December 28,	June 30,	June 30,
	1999	2000	2001	2001	2002

				(Unaudited)	(Unaudited)

	(In thousands)
Revenues	$168,249	$486,108	$542,530	$255,493	$259,248
Operating costs and expenses:
Cost of services	150,291	428,838	481,422	223,834	228,287
General and administrative	11,812	45,455	44,314	23,044	18,369

Operating income	6,146	11,815	16,794	8,615	12,592

Interest expense	(7,224)	(16,543)	(12,413)	(7,269)	(4,482)
Other nonoperating income	1,133	1,332	155	176	1,977

Income (loss) before income taxes	55	(3,396)	4,536	1,522	10,087
Income tax (provision) benefit	(25)	716	(1,900)	(636)	(4,063)

Net income (loss)	$30	$(2,680)	$2,636	$886	$6,024

See accompanying notes.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

					Employee	Accumulated	Retained
	Common Stock		Additional		Stock	Other	Earnings
			Paid-in	Unearned	Purchase	Comprehensive	(Accumulated		Comprehensive
	Shares	Amount	Capital	Compensation	Loans	Income	Deficit)	Total	Income

	(In thousands, except share data)
Balance, August 20, 1999	1,000	$—	$94,300	$—	$—	$—	$—	$94,300	$—
Net income	—	—	—	—	—	—	30	30

Balance, December 31, 1999	1,000	—	94,300	—	—	—	30	94,330	—
Net loss	—	—	—	—	—	—	(2,680)	(2,680)
Unearned compensation	—	—	1,150	(1,150)	—	—	—	—
Capital contribution	—	—	5,000	—	—	—	—	5,000

Balance, December 31, 2000	1,000	—	100,450	(1,150)	—	—	(2,650)	96,650	$—

Unrealized gain on interest rate swap, net of tax	—	—	—	—	—	583	—	583	$583
Employee stock purchase loans	—	—	1,970	—	(1,970)	—	—	—
Capital contribution	—	—	1,183	—	—	—	—	1,183
Unearned compensation	—	—	252	243	—	—	—	495
Net income	—	—	—	—	—	—	2,636	2,636	2,636

Balance, December 28, 2001	1,000	—	103,855	(907)	(1,970)	583	(14)	101,547	$3,219

Employee stock purchase loans (unaudited)	—	—	1,506	—	(1,506)	—	—	—
Capital contribution (unaudited)	—	—	901	—	—	—	—	901
Unrealized loss on interest rate swap, net of tax (unaudited)	—	—	—	—	—	(764)	—	(764)	$(764)
Deferred compensation expense (unaudited)	—	—	—	233	—	—	—	233
Net income (unaudited)	—	—	—	—	—	—	6,024	6,024	6,024

Balance, June 30, 2002 (unaudited)	1,000	$—	$106,262	$(674)	$(3,476)	$(181)	$6,010	$107,941	$5,260

See accompanying notes.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period From	Year Ended
	August 20, 1999 to			Six Months Ended	Six Months Ended
	December 31,	December 31,	December 28,	June 30,	June 30,
	1999	2000	2001	2001	2002

				(Unaudited)	(Unaudited)

	(In thousands)
Operating activities
Net income (loss)	$30	$(2,680)	$2,636	$886	$6,024
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,052	11,556	11,545	5,742	608
Amortization of deferred financing costs	339	914	939	470	470
Change in deferred income taxes	25	(816)	2,199	1,154	1,753
(Income) loss from joint ventures	(1,075)	(1,332)	(328)	116	(1,891)
Deferred compensation expense	—	—	495	268	233
Changes in operating assets and liabilities:
Accounts receivable, net	3,525	(6,750)	(6,002)	10,493	9,277
Prepaid expenses and other current assets	(491)	(1,288)	1,213	(8,388)	(168)
Prepaid pension asset	(98)	(377)	113	—	856
Other assets	(191)	27	(940)	25	206
Accounts payable	8,812	5,946	2,520	(11,335)	(5,231)
Accrued expenses and other liabilities	(3,873)	(6,449)	5,592	10,734	(4,748)
Other long-term liabilities	(20)	1,506	79	(379)	694

Net cash provided by operating activities	11,035	257	20,061	9,786	8,083

Investing activities
Distributions from joint venture investments	—	1,943	200	—	—
Purchases of property and equipment	(487)	(1,916)	(1,492)	(525)	(514)

Net cash (used in) provided by investing activities	(487)	27	(1,292)	(525)	(514)
Financing activities
Net payments on long-term debt	(4,800)	(10,350)	(16,074)	(5,430)	(10,682)
Capital contributions	—	5,000	1,183	—	901

Net cash used in financing activities	(4,800)	(5,350)	(14,891)	(5,430)	(9,781)

Increase (decrease) in cash and cash equivalents	5,748	(5,066)	3,878	3,831	(2,212)
Cash and cash equivalents, beginning of period	—	5,748	682	682	4,560

Cash and cash equivalents, end of period	$5,748	$682	$4,560	$4,513	$2,348

Supplemental disclosures of cash flow information
Interest paid	$6,232	$14,451	$10,102	$4,235	$4,407

Income taxes paid	$197	$14	$52	$48	$224

See accompanying notes.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, December 28, 2001, June 30, 2002 (Unaudited)
(In thousands, except share data)

1.     Organization and Nature of Operations

     Organization

      On August 20, 1999, ETS Acquisition Corp. (a subsidiary of Carlyle-EG&G Holdings Corporation) acquired certain outstanding shares of capital stock, assets, and liabilities of EG&G, Inc.’s Technical Services Division (seller) for $254,401. ETS Acquisition Corp. subsequently changed its name to EG&G Technical Services, Inc. (the Company). The acquisition was accounted for under the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. As a result of the purchase price allocation, goodwill of $203,621 was recorded. The purchase price included a $2,100 non-interest-bearing note payable to the seller that matures on August 20, 2006. This note is included in other long-term liabilities in the accompanying consolidated balance sheet at its net present value.

      On August 22, 2002, URS Corporation (URS), a public company, acquired all of the capital stock of the Company. As contemplated by the merger agreement, the Company was merged with and into URS Holdings, a wholly owned subsidiary of URS, with URS Holdings being the surviving corporation.

     Nature of Operations

      The Company provides skilled technical and support services to government and commercial customers. The services provided include management and professional services, studies and analyses, and engineering and technical services to Department of Defense (DOD) customers as well as DOD prime contractors. The Company provides distribution operations, asset management, and supply integration to DOD customers. The Company provides systems engineering, range instrumentation support, range operations and maintenance, facility protection services, civil engineering, and construction support to DOD and National Aeronautical and Space Administration (NASA) customers. The Company also provides a wide variety of technical support services with a focus on technically complex, high risk, high hazard operations.

2.     Significant Accounting Policies

     Basis of Accounting

      The consolidated financial statements include the accounts of EG&G Technical Services, Inc. and its wholly owned subsidiary, Defense Materials, Inc. The December 31, 1999 financial statements represent the period from August 20, 1999 to December 31, 1999. All material intercompany balances and transactions have been eliminated in consolidation.

     Unaudited Interim Financial Statements

      The accompanying consolidated balance sheet as of June 30, 2002, and the accompanying consolidated statements of operations and cash flows for the six months ended June 30, 2002 and 2001, are unaudited. The unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of such financial statements. The data disclosed in the notes to the financial statements for these periods are unaudited. The results of operations for the six months ended June 30, 2002 and 2001 are not necessarily indicative of the results expected for the entire fiscal year.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fiscal Year

      The Company changed its reporting year from the last calendar day of the year to the Friday nearest to December 31 (a 52-53 week year) during 2001. In 2001 there were 52 weeks in the Company’s fiscal year ended December 28, 2001.

     Risk and Uncertainties

      Substantially all of the Company’s sales are to U.S. government agencies, primarily to DOD and NASA. In accordance with government regulations, all of the Company’s government contracts are subject to termination at the convenience of the government. Costs under cost reimbursable contracts are subject to audit. Prior audits have not had a material effect on the Company.

     Recently Issued Standards

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The Company does not anticipate that adoption of SFAS No. 141 will have a material impact, either positive or negative, on future results of operations or financial condition.

      In July 2001, FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 modifies the accounting rules governing goodwill and intangible assets. The provisions of SFAS No. 142 eliminate amortization of goodwill and identifiable intangible assets with indefinite lives and require an impairment assessment at least annually by applying a fair-value-based test. The effective date for the Company’s implementation of SFAS No. 142 is January 1, 2002, on which date the Company ceased amortization of goodwill.

      In connection with the implementation of SFAS 142, the Company completed an initial impairment test during the first quarter of fiscal year 2002, which resulted in no impairment. The following table reflects the adjusted net income as if SFAS 142 had been effective as of August 20, 1999:

	Period from
	August 20,			Six Months	Six Months
	1999 to	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 28,	June 30,	June 30,
	1999	2000	2001	2001	2002

				(Unaudited)	(Unaudited)
Reported net income (loss)	$30	$(2,680)	$2,636	$886	$6,024
Add: goodwill amortization, net of tax	2,189	6,007	6,007	3,004	—

Adjusted net income	$2,219	$3,327	$8,643	$3,890	$6,024

      In August 2001, FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment and disposal of long-lived assets. This standard is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 will not have a material impact on the Company’s financial statements.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In November 2001, the Emerging Issues Task Force (EITF) issued Topic No. D-103, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred. EITF Topic No. D-103 requires that companies report reimbursements received for out-of-pocket expenses incurred as revenue, rather than as a reduction of expenses. The provisions of EITF Topic No. D-103 are effective for financial statements issued for fiscal years beginning after December 15, 2001. As the Company has historically accounted for reimbursements of out-of-pocket expenses in the manner provided for under EITF Topic No. D-103, the adoption of the provisions of EITF Topic No. D-103 are not expected to have an impact on the Company’s consolidated financial position or results of operations.

     Revenue Recognition

      Substantially all of the Company’s revenues result from services performed for the U.S. government or for contractors engaged in work for the U.S. government under a variety of contracts. Revenues on cost-reimbursement contracts are recognized to the extent of costs incurred plus a proportionate amount of the fee earned. Revenues on fixed-price contracts are recognized using the percentage-of-completion method of contract accounting. The Company computes the percentage completed based on the percentage of costs incurred to date in relation to total estimated costs expected upon completion of the contract. For certain outsourcing arrangements whereby the contract provides for a fixed fee per service transaction, the Company recognizes revenues as the related services are provided and are billable. Incentives or penalties and awards applicable to performance on contracts are considered in estimating sales and profit rates, and are recorded when there is sufficient information to assess anticipated contract performance. Incentive provisions, which increase or decrease earnings based solely on a single significant event, are generally not recognized until the event occurs.

      Contract revenue recognition inherently involves estimation. Examples of estimates include the contemplated level of effort to accomplish the tasks under contract, the cost of the effort, and an ongoing assessment of progress toward completing the contract. The Company utilizes a number of management processes to monitor contract performance and revenue estimates. From time to time, as part of the normal management processes, facts develop that require revisions to estimated total costs or revenues expected. The cumulative effect of any such revisions is recorded in the period in which the facts requiring revisions become known. The full amount of anticipated losses on any type of contract is recognized in the period in which they become known.

     Fair Value of Financial Instruments

      The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate their fair values as of June 30, 2002, December 28, 2001 and December 31, 2000, due to the relatively short duration of these financial instruments. The carrying amounts of the Company’s indebtedness approximate their fair values as of June 30, 2002, December 28, 2001 and December 31, 2000, as they bear interest rates that approximate market.

     Cash and Cash Equivalents

      The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

     Inventories

      Inventories are stated at lower of cost or market, generally using the weighted-average cost method. Inventories are included in Prepaid Expenses and Other in the accompanying balance sheets.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Property, Plant and Equipment

      The Company depreciates property, plant and equipment primarily using the straight-line method over estimated useful lives, which generally fall within the following ranges: machinery and equipment — three to seven years; and leasehold improvements — estimated useful life or remaining term of lease, whichever is shorter.

      Computer equipment and software is depreciated over five years using the double declining method. Depreciation and amortization of property, plant and equipment totaled $1,364, $1,477 and $435 during 2001, 2000 and 1999, respectively.

      Expenditures for maintenance and repairs are charged to expense as incurred, and major additions and improvements are capitalized.

     Goodwill

      Goodwill is being amortized on a straight-line basis over a period of 20 years. As discussed above, SFAS No. 142 eliminated goodwill amortization, effective January 1, 2002, for the Company. For the years ended December 28, 2001, December 31, 2000 and 1999, amortization expense was $10,181, $10,181 and $3,648, respectively.

      Prior to January 1, 2002, long-lived assets and identifiable intangibles were reviewed for impairment whenever events or changes in circumstances indicated that the carrying value of an asset may not be recoverable. In performing the review for impairment, the Company estimates the future cash flows expected to result from the use of the asset. If impaired, the Company would write down the asset to its fair market value. If the asset is held for sale, the Company considers the asset’s fair value net of costs, to sell the asset. There were no amounts expensed in 2001, 2000 and 1999 related to impaired assets.

     Other Assets

      In connection with its Credit Agreement, the Company paid $6,584 of finance costs in 1999, which were capitalized and included in other assets. These costs are being amortized over the terms of the related debt as additional interest expense. During 2001, 2000 and 1999, $939, $914 and $339, respectively, was amortized.

      The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, effective January 1, 2001. Under SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value.

      In October 2001, the Company entered into an interest rate swap agreement to hedge the variability in interest payments associated with its floating rate A and B Term Loans (see Note 6). The Company has determined that this interest rate swap is an effective cash flow hedge under SFAS No. 133, and is reporting it in other assets at its fair value of $972 at December 28, 2001. In 2001, the Company recorded all changes in the fair value of the interest rate swap through Other Comprehensive Income (OCI). The cumulative gain recognized in OCI, after income taxes, at December 28, 2001 was $583. Amounts recorded in OCI will be reclassified into earnings in the period in which earnings are affected by the hedged cash flows. The estimated amount to be reclassified from OCI to income over the next 12 months is $569. Upon termination of a hedging relationship, the amount in OCI will be amortized over the remaining life of the hedged cash flows.

      The Company holds three joint venture investments, which are accounted for using the equity method of accounting. EC III, LLC, for which the Company is a 50% partner, performs services for the U.S. Army Yuma Proving Ground (YPG), the U.S. Army YPG Institutional Support Services, and the U.S. Navy Lake Electronic Combat Range. Energy & Environmental Solutions, LLC, for which the

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company is a 50% partner, provides program, product and project engineering and analysis support to the Department of Energy at the Federal Energy Technology Center. JT3 LLC, for which the Company is a 50% partner, provides services to the U.S. government for the Joint Test and Training Support Program (J-TECH). Income from joint ventures has been included in other nonoperating income in the accompanying consolidated statements of operations.

      The Company has loans receivable from employees totaling $563, which are included in other assets as of December 28, 2001, at a 5.5% interest rate, payable in full in eight years or a change in control of the Company, whichever comes first.

     Stock-Based Compensation

      The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded only if the current market price of the underlying stock exceeds the exercise price on the date of grant. The Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, which allows entities to continue to apply provisions of APB Opinion No. 25 and provide pro forma net income as if the fair-value-based method defined in SFAS No. 123 had been applied.

3.     Accounts Receivable, Net

      Accounts receivable, net consists of the following:

	December 31,	December 28,	June 30,
	2000	2001	2002

			(Unaudited)
Billed receivables	$30,159	$30,445	$28,456
Unbilled receivables	51,732	56,970	49,627
Less allowance for doubtful accounts	(973)	(495)	(440)

	$80,918	$86,920	$77,643

      Receivables are due primarily from U.S. government agencies. Unbilled receivables principally include amounts earned and contractually billable at year-end, but which were not billed because customer invoices had not yet been prepared by year-end.

4.     Property, Plant and Equipment

      Property, plant and equipment consists of the following:

	December 31,	December 28,
	2000	2001

Machinery and equipment	$5,488	$6,990
Leasehold improvements	558	552
Less accumulated depreciation	(1,912)	(3,276)

	$4,134	$4,266

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Accrued Expenses and Other Liabilities

      Accrued expenses and other liabilities consists of the following:

	December 31,	December 28,
	2000	2001

Payroll and other related liabilities	$17,603	$19,025
Accrued pension and incentive compensation	5,212	9,578
Contingent liabilities	3,772	4,009
Other liabilities	5,884	5,451

	$32,471	$38,063

6.     Long-Term Debt and Credit Agreement

      Long-term debt consists of the following:

	December 31,	December 28,	June 30,
	2000	2001	2002

			(Unaudited)
A Term loan	$58,680	$49,335	$43,892
B Term loan	86,170	79,441	74,202

	144,850	128,776	118,094
Less current portion	(5,400)	(11,557)	(10,267)

Long-term debt	$139,450	$117,219	$107,827

      The Company’s debt structure includes A Term and B Term loans as well as a revolving credit facility. Prior to December 31, 1999, total borrowings under A Term and B Term loans bore interest at 10.25% and 10.75%, respectively. As of January 1, 2000 the A Term and B Term loans were financed at a floating rate that can be tied to a one-, two-, three-, or six-month London Interbank Offered Rate (LIBOR) plus the applicable margin. The margins for A Term and B Term loans were 3.25% and 3.75%, respectively, at December 31, 2000 and 2.75% and 3.25%, respectively, at December 28, 2001. The margins are structured to be reduced as the Company’s leverage multiples decrease. As of December 28, 2001, the Company’s debt was financed under a one-month LIBOR contract of 2.31% plus applicable margins and under a six-month LIBOR contract of 2.44% plus applicable margins. Borrowings under the A Term loan are payable in quarterly installments ranging from $2,333 to $4,125 beginning March 31, 2000 and ending August 20, 2005. Borrowings under the B Term loan are payable in five semiannual installments of $450 beginning March 31, 2000 and ending September 30, 2005; quarterly installments of $10,575 beginning December 31, 2005 and ending June 30, 2007; and $10,575 on August 20, 2007. The A and B Term loans contain a provision for early payment of principal based on excess of cash flow calculated annually. At December 28, 2001, an additional $3,400 of principal is due in 2002 under this provision. Of this amount, $2,097 relating to the B Term loan was classified as current, and the remaining position relating to the A Term loan was offset against current A Term loan maturities. Borrowings under these loans are secured by the assets of the Company.

      In addition to its A Term and B Term loans, the Company has a $30 million revolving credit facility that matures in August 2005. The facility calls for a commitment fee payable quarterly in arrears of 0.5% per annum of the average unused portion of the revolving credit facility. For purposes of this calculation, standby letters of credit issued are considered to be outstanding amounts. As of December 31, 2000 and 1999, the Company had two outstanding letters of credit, totaling $2,115 and $2,030, respectively. As of December 28, 2001, the Company had three outstanding letters of credit, totaling $2,940. There were no

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounts outstanding against the revolving credit facility as of December 31, 1999 and 2000 and December 28, 2001.

      The credit agreement contains certain covenants that include, among others, a minimum consolidated net worth, a maximum leverage ratio, a minimum coverage ratio, and a maximum joint venture investment. As of December 31, 1999 and 2000 and December 28, 2001, the Company was in compliance with its covenants.

      Pursuant to the credit agreement, the Company maintained a $40 million interest rate contract. This contract effectively caps the variable LIBOR rates contained in the Company’s debt agreement at 7%. This contract expires on October 22, 2002. As of December 31, 2000 and December 28, 2001, no amounts were outstanding as the LIBOR rate did not exceed 7%.

      Aggregate maturities of long-term debt at December 28, 2001 are as follows:

2002	$11,557
2003	12,875
2004	14,625
2005	15,694
2006	42,300
Thereafter	31,725

$128,776

      In connection with the acquisition of the Company by URS Corporation, this debt was repaid and the Company became a subsidiary guarantor of certain of URS Corporation’s financing agreements.

7.     Income Taxes

      The Company records income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using existing tax rates. The effect on deferred tax assets and liabilities of a change in tax rates are recognized in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

      The income tax provision consists of the following:

	December 31,	December 31,	December 28,
	1999	2000	2001

Current:
Federal	$—	$—	$135
State	—	100	51

Total current provision	—	100	186
Deferred:
Federal	22	(654)	1,499
State	3	(162)	215

Total deferred provision (benefit)	25	(816)	1,714

Total income tax provision (benefit)	$25	$(716)	$1,900

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For federal income tax purposes, the Company has net operating loss carryforwards of $7,740, $14,713 and $3,626 as of December 28, 2001, December 31, 2000 and 1999, respectively, which expire between 2019 and 2020.

      The income tax provision is different from that computed using the statutory U.S. federal income tax rate of 34%, as set forth below:

	December 31,	December 31,	December 28,
	1999	2000	2001

Income taxes, at federal statutory rate	$19	$(1,155)	$1,543
State taxes, net of federal benefit	3	(167)	215
Other	3	606	142

	$25	$(716)	$1,900

      The tax effect of temporary differences that give rise to the deferred tax assets and liabilities as of December 28, 2001, and December 31, 2000 are as follows:

	December 31,	December 28,
	2000	2001

Net operating losses	$6,526	$3,137
Accrued expenses	1,347	1,345
Inventory	—	708
Investments in joint ventures	—	483
Allowance for doubtful accounts	368	186
Other	36	133

Total deferred tax assets	8,277	5,992
Unbilled revenue	(3,705)	(2,718)
Goodwill amortization	(2,152)	(3,747)
Investments	(873)	—
Prepaid expenses	(256)	(409)
Unrealized holding gains	—	(389)
Other	(499)	(136)

Total deferred tax liabilities	(7,485)	(7,399)

Net deferred tax asset (liability)	$792	$(1,407)

      As of December 31, 2000 a deferred tax asset of approximately $877 is included in other assets on the accompanying balance sheet.

8.     Retirement Plans

     Savings Plan

      The Company has a savings plan for the benefit of qualified U.S. employees. Under this plan, for certain employees the Company contributes an amount equal to the lesser of 55% of the amount of the employee’s voluntary contribution or 3.3% of the employee’s annual compensation. The Company’s savings plan expense was $3,680, $3,649 and $1,287 for the years ended December 28, 2001 and December 31, 2000 and 1999, respectively.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Employee Benefit Plans

Pension Plan

      The Company has defined benefit plans that cover substantially all of its hourly and salaried employees. The hourly pension plan benefits are based primarily on hours of service with the Company. The salaried pension plan benefits are based on years of participation and final average compensation. The Company’s funding policies are to contribute to the plans the amounts necessary to satisfy the funding requirements of federal laws and regulations. Plan assets consist principally of listed equity and debt securities. Assets of one plan may not be utilized to pay benefits of other plans.

      Pension cost has been recorded based upon certain actuarial estimates. These estimates are subject to revision in future periods given new facts or circumstances.

      The Company measures pension costs according to independent actuarial valuations. The projected unit credit cost method is used to determine pension cost for financial accounting purposes consistent with the provisions of SFAS No. 87, Employers’ Accounting for Pensions.

Postretirement Plan

      The Company has a postretirement medical plan that covers employees that meet certain eligibility requirements. All of these benefits may be subject to deductibles, co-payment provisions, and other limitations, and the Company has reserved the right to modify these benefits.

      The initial weighted-average assumed health care cost trend rate used in determining the 2001, 2000 and 1999 accumulated postretirement benefit obligation was 7%, 8% and 9%, respectively, gradually declining to 6% in 2003 and remaining at that level thereafter.

      Increasing (decreasing) the weighted-average assumed health care cost trend rate by one percentage point would change the accumulated postretirement benefit obligations by approximately $94 and $(84), respectively in 2001. It would also increase (decrease) the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost by approximately $6 and $(6), respectively.

      The accrued postretirement benefits cost has been recorded based upon certain actuarial estimates. These estimates are subject to revision in future periods given new facts or circumstances.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a reconciliation of the benefit obligations, plan assets, and funded status of the Company’s pension and postretirement plans at:

			Other
			Postretirement
	Pension Benefits		Benefits

	2000	2001	2000	2001

Change in benefit obligation:
Benefit obligation at beginning of year	$85,472	$88,529	$3,062	$3,864
Service cost	3,506	4,502	164	174
Interest cost	6,483	6,862	280	252
Benefits paid	(3,692)	(5,930)	(226)	(181)
Actuarial (gain) loss	(3,240)	7,745	584	(126)
Plan amendments	—	129	—	—

Benefit obligation at end of year	$88,529	$101,837	$3,864	$3,983

Change in plan assets:
Fair value of plan assets at beginning of year	$120,922	$115,413	$3,668	$3,545
Actual return on plan assets	(802)	(6,639)	(123)	(204)
Benefits paid	(3,692)	(5,107)	—	(12)
Administrative expense	(1,015)	(822)	—	—

Fair value of plan assets at end of year	$115,413	$102,845	$3,545	$3,329

			Other
			Postretirement
	Pension Benefits		Benefits

	2000	2001	2000	2001

Funded status reconciliation:
Funded status	$26,884	$1,008	$(319)	$(654)
Unrecognized net prior service cost	—	114	—	—
Unrecognized net actuarial gains (losses)	(13,078)	12,571	68	513

Prepaid (accrued) benefit cost	$13,806	$13,693	$(251)	$(141)

			Other
			Postretirement
	Pension Benefits		Benefits

	2000	2001	2000	2001

Assumptions at year-end:
Discount rate	8.00%	7.25%	8.00%	7.25%
Expected return on assets	9.50%	9.00%	9.50%	9.00%
Rate of compensation increase	4.50%	4.50%	N/A	N/A

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Net periodic pension and other postretirement benefit costs include the following components for the year ended:

	Pension Benefits			Other Postretirement Benefits

	1999	2000	2001	1999	2000	2001

Service cost	$1,263	$3,506	$4,502	$61	$164	$174
Interest cost	2,035	6,483	6,861	73	280	252
Expected return on assets	(3,396)	(10,366)	(10,837)	(102)	(338)	(329)
Amortization of prior service cost	—	—	15	—	—	—
Recognized net actuarial gain	—	—	(428)	—	—	(16)

Net periodic cost	$(98)	$(377)	$113	$32	$106	$81

9.     Stock-Based Compensation

     Stock Option Plan

      The Company participates in the Stock Option Plan of Carlyle-EG&G Holdings Corporation, which provides for the granting of incentive stock options and nonqualified options to key employees and nonemployee members of the Board of Directors. The Company initially authorized 77,000 shares for issuance under the plan. In January 2001, the Board of Directors increased the numbers of shares available for issuance under the plan to 103,500. Stock options vest in accordance with vesting periods set forth in the governing award agreements and plan documents. Stock option activity and exercise prices for the plan are presented below:

		Weighted-
		Average	Weighted-
		Remaining	Average
	Number of	Contractual	Exercise
	Shares	Life	Price

Outstanding December 31, 1999	—		$—
Granted	76,000		100
Forfeited	—		100

Outstanding December 31, 2000	76,000	4.5 years	100
Granted	26,400		100
Forfeited	(6,400)		100

Outstanding December 28, 2001	96,000	4 years	100

Number of shares exercisable as of December 28, 2001	11,072		100

      SFAS No. 123, Accounting for Stock-Based Compensation, calls for companies to measure employee stock compensation expense based on the fair value method of accounting. However, as allowed by SFAS No. 123, the Company has elected to account for its Stock Option Plan under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, which recognizes compensation cost based upon the intrinsic value of the equity award. Accordingly, no compensation expense was recognized in the consolidated statements of operations for any equity awards granted during the year ended December 28, 2001, December 31, 2000 and the period from inception (August 20, 1999) through December 31, 1999. Had the compensation costs for stock options been determined based on the

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair value at the grant dates for awards under the Stock Option Plan consistent with SFAS No. 123, the Company’s net income would have been adjusted to the pro forma amounts indicated below:

	December 31,	December 31,	December 28,
	1999	2000	2001

Net income:
As reported	$30	$(2,680)	$2,636
Pro forma	$1	$(2,920)	$2,272

      All options issued by the Company were issued at the estimated fair value in effect at the date of issuance, vest ratably over the applicable vesting period, and expire 10 years after the grant date. The fair value for options granted in 2001, 2000 and 1999 were estimated on the date of grant using the minimum value method with the following assumptions: dividend yield of 0%, risk-free interest rates ranging from 3.90% to 4.98%, respectively, and an expected exercise period of five years.

     Employee Equity Purchase Plan

      The Company participates in the Carlyle-EG&G Holdings Corporation Employee Equity Purchase Plan (the Plan). Under the Plan, key employees of the Company may purchase shares of Carlyle-EG&G Holdings Corporation’s common stock or receive grants of restricted stock at a price specified by the Board of Directors. The terms and conditions of the purchase are listed in the individual agreements between Carlyle-EG&G Holdings Corporation and Plan participants. Carlyle-EG&G Holdings Corporation authorized 60,000 shares for issuance under the Plan. These shares vest in equal annual installments over three years. In 2001, 3,833 shares became vested and were issued. The Company recorded $252 and $1,150 of unearned compensation associated with the restricted stock grants in 2001 and 2000, respectively. Compensation expense related to the Plan of $495 was recognized in 2001. Compensation expense in 2000 was not material. In 2001, 6,800 shares were purchased under the Plan, consisting of cash of $220 and employee loans of $460. Additionally, as of December 31, 2000, there were agreements to purchase 24,745 shares for $2,475, consisting of cash of $965 and employee loans of $1,510.

10.     Related Party Transactions

      The Company has an agreement with TC Group Management, L.L.C. (Carlyle), whereby Carlyle will provide management services to the Company at an annual fee. Fees paid to Carlyle for these services under the agreement totaled $675 for the years ended December 31, 2001, and 2000 and $328 for the period August 20, 1999 to December 31, 1999. In the fourth quarter of 2000, the agreement was amended such that payment of the annual fees would be deferred until January 1, 2003 and achievement of a certain leverage ratio. The Company has accrued $1,125 and $225 as of December 28, 2001 and December 31, 2000, respectively, as a component of other long-term liabilities.

      A portion of the Company’s B Term loan (4.6%) was sold to Carlyle High Yield Partners III, LP in 2001, which remains a holder of this debt at December 28, 2001. Carlyle High Yield Partners III, LP is not given any preference or deference over other holders of this debt.

11.     Commitments and Contingencies

     Lease Commitments

      The Company leases office, warehouse, and distribution space under various noncancelable operating lease agreements. Lease expense during 2001 was approximately $12,182.

EG&G TECHNICAL SERVICES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Future minimum lease payments required under operating leases that have remaining noncancelable lease terms in excess of one year at December 28, 2001 are summarized below:

2002	$6,749
2003	5,470
2004	5,060
2005	5,074
2006	2,610
Thereafter	5,868

$30,831

Legal Proceedings and Disputes

      The Company is subject to various claims, legal proceedings, and investigations covering a wide range of matters that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company has established accruals for matters that are probable and reasonably estimable. Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the financial position or results of operations of the Company.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Lear Siegler Services, Inc. and Subsidiaries

      We have audited the accompanying consolidated balance sheets of Lear Siegler Services, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lear Siegler Services, Inc. and Subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

September 13, 2002

McLean, Virginia

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
			June 30,
	2000	2001	2002

			(Unaudited)

	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,959	$109	$119
Accounts receivable, net of allowance for doubtful accounts of $106, $911 and $911	51,973	66,845	60,057
Income tax receivable	925	2,917	1,883
Prepaid expenses and other current assets	2,047	3,866	5,010

Total current assets	56,904	73,737	67,069
Deferred tax assets	917	1,224	1,310
Property and equipment, net	1,194	3,367	3,794
Goodwill	60,092	54,963	54,963
Other assets	5,037	13,114	13,120

Total assets	$124,144	$146,405	$140,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$500	$500	$500
Bank overdraft	12,492	16,417	11,575
Accounts payable	4,786	7,044	5,607
Accrued expenses and other liabilities	25,470	38,149	46,574
Deferred tax liabilities	2,666	1,879	1,560

Total current liabilities	45,914	63,989	65,816
Revolving loans	—	9,561	995
Long-term debt, net of current portion	36,875	36,375	36,125

Total liabilities	82,789	109,925	102,936

Commitments and contingencies (Note 11)

Stockholders’ equity:
Common stock, $.01 par value; 5,000,000 shares authorized; 3,610,000 and 3,613,563 shares issued and outstanding, respectively	36	36	36
Additional paid-in capital	36,602	36,638	36,327
Retained earnings (accumulated deficit)	4,717	(194)	957

Total stockholders’ equity	41,355	36,480	37,320

Total liabilities and stockholders’ equity	$124,144	$146,405	$140,256

See accompanying notes.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

				Six Months	Six Months
	Year Ended December 31,			Ended	Ended
				June 30,	June 30,
	1999	2000	2001	2001	2002

				(Unaudited)	(Unaudited)

	(In thousands)
Revenues	$342,925	$316,261	$335,024	$158,157	$190,511
Operating costs and expenses:
Cost of services	318,823	288,293	319,615	146,223	179,021
General and administrative	9,796	12,631	11,666	6,997	7,837
Depreciation	364	396	646	252	509
Amortization of goodwill	5,129	5,129	5,129	2,565	—

Total operating costs and expenses	334,112	306,449	337,056	156,037	187,367

Operating income (loss)	8,813	9,812	(2,032)	2,120	3,144
Other expenses:
Interest expense	5,664	5,186	4,585	2,075	1,249
Other expense	277	616	177	5	9

Income (loss) before income taxes	2,872	4,010	(6,794)	40	1,886
Income tax (provision) benefit	(1,408)	(1,576)	1,883	(351)	(735)

Net income (loss)	$1,464	$2,434	$(4,911)	$(311)	$1,151

See accompanying notes.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Retained
	Common Stock		Additional	Earnings
			Paid-In	(Accumulated
	Shares	Amount	Capital	Deficit)	Total

	(In thousands)
Balance, December 31, 1998	3,600	$36	$36,554	$819	$37,409
Exercise of stock options	10	—	100	—	100
Net income	—	—	—	1,464	1,464

Balance, December 31, 1999	3,610	36	36,654	2,283	38,973
Capital distribution	—	—	(52)	—	(52)
Net income	—	—	—	2,434	2,433

Balance, December 31, 2000	3,610	36	36,602	4,717	41,355
Exercise of stock options	4	—	36	—	36
Net loss	—	—	—	(4,911)	(4,911)

Balance, December 31, 2001	3,614	36	36,638	(194)	36,480
Repurchase of ownership interest (unaudited)	—	—	(311)	—	(311)
Net income (unaudited)	—	—	—	1,151	1,151

Balance, June 30, 2002 (unaudited)	3,614	$36	$36,327	$957	$37,320

See accompanying notes.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

				Six Months Ended
	Year Ended December 31,			June 30,

	1999	2000	2001	2001	2002

				(Unaudited)

	(In thousands)
Cash flows from operating activities
Net income (loss)	$1,464	$2,434	$(4,911)	$(311)	$1,151
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,493	5,525	5,775	2,817	509
Amortization of deferred financing costs	300	300	300	150	150
Deferred taxes	752	892	(498)	183	(405)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	69	1,349	(14,847)	(16,940)	6,788
(Increase) decrease in income tax receivable	(161)	(954)	(1,991)	(917)	1,034
(Increase) decrease in prepaid expenses and other current assets	(585)	1,624	(1,918)	171	(1,294)
(Increase) decrease in other assets	(115)	(3,973)	(8,679)	3,930	(6)
Increase (decrease) in accounts payable and bank overdraft	8,031	(3,355)	6,183	606	(6,279)
(Decrease) increase in accrued expenses and other liabilities	(3,218)	(1,147)	12,457	1,756	8,425

Net cash provided by (used in) operating activities	12,030	2,695	(8,129)	(8,555)	10,073

Cash flows from investing activities
Purchases of property and equipment	(824)	(466)	(2,818)	(1,475)	(935)

Cash flows from financing activities
Payments of long-term debt	(6,375)	(7,625)	(500)	(250)	(250)
Net borrowings (payments) on revolving debt	—	—	9,561	8,393	(8,567)
Stock options exercised	100	—	36	—	—
Capital distribution	—	(52)	—	—	—
Repurchase of ownership interest	—	—	—	—	(311)

Net cash (used in) provided by financing activities	(6,275)	(7,677)	9,097	8,143	(9,128)

Net increase (decrease) in cash	4,931	(5,448)	(1,850)	(1,887)	10
Cash and cash equivalents at beginning of period	2,476	7,407	1,959	1,959	109

Cash and cash equivalents at end of period	7,407	1,959	$109	$72	$119

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$5,270	$5,856	$3,192	$1,930	$1,518

Income taxes	$596	$734	$730	$252	$65

See accompanying notes.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

December 31, 2000 and 2001 and June 30, 2002 (Unaudited)
(In thousands, except share data)

1.     Organization and Significant Accounting Policies

     Organization and Principles of Consolidation

      On September 16, 1997, LSS Holdings, L.L.C. acquired the operating assets of Lear Siegler Services, Inc. (the Company or Lear Siegler Services). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, UNC Lear Siegler Services, Inc. and Burnside OTT Training Center, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

      The Company is a provider of aircraft maintenance, logistics support, systems integration and aviation training services primarily to the United States military, as well as to domestic and foreign government agencies.

      On August 22, 2002, the Company completed a merger agreement with URS Corporation, a public company. Pursuant to this agreement, URS Corporation acquired all of the capital stock of the Company.

     Unaudited Interim Financial Statements

      The accompanying consolidated balance sheet as of June 30, 2002, and the accompanying consolidated statements of operations and cash flows for the six months ended June 30, 2001 and 2002, are unaudited. The unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of such financial statements. The data disclosed in the notes to the financial statements for these periods are unaudited. The results of operations for the six months ended June 30, 2002 are not necessarily indicative of the results expected for the entire fiscal year.

     Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition

      Revenues under fixed rate per hour of service contracts are recognized as services are performed based on actual hours and expenses incurred under the contracts. For time-and-materials contracts, revenue is recognized based on billable rates times labor hours plus material and other reimbursable costs incurred. Performance award fees incorporated in certain government contracts are recognized when there is sufficient information to assess expected contract performance. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses are determined.

      In 1999 and 2001 two customer contracts exceeded 10% of total revenues with revenues of $105,861 and $91,438 and $104,335 and $70,619, respectively. In 2000, three customer contracts had total revenues of $114,251, $56,818 and $43,468, each of which exceeded 10% of the Company’s total revenues for the period. In 1999, revenues from federal government and commercial customers approximated 89% and 11%, respectively. In 2000 and 2001, revenues from federal government and commercial customers approximated 99% and 1%, respectively.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

     Fair Value of Financial Instruments

      Statement of Financial Accounting Standards (SFAS) No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of the year-end value of significant financial instruments, as defined by SFAS No. 107. At December 31, 2001, all financial instruments, as defined in SFAS No. 107, have fair values that approximate their carrying amounts.

     Cash and Cash Equivalents

      Cash and cash equivalents consist primarily of currency on hand, cash on deposit, and cash invested temporarily in an overnight sweep account.

     Accounts Receivable

      Reserves for the collectibility of accounts receivable are provided when it is determined that it is probable that the Company will not collect all amounts due and the amount of the reserve requirement can be reasonably estimated.

     Inventories

      Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. At December 31, 2000 and 2001 inventory was $1,161 and $2,203, respectively, and is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

     Property and Equipment

      Property and equipment are stated at cost. Depreciation is recorded using the straight-line method over estimated useful lives of five years.

      Costs of equipment, furniture and fixtures, and leasehold improvements sold or retired and the related accumulated depreciation or amortization are removed from the accounts in the year of disposal, and any gains or losses are reflected in the consolidated statements of operations. Expenditures for maintenance and repairs are charged to expense as incurred, and major additions and improvements are capitalized.

     Internal Use Computer Software

      In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes costs related to software and implementation in connection with its internal use software systems. Such costs are amortized principally over five years.

     Goodwill

      Goodwill was being amortized on a straight-line basis over 15 years. Amortization expense of $5,129 for the years ended December 31, 1999, 2000, and 2001, is included in the accompanying consolidated financial statements. At December 31, 2001, accumulated amortization was $21,969. In accordance with the implementation of SFAS No. 142, Goodwill and Other Intangible Assets, no goodwill amortization is being recorded beginning January 1, 2002. Beginning January 1, 2002, the Company assesses potential impairment in accordance with the guidance in SFAS No. 142 (see Recently Issued Accounting Pronouncements).

      Prior to January 1, 2002, the Company assessed potential impairment of intangible assets, including goodwill, when events or circumstances indicated that the carrying amount of an asset might not be recoverable. The Company uses an estimate of its future undiscounted cash flows to evaluate whether the

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

intangible assets, including goodwill, are recoverable. The amount of impairment, if any, is measured based on projected discounted cash flows using a discount rate reflecting the Company’s average cost of funds.

Other Assets

      As of December 31, 2001 and June 30, 2002 (unaudited), other assets include $12,057 of accounts receivable related to the F-5 TSP contract in Saudi Arabia. In the opinion of management, the outstanding receivables will be collected upon resolution of the related lawsuits discussed in Note 11. The receivable has been classified as a long-term asset since the Company is uncertain as to when the receivable will be collected.

Income Taxes

      Deferred tax assets and liabilities represent the tax effects of temporary differences between tax and financial accounting bases of assets and liabilities and are measured using presently enacted tax rates. Deferred tax expense is the result of changes in the asset and liability for deferred taxes. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock Option Plan

      In connection with its stock option and related plans, the Company applies the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Compensation expense is recognized on the date of an option grant only if the current market price of the underlying stock exceeds the exercise price. See Note 8 for further discussion of stock options, including the pro forma disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation.

Derivative Instruments and Hedging Activities

      In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133, which defers the effective date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. SFAS No. 133, SFAS No. 137, and SFAS No. 138 (collectively referred to as SFAS No. 133) require that all derivative instruments be recorded on the balance sheet at fair value. The Company adopted SFAS No. 133 effective January 1, 2001 at which time the Company was party to an interest rate swap contract that resulted in a transition loss before income taxes of $384.

      All derivatives are recognized on the balance sheet at their fair value. Changes in the fair value of derivatives are reported either in earnings or as a component of other comprehensive income (OCI) as determined by whether hedge accounting is achieved. For the year ended December 2001, the Company did not have any derivative contracts outstanding that qualified for hedge accounting. Changes in fair value for derivatives that are not designated and do not qualify for hedge accounting are reported currently in earnings.

      The Company has issued a floating rate note indexed to the three-month London Inter Bank Offered Rate (LIBOR). The note was issued for the purpose of financing Company operations. Because the note pays interest based on an index that resets quarterly, the Company is exposed to the risk of increasing interest costs in a rising interest rate environment. To economically hedge this exposure, the Company executed a single interest rate swap.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The Company reports the interest rate swap at fair value and is reflected as a derivative liability on the consolidated balance sheet. At December 31, 2001, the swap had a fair value of $(843). The Company did not elect to apply hedge accounting, and therefore, the changes in fair value of the swap are reported in earnings as interest expense.

Recently Issued Accounting Pronouncements

      In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method.

      The provisions of SFAS No. 142 eliminate amortization of goodwill and identifiable intangible assets with indefinite lives and require an impairment assessment at least annually by applying a fair-value-based test. The Company adopted SFAS No. 142 on January 1, 2002. The Company anticipates an annual increase to income before income taxes of approximately $5,129 from the elimination of goodwill amortization. Management continues to estimate the impact on reported financial position and results of operations for the other provisions of the statements.

      The following table reflects the adjusted net income as if SFAS No. 142 had been effective beginning January 1, 1999:

				Six Months	Six Months
	Year Ended December 31,			Ended	Ended
				June 30,	June 30,
	1999	2000	2001	2001	2002

				(Unaudited)	(Unaudited)
Reported net income (loss)	$1,464	$2,434	$(4,911)	$(311)	$1,151
Add: goodwill amortization, net of tax	3,334	3,334	3,334	1,667	—

Adjusted net income (loss)	$4,798	$5,768	$(1,577)	$1,356	$1,151

      In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121 and Accounting Principles Board Opinion No. 30 by establishing a single accounting model for long-lived assets to be disposed of by sale. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management does not expect SFAS No. 144 to have a material impact on the Company’s results of operations or financial condition.

      In November 2001, the Emerging Issues Task Force (EITF) issued Topic No. D-103, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred. EITF Topic No. D-103 requires that companies report reimbursements received for out-of-pocket expenses incurred as revenue, rather than as a reduction of expenses. The provisions of EITF Topic No. D-103 are effective for financial statements issued for fiscal years beginning after December 15, 2001. As the Company has historically accounted for reimbursements of out-of-pocket expenses in the manner provided for under EITF Topic No. D-103, the adoption of the provisions of EITF Topic No. D-103 is not expected to have an impact on the consolidated financial position or results of operations.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

2.	Property and Equipment

      Property and equipment consist of the following:

	December 31,
			June 30,
	2000	2001	2002

			(Unaudited)
Equipment	$1,985	$4,393	$4,885
Furniture and fixtures	86	408	762
Leasehold improvements	225	343	343
Vehicles	29	58	147

	2,325	5,202	6,137
Less: accumulated depreciation	(1,131)	(1,835)	(2,343)

	$1,194	$3,367	$3,794

3.     Accounts Receivable

      Accounts receivable, including contracts in process consist of the following:

	December 31,
			June 30,
	2000	2001	2002

			(Unaudited)
U.S. government:
Billed	$31,920	$41,776	$60,057
Unbilled	15,476	24,667	19,320
Retainage due upon completion of contracts	1,236	99	150

Total U.S. government	48,632	66,542	60,881
Other customers:
Billed	3,222	100	36
Unbilled	225	1,114	51

Total other customers	3,447	1,214	87
Less: allowance for doubtful accounts	(106)	(911)	(911)

Total	$51,973	$66,845	$60,057

      Unbilled receivables include amounts earned and contractually billable at December 31, 2000 and 2001 and June 30, 2002, but which were not billed because customer invoices had not yet been prepared at those dates. Management expects that substantially all accounts receivable will be collected within one year from the balance sheet date.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

4.     Long-Term Debt and Financing Arrangements

      Long-term debt consists of the following:

	December 31,
			June 30,
	2000	2001	2002

			(Unaudited)
B Term loan	$37,375	$36,875	$36,625
Less: current maturities	500	500	500

Total long-term debt	$36,875	$36,375	$36,125

      In September 1997, the Company obtained a $100 million senior secured credit facility. The credit agreement provided for the total facility to be allocated between revolving, A Term and B Term loans. All were secured by the assets of the Company.

      The agreement also provided for aggregate standby letters-of-credit balances up to $10 million, which when issued, reduce the revolving loan borrowing availability. The facility calls for a commitment fee payable quarterly in arrears of 0.5% per annum of the average unused portion of the revolving credit facility. At December 31, 2000 and 2001 and June 30, 2002 (unaudited), the aggregate amounts of standby letters of credit outstanding were $2,125, $2,125 and $2,400, respectively.

      Total borrowings under the revolving loans are not to exceed $40 million and mature in September 2003. Additionally, the agreement contains certain financial covenants as defined in the agreement. As of December 31, 2001, the Company was in compliance with or had obtained waivers for all covenants. The revolving loans are financed at a floating rate tied to the prime rate, which was 10.75% and 5.25% at December 31, 2000 and 2001. At December 31, 2000 and 2001 and June 30, 2002 (unaudited), the amounts outstanding were $0, $9,561 and $995, respectively. Of this outstanding balance, $0, $1,546 and $370, respectively, related to the revolving swing loan and $0 and $8,015 and $625, respectively, related to the revolving base loan. The average daily balance at December 31, 2000 and 2001 and June 30, 2002 (unaudited) for these borrowings was $6,850, $5,843 and $9,641, respectively, with a high balance of $18,674, $16,945 and $17,985, respectively. The weighted average interest rate for these revolving loans for the years ended December 31, 2000 and 2001 and the six months ended June 30, 2002 (unaudited) was 10.38%, 7.48% and 5.25%, respectively.

      At December 31, 2000 and 2001 and June 30, 2002 (unaudited), total borrowings under the B Term loan of $37,375, $36,875 and $36,625, respectively, bear interest at 9.44%, 5.06% and 3.88%, respectively. The average daily balance at December 31, 2000 and 2001 and June 30, 2002 (unaudited) for these borrowings was $44,751, $37,185 and $37,012, respectively, with a high balance of $45,000, $37,375 and $36,875, respectively. The weighted average daily interest rate for the years ended December 31, 2000 and 2001 and the six months ended June 30, 2002 (unaudited) was 9.08%, 6.18% and 3.92%, respectively.

      Aggregate maturities of long-term debt were as follows:

2002	$500
2003	4,292
2004	19,583
2005	12,500

$36,875

      In connection with the Company’s acquisition by URS Corporation in August 2002, this debt was repaid and the Company became a subsidiary guarantor of certain of URS Corporation’s financing agreements.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

5.     Accrued Expenses and Other Liabilities

      Accrued expenses and other liabilities consist of the following:

	December 31,
			June 30,
	2000	2001	2002

			(Unaudited)
Payroll and other related liabilities	$6,272	$10,704	$12,794
Subcontractor costs	9,360	9,194	11,599
Foreign facility lease obligations	3,377	7,777	7,777
Contingent liabilities	1,185	4,578	4,541
Insurance	3,361	3,573	4,929
Accrued benefits and incentive compensation	1,485	1,274	1,252
Derivative liability	—	843	409
Other accrued expenses	375	206	3,273

Total	$25,470	$38,149	$46,574

6.     Income Taxes

      The Company files consolidated federal and state income tax returns. Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires the use of an asset and liability approach for financial accounting and reporting for income taxes.

      The income tax (provision) benefit for the Company consists of the following:

	December 31,

	1999	2000	2001

Current:
Federal	$(558)	$(593)	$1,595
State	(98)	(91)	287
Foreign	—	—	(497)

Total current (provision) benefit	(656)	(684)	1,385
Deferred:
Federal	(662)	(718)	444
State	(90)	(174)	54

Total deferred (provision) benefit	(752)	(892)	498

Total income tax (provision) benefit	$(1,408)	$(1,576)	$1,883

      Under SFAS No. 109, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Deferred tax assets (liabilities) are composed of the following:

	December 31,

	2000	2001

Deferred tax assets:
Goodwill amortization	$1,019	$1,311
Accrued commissions	464	72
Accrued vacation	871	1,006
Accrued workers’ compensation	1,232	1,638
Contingent liabilities	—	4,456
Other	44	—

Total deferred tax assets	3,360	8,483
Deferred tax liabilities:
Unbilled receivables	(2,651)	(7,199)
Compensation and benefits	(1,655)	(1,551)
Accrued liabilities	(1,073)	(388)

Total deferred tax liabilities	(5,379)	(9,138)

Net deferred tax liabilities	$(1,749)	$(655)

      The (provision) benefit for income taxes differed from the amounts computed at the statutory rate, as follows:

	December 31,

	1999	2000	2001

(Provision) benefit for income taxes computed at federal statutory rate of 35.0%	$(1,005)	$(1,403)	$2,378
State income taxes, net of federal deduction	(124)	(173)	310
Foreign taxes	—	—	(497)
Other, net	(279)	—	(308)

Total	$(1,408)	$(1,576)	$1,883

7.     Retirement Plans

      The Company participates in the Lear Siegler Services, Inc. Retirement Income Savings Plan, a defined contribution plan that covers a majority of the Company’s nonunion employees. Contributions under this plan are based on individual employee’s elective deferrals, a percentage of eligible employee compensation, and Company matching contributions. The cost of this plan was approximately $1,870, $1,650, and $2,622, for the years ended December 31, 1999, 2000 and 2001, respectively.

      The Company also participates in the Lear Siegler Services, Inc. Supplemental Retirement Plan for certain highly compensated employees. Contributions under the plan are based on individual employee’s elective deferrals, a percentage of eligible employee compensation, and Company matching contributions.

      The Company also participates in a multiemployer defined benefit pension plan for certain active and retired union employees. The Company’s policy is to fund these benefits in accordance with the provisions of the collective bargaining agreement. As of December 31, 2001, approximately 24% of the Company’s labor force is covered by a collective bargaining agreement and approximately 6% of the Company’s labor force is covered by a collective bargaining agreement that will expire within one year.

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

8.     Stock Options

      The Company maintains the Stock Option Plan for Executive and Other Key Employees and Independent Directors as employment incentives and to encourage stock ownership. Cumulative total shares of stock granted under the plan may not exceed 500,000 shares of the Company’s common stock, with the exception of independent directors, for whom granted options may not exceed 10,000 shares. Options granted are exercisable for up to 10 years from the date of grant. The Company can also grant nonqualified stock options under the Stock Option Plan. Such options expire within 10 years from the date the option was granted. The number of shares exercisable at December 31, 1999, 2000, and 2001 was 120,261, 200,343, and 307,525, respectively, with a weighted-average exercise price of $10.64, $10.77, and $11.05, respectively.

      Information with respect to stock options is as follows:

			Weighted-
			Average
	Number of		Exercise
	Shares	Range	Price

Outstanding, December 31, 1998	445,281	$10.00 - 12.50	$10.03
Granted	113,192	12.50	12.50
Exercised	(10,000)	10.00	10.00
Canceled	(85,934)	10.00	10.00

Outstanding, December 31, 1999	462,539	10.00 - 12.50	10.64
Granted	35,500	12.50	12.50
Canceled	(23,708)	10.00 - 12.50	11.09

Outstanding, December 31, 2000	474,331	12.50 - 17.50	10.77
Granted	34,000	12.50 - 17.50	15.29
Exercised	(3,563)	10.00	10.00
Forfeited	(34,304)	10.00 - 12.50	11.50

Outstanding, December 31, 2001	470,464	10.00 - 17.50	11.04

      As required by SFAS No. 123, the Company has determined the pro forma effect for stock options granted under the fair value method prescribed in SFAS No. 123. Had compensation expense been recognized in the accompanying consolidated financial statements based on SFAS No. 123, net loss would have been adjusted to the pro forma amounts indicated below:

	Year Ended December 31,

	1999	2000	2001

Net loss:
As reported	$1,464	$2,434	$(4,911)
Pro forma	1,062	1,932	(5,524)

      The minimum value option-pricing model was used with the following weighted-average assumptions: risk-free interest rates between 4.39% and 6.37%, an expected dividend yield of zero, and an average expected life of the options of five years. The weighted-average fair value of options granted in 1999, 2000 and 2001 was $5.88, $5.89 and $6.22, respectively. The weighted average remaining contractual life of outstanding shares at December 31, 2001 was 6.51 years.

9.     Insurance

      Medical liability insurance is self-insured and is administered by a third party. The insurance liability is determined based on claims filed and an estimate of claims incurred but not yet reported. The Company

LEAR SIEGLER SERVICES, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

has recorded $3,361 and $3,573 of insurance liabilities, classified as accrued expenses and other liabilities in the accompanying consolidated balance sheets, as of December 31, 2000 and 2001, respectively.

10.     Related-Party Transactions

      The Company has an agreement with TC Group Management, L.L.C. (Carlyle), whereby Carlyle will provide management services to the Company at an annual fee. Fees paid to Carlyle for these services under the agreement totaled $350 for the years ended December 31, 1999, 2000, and 2001, respectively.

11.     Commitments and Contingencies

     Commitments

      The Company and its subsidiaries lease buildings and equipment under various noncancelable operating lease agreements with expiration dates ranging from 2002 through 2005. The lease agreements frequently include renewal options and require the Company to pay for utilities, taxes, insurance, and maintenance expenses. Rent expense for the years ended December 31, 1999, 2000, and 2001 was approximately $10,159, $4,901, and $1,669, respectively.

      Future minimum lease payments required under operating leases that have remaining noncancelable lease terms in excess of one year at December 31, 2001, are summarized below:

2002	$1,190
2003	770
2004	607
2005	481

Total	$3,048

      The Company had $5,620 of corporate guarantees outstanding at December 31, 2001, which primarily guarantee the F-5 TSP Saudi Arabian contract (through a facility letter agreement with Saudi French Bank). The amount of corporate guarantees is fixed over the life of the commitment. The Company will recognize losses on these commitments, if any, as incurred. No losses on these commitments have been incurred, nor are any anticipated.

Contingencies

      The Company and its subsidiaries are parties to various legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of business. These include several lawsuits regarding the F-5 TSP contract in Saudi Arabia. While the attorneys handling these suits believe the Company has strong defenses, there is potential exposure given the uncertainty of litigation, particularly involving a foreign country. The Company has established accruals for matters that are probable and reasonably estimable (see Note 5).

      Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the financial position or results of operations of the Company.

      A portion of contractual payments to the Company is provisional payments that are subject to adjustment upon audit by the Defense Contract Audit Agency. Audits through fiscal year 1998 have been completed. In the opinion of management, any adjustments resulting from the audits of fiscal years 1999, 2000, and 2001 will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of URS Corporation and its subsidiaries (URS) and the respective historical financial statements of EG&G Technical Services, Inc. and Subsidiary and Lear Siegler Services, Inc. and Subsidiaries (collectively the “EG&G businesses”). The unaudited pro forma condensed combined balance sheet as of July 31, 2002 gives effect to the EG&G acquisition and the related financing as if they had occurred on July 31, 2002. The unaudited pro forma condensed combined statements of operations for the nine months ended July 31, 2002 and the year ended October 31, 2001 give effect to the EG&G acquisition and the related financing as if they had occurred on November 1, 2000.

      Our fiscal year ends on October 31, EG&G Technical Services, Inc.’s fiscal year ends on the closest Friday to December 31, and Lear Siegler Services Inc.’s fiscal year ends on December 31. To present comparable data for us and for the EG&G businesses, the unaudited pro forma condensed combined balance sheet as of July 31, 2002 includes historical data for us as of July 31, 2002 and unaudited historical data for the EG&G businesses as of June 30, 2002. The unaudited pro forma condensed combined statement of operations for the (i) nine months ended July 31, 2002 includes unaudited historical data for us for the nine months ended July 31, 2002 and unaudited historical data for the EG&G businesses for the nine months ended June 30, 2002, and (ii) the year ended October 31, 2001 includes historical data for us for the year ended October 31, 2001, historical data for EG&G Technical Services, Inc. for the year ended December 28, 2001 and historical data for Lear Siegler Services, Inc. for the year ended December 31, 2001. Results of operations for the three months ended December 28, 2001 for EG&G Technical Services Inc. and the three months ended December 31, 2001 for Lear Siegler Services Inc. are included in the unaudited pro forma condensed combined statements of operations for both the nine months ended July 31, 2002 and the year ended October 31, 2001.

      Under the purchase method of accounting, the total estimated purchase price is allocated to the tangible and intangible assets and liabilities of the EG&G businesses acquired in connection with the merger, based on their fair values as of the completion of the merger. Independent valuation specialists are currently conducting a valuation in order to assist our management in determining the fair values of these assets and liabilities. Actuaries are also assisting in the assessment of the valuation of assets and liabilities associated with defined benefit plans assumed. The preliminary work performed by the independent valuation specialists and actuaries has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined financial statements. A final determination of these fair values will include management’s consideration of final valuations prepared by the independent valuation specialists and actuaries. This final valuation will be based on the actual tangible and intangible assets and liabilities of the EG&G businesses that existed as of August 22, 2002.

      As of the completion of the acquisition of the EG&G businesses, management had begun to assess and formulate plans to integrate the activities of the EG&G businesses, including termination and relocation of certain employees of the EG&G businesses, vacating certain facilities of the EG&G business, combining employee benefits plans, integrating marketing, accounting and information technology systems and legal, insurance, and risk management procedures. Any effects of this integration have not been included in the unaudited pro forma condensed combined financial information.

      These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Therefore, the actual amounts recorded as of the completion of the merger may differ from the information presented in theses unaudited pro forma condensed combined financial statements due to the receipt of the final valuation.

      The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K, as filed on January 16, 2002, for our fiscal year ended October 31, 2001 and Quarterly Report on Form 10-Q for our quarter ended July 31, 2002. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to represent what the results of operations or financial position would actually have been had the EG&G acquisition and the related financing in fact occurred on the dates specified, nor does it purport to project the results of operations or financial position for any future period or at any future date.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of July 31, 2002

	As of
	July 31,	As of June 30, 2002
	2002					As of
						July 31,
		EG&G	Lear			2002
	URS	Technical	Siegler
	Corporation	Services, Inc.	Services, Inc.	Adjustments		Pro Forma

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$43,461	$2,348	$119	$(40,630	)(a)	$5,298
Accounts Receivable, net	481,574	28,016	40,535	—		550,125
Costs and accrued earnings in excess of billings on contracts in process, net	235,734	49,627	19,522	—		304,883
Prepaid expenses and other	35,935	4,588	6,893	(1,590	)(b)	45,826

Total current assets	796,704	84,579	67,069	(42,220)		906,132
Property and equipment, net	149,516	4,172	3,794	—		157,482
Goodwill, net	501,426	179,904	54,963	(234,867	)(c)	965,526
				464,100	(c)
Other amortizable intangible assets	—	—	—	10,700	(c)	10,700
Other assets	40,154	19,916	14,430	28,897	(d)	80,114
				(12,837	)(e)
				(10,446	)(b)

Total assets	1,487,800	288,571	140,256	203,327		2,119,954

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$60,031	$10,267	$500	$(57,069	)(f)	$29,729
				16,000	(g)
Bank overdraft	—	—	11,575	—		11,575
Accounts payable	140,475	22,346	5,607	(4,814	)(b)	163,614
Accrued expenses and other	82,163	33,805	48,134	—		164,102
Billings in excess of costs and accrued earnings on contracts in process	82,871	—	—	—		82,871

Total current liabilities	365,540	66,418	65,816	(45,883)		451,891
Long-term debt	534,811	107,827	37,120	(437,382	)(f)	896,656
				654,280	(g)
Deferred compensation and other	72,740	6,385	—	24,724	(e)	103,849

Total liabilities	973,091	180,630	102,936	195,739		1,452,396

Convertible preferred stock:
Series B preferred stock	—	—	—	—		—
Series D preferred stock	—	—	—	47,737	(h)	47,737

Total convertible preferred stock	—	—	—	47,737		47,737

Stockholders’ equity:
Common stock	251	—	36	50	(i)	301
				(36	)(j)
Treasury stock	(287)	—	—	—		(287)
Additional paid-in capital	304,666	102,112	36,327	112,284	(i)	416,950
				(138,439	)(j)
Other comprehensive income (loss)	(3,842)	(181)	—	181	(j)	(3,842)
Retained earnings	213,921	6,010	957	(6,967	)(j)	206,699
				(7,222	)(b)

Total stockholders’ equity	514,709	107,941	37,320	(40,149)		619,821

Total liabilities and stockholders’ equity	$1,487,800	$288,571	$140,256	$203,327		$2,119,954

See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET
(In thousands except per share data)

      (a) Reflects sources of cash as part of the financing related to the EG&G acquisition.

      (b) Reflects the write-off of URS debt issuance costs related to the extinguishment of debt in connection with the EG&G acquisition.

Current capitalized debt issuance costs	$1,590
Long-term capitalized debt issuance costs	10,446

12,036
Tax effect of the write-off at an assumed statutory rate of 40%	(4,814)

$7,222

      (c) Reflects the elimination of EG&G Technical Services Inc’s and Lear Siegler’s Services Inc. historical goodwill and the recording of the aggregate goodwill created by the EG&G acquisition.

Purchase price	$491,571
Acquisition costs (net of financing fees)	11,776

503,347
Less: net assets acquired	(28,547)

Excess of acquisition cost over net assets acquired	474,800
Amount allocated to amortizable intangible assets	(10,700)

Amount allocated to goodwill	$464,100

      Under the purchase method of accounting, the total estimated purchase price is allocated to the tangible and intangible assets and liabilities of the EG&G businesses acquired in connection with the merger, based on their fair values as of the completion of the merger. Independent valuation specialists are currently conducting an independent valuation in order to assist management of URS in determining the fair values of a significant portion of these assets.

      The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected above.

      As part of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, we regularly evaluate whether events and circumstances have occurred that indicate a possible impairment of goodwill.

      The purchase price consists of $331,500 of cash and the issuance of our common stock and our series D preferred stock valued at $112,334 and $47,737, respectively. Pursuant to a merger agreement, dated July 16, 2002, the series D preferred stock includes a variable liquidation preference which was calculated to be $467.33 at closing based upon the average closing price of our common stock for the 20 trading days preceding the August 22, 2002. However, as a result of voting agreements signed in connection with the EG&G acquisition and the escalating dividend rate associated with the series D preferred stock, the purchase price, specifically the valuation of the series D preferred stock, assumes that all of the shares of series D preferred stock have been converted into shares of our common stock. The shares of series D preferred stock have been valued on an as-converted basis at $22.66, the closing price of our common stock on August 22, 2002.

      (d) Reflects capitalized debt financing fees and expenses aggregating $28,897.

      (e) Reflects the elimination of EG&G Technical Services’ historical pension asset at June 30, 2002 and an estimated adjustment required pursuant to paragraph 74 of Statement of Financial Accounting

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET — (Continued)

Standards No. 87, “Employer’s Accounting for Pensions,” to record a liability for the projected benefit obligation in excess of the plan assets for the EG&G Technical Services, Inc. defined benefit plan. This adjustment reflects management’s best estimate and is subject to a final actuarial valuation from the plan’s actuary.

      (f) Reflects the repayment of our debt and that of EG&G Technical Services Inc. and Lear Siegler Services Inc. as part of the financing related to the EG&G acquisition.

		EG&G
		Technical	Lear
	URS	Services	Siegler	Total

Current	$46,302	$10,267	$500	$57,069
Non-current	292,435	107,827	37,120	437,382

	$338,737	$118,094	$37,620	$494,451

      (g) Reflects debt incurred as part of the financing related to the EG&G acquisition.

Senior Notes due in 2009	$195,280
Senior secured credit facility:
Revolving credit facility	—
Term loan A	125,000
Term loan B	350,000

Total new debt	670,280
Less: current portion	(16,000)

Non-current portion	$654,280

      (h) Represents the estimated fair market value of the 100,000 shares of series D preferred stock issued in connection with the EG&G acquisition. See footnote (c).

      (i) Represents the estimated fair market value of the 4,957,359 shares of common stock issued in connection with the EG&G acquisition based on the closing price of our common stock at August 22, 2002.

      (j) Reflects the elimination of EG&G Technical Services’ and Lear Siegler’s historical equity.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine months ended July 31, 2002

	Nine Months	Nine Months Ended
	Ended	June 30, 2002
	July 31, 2002					Nine Months
						Ended
		EG&G	Lear			July 31, 2002
	URS	Technical	Siegler
	Corporation	Services, Inc.	Services, Inc.	Adjustments		Pro Forma

	(In thousands, except per share data)
Revenue	$1,691,345	$401,244	$288,156	$—		$2,380,745

Expenses:
Direct operating	1,017,045	354,300	270,382	—		1,641,727
Indirect, general and administrative	533,277	25,278	17,622	1,500	(a)	577,677
Depreciation	23,081	961	784	—		24,826
Amortization of goodwill	—	2,780	1,281	(4,061)		—
Interest expense, net	37,008	6,603	2,526	16,043	(c)	62,180

Total expenses	1,610,411	389,922	292,595	13,482		2,306,410

Income (loss) before taxes and preferred stock dividend	80,934	11,322	(4,439)	(13,482)		74,335
Income tax expense (benefit)	32,370	4,580	(1,998)	(5,393	)(d)	29,559

Net income (loss)	48,564	6,742	(2,441)	(8,089)		44,776
Preferred stock dividend	5,939	—	—	—	(e)	5,939

Net income (loss) available for common stockholders	$42,625	$6,742	$(2,441)	$(8,089)		$38,837

Net income per common share:
Basic	$2.15					$1.45 (f)

Diluted	$1.86					$1.35 (f)

Weighted average shares outstanding:
Basic	19,851					26,851

Diluted	26,227					33,235

See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended October 31, 2001

		December 28,
	October 31,	2001	December 31,
	2001		2001
				Twelve Months Ended
		EG&G		October 31, 2001
	URS	Technical	Lear Siegler
	Corporation	Services, Inc.	Services, Inc.	Adjustments		Pro Forma

	(In thousands, except per share data)
Revenue	$2,319,350	$542,530	$335,024	$—		$3,196,904

Expenses:
Direct operating	1,393,818	481,422	319,615	—		2,194,855
Indirect, general and administrative	713,648	32,614	11,843	2,000	(a)	760,105
Depreciation	26,526	1,364	646	—		28,536
Amortization of goodwill	15,617	10,181	5,129	(15,310	)(b)	15,617
Interest expense, net	65,589	12,413	4,585	319	(c)	82,906

Total expenses	2,215,198	537,994	341,818	(12,991)		3,082,019

Income (loss) before taxes and preferred stock dividend	104,152	4,536	(6,794)	12,991		114,885
Income tax expense (benefit)	46,300	1,900	(1,883)	5,196	(d)	51,513

Net income (loss)	57,852	2,636	(4,911)	7,795		63,372
Preferred stock dividend	9,229	—	—	—	(e)	9,229

Net income (loss) available for common stockholders	$48,623	$2,636	$(4,911)	$7,795		$54,143

Net income per common share:
Basic	$2.79					$2.21	(f)

Diluted	$2.41					$2.07	(f)

Weighted average shares outstanding:
Basic	17,444					24,508

Diluted	23,962					30,566

See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENTS OF OPERATIONS
(In thousands)

      (a) Reflects amortization of intangible assets created by the EG&G acquisition. Amortizable intangible assets consist of fair values ascribed to contracts and backlog, and these fair values are amortized over the remaining contract period.

      (b) Reflects the elimination of goodwill amortization previously recorded by EG&G Technical Services Inc. and Lear Siegler Services Inc.

	Nine Months	Year
	Ended	Ended
	June 30,	December 31,
	2002	2001

Elimination of EG&G Technical Services’ goodwill amortization expense	$2,780	$10,181
Elimination of Lear Siegler’s goodwill amortization expense	1,281	5,129

	$4,061	$15,310

      (c) Reflects estimated incremental interest expense associated with debt incurred as part of the financing related to the EG&G acquisition and estimated amortization of debt financing costs.

	Nine Months	Year
	Ended	Ended
	July 31,	October 31,
	2002	2001

Interest expense calculated based on current rates	$62,180	$82,906
Less: Historical interest expense — URS Corporation	(37,008)	(65,589)
Less: Historical interest expense — EG&G Technical Services Inc.	(6,603)	(12,413)
Less: Historical interest expense — Lear Siegler Services Inc.	(2,526)	(4,585)

Adjustment — increase in interest expense	$16,043	$319

			Variable	Variable	Variable
			Interest	Interest at	Interest
			Range	Current/	Range
	Actual		125 Basis	Actual	125 Basis
Debt Instrument	Rate	Amount	Points Below	Rate	Points Above

Existing debt to remain outstanding:
Interest expense	—	$—	$29,242	$29,242	$29,242
New debt:
Senior notes due 2009	12.00%	195,280	23,434	23,434	23,434
Senior secured credit facility:
Revolving credit facility	6.75%	—	—	—	—
Term loan A	4.81%	125,000	4,452	6,014	7,577
Term loan B	5.31%	350,000	14,213	18,588	22,963
Other annual financing fees	—	—	928	928	928
Amortization of debt financing costs	—	—	4,700	4,700	4,700

Annual interest expense			$76,969	$82,906	$88,844

9-month interest expense			$57,726	$62,180	$66,633

      (d) Reflects the tax effect of all adjustments at an assumed statutory tax rate of 40.0%.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENTS OF OPERATIONS — (Continued)

      (e) No adjustments were made to accrue preferred stock dividends on our series D preferred stock in the event that our series D preferred stock is not converted into common stock by February 18, 2003. As a result of voting agreements signed in connection with the EG&G acquisition and the escalating dividend rate associated with the series D preferred stock, we assume that all of the shares of series D preferred stock have been converted into shares of common stock.

      (f) Basic net income per share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding for the period and assuming the issuance of shares of common stock in connection with the EG&G acquisition occurred at the beginning of the period presented. Diluted net income per share is computed assuming conversion or exercise of all convertible securities, option and warrants. Both basic and diluted net income per share calculations assume the series D preferred stock has been converted at the beginning of the period presented into shares of common stock based on the liquidation preference of $467.33 calculated in accordance with the merger agreement.

ANNEX D

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH]

July 16, 2002

Board of Directors

URS Corporation
100 California Street, Suite 500
San Francisco, California 94111-4529

Members of the Board of Directors:

      We understand that URS Corporation (the “Company”) proposes to acquire all of the equity interests in Carlyle EG&G Holdings Corp. (“Holdings”) and Lear Siegler Services, Inc. (“Lear” and, together with Holdings, the “Target Companies”) pursuant to an Agreement and Plan of Merger, substantially in the form of the draft dated July 16, 2002 (the “Merger Agreement”). The Merger Agreement provides for the mergers of Holdings with and into a newly-formed, wholly-owned subsidiary of the Company (the “Holdings Merger”) and Lear with and into a second newly-formed, wholly-owned subsidiary of the Company (the “Lear Merger” and, together with the Holdings Merger, the “Mergers”). We understand that the Company is undertaking the Mergers to acquire both of the Target Companies as a unitary transaction and neither of the Mergers will be consummated unless both Mergers are consummated.

      In connection with the Mergers, the Company will pay the following aggregate consideration (the “Consideration”) to the holders of shares of common stock of the Target Companies: (i) cash equal to $331,500,000.00, less (x) the Final Net Debt at Closing (as defined in the Merger Agreement) and (y) the Aggregate Cash Out Amount (as defined in the Merger Agreement), (ii) 4,957,359 shares (the “Initial Common Shares”) of common stock of the Company, $0.01 par value (the “Company Common Stock”), and (iii) 100,000 shares of Series D Senior Convertible Participating Preferred Stock of the Company, $0.01 par value (the “Bridge Preferred Stock”), having the rights and preferences set forth in the draft certificate of designations dated as of July 11, 2002, to be included as Exhibit C to the Merger Agreement (the “Class D Certificate of Designations”).

      As set forth in more detail in the Class D Certificate of Designations and the Merger Agreement, upon the approval of the shareholders of the Company of the conversion of the Bridge Preferred Stock, the Bridge Preferred Stock will be automatically converted into a number of shares of Company Common Stock equal to the quotient of (i) the lesser of (A) the product of the Parent Closing Stock Price (as defined in the Merger Agreement) multiplied by 2,742,641 and (B)(1) the product of $168,500,000.00 multiplied by the greater of (x) the quotient of the Parent Closing Stock Price divided by $26.65 and (y) 93%, less (2) the product of the Initial Common Shares multiplied by the Parent Closing Stock Price, divided by (ii) the Parent Closing Stock Price. In the event Company shareholder approval is not received prior to a specified date, the shares of Bridge Preferred Stock would become convertible, at the election of the holders of at least the majority of such shares, into shares of Series E Senior Cumulative Convertible Participating Preferred Stock, $0.01 par value, having the rights and preferences set forth in the draft certificate of designations dated as of July 11, 2002, to be included as Exhibit D to the Merger Agreement (the “Class E Certificate of Designations”). We have assumed, for purposes of our opinion, that the Company shareholder approval will be obtained prior to such date and the Bridge Preferred Stock will be converted into Company Common Stock. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement and the exhibits thereto.

      You have asked us whether, in our opinion, the Consideration to be paid by the Company in the Mergers is fair from a financial point of view to the Company.

      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information and financial and operating projections and assumptions, relating to the businesses, earnings, cash flow, assets, liabilities and prospects of the Target Companies, furnished to us by the senior managements of the Company and the Target Companies;

(3) Conducted discussions with members of the senior managements and representatives of the Company and the Target Companies concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Mergers;

(4) Reviewed the financial condition and results of operations of the Target Companies and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Compared the proposed financial terms of the Mergers with the financial terms of certain other transactions which we deemed to be relevant;

(6) Participated in discussions and negotiations among representatives of the Company and the Target Companies and their financial and legal advisors;

(7) Reviewed the potential pro forma impact of the Mergers on the Company;

(8) Reviewed the Merger Agreement, the Class D Certificate of Designations and the Class E Certificate of Designations; and

(9) Conducted such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Target Companies or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or the Target Companies. With respect to the financial and operating projections, analyses and assumptions furnished to or discussed with us by the Company or the Target Companies, as the case may be, we have assumed that all such information has been reasonably prepared and reflects the best currently available estimates and judgments of the respective senior managements of the Company or the Target Companies as to the expected future financial and operating performance of the Company, the Target Companies and the combined entity. We express no view with respect to such forecasts, analyses and assumptions and have made no independent investigation of any legal matters and accounting advice given to the Company or the Target Companies and their respective boards of directors, including, without limitation, advice as to the accounting and tax consequences of the Mergers.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. For the purpose of rendering this opinion, we have assumed that (i) the Mergers will be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement and in all related documents and instruments (collectively, the “Documents”) in all respects material to our analysis, (ii) the executed versions of the Documents will not differ from the drafts reviewed by us in any respect that is material to our analysis, (iii) the representations and warranties of each party in the Merger Agreement are true and correct, (iv) each party to the Documents will perform all of the covenants and agreements required to be performed by such party under the relevant Documents, (v) all conditions to the consummation of the Mergers will be satisfied without waiver thereof, and (vi) the Mergers will qualify as tax-free reorganizations for U.S. federal income tax purposes. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Mergers, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have an adverse effect on the future results of operations or financial condition of the Company, the Target Companies or the combined entity, as the case may be, or on the contemplated benefits of the Mergers.

      We are acting as financial advisor to the Company in connection with the Mergers and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Mergers. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory, financing and investment banking services to the Company and certain affiliates of the Target Companies unrelated to the Mergers and may continue to do so in the future and have received, and may receive, fees for rendering such services. In addition, in the ordinary course of our business, we may actively trade Company Common Stock and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or a short position in such securities.

      This opinion is solely for the use and benefit of the Board of Directors of the Company in its evaluation of the Mergers and shall not be used for any other purpose. This opinion is not intended to confer rights upon any employee, creditor, shareholder or other equity holder of the Company, or any other party. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or any of its affiliates be made by the Company or any of its affiliates, without the prior written consent of Merrill Lynch. We have not been requested to opine as to, and our opinion does not in any manner address, the merits of the underlying decision by the Company to proceed with or effect the Mergers or the relative merits of the Mergers as compared to any alternative business strategies or transactions that might exist for the Company. We have considered the Mergers as a unitary transaction and our opinion does not address the fairness to the Company of the portions of the Consideration allocated to the Lear Merger or the Holdings Merger separately.

      We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the Company Common Stock will trade following the announcement or the consummation of the Mergers.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Company in the Mergers is fair from a financial point of view to the Company.

Very truly yours,

/s/MERRILL LYNCH, PIERCE, FENNER & SMITH

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

URS CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR A SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 6, 2003

         The undersigned hereby appoints KENT P. AINSWORTH and CAROL BRUMMERSTEDT, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corporation that the undersigned may be entitled to vote at a Special Meeting of Stockholders of URS Corporation to be held on Monday, January 6, 2003, at 8:00 a.m. local time, at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued and to be signed and dated on reverse side)

SEE REVERSE SIDE	SEE REVERSE SIDE

FOLD AND DETACH HERE

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. WE RECOMMEND A VOTE FOR PROPOSAL 1.

1.	To consider approval of the issuance of shares of common stock to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. upon conversion of the shares of Series D Senior Convertible Participating Preferred Stock issued to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. in connection with our acquisition of Carlyle-EG&G Holdings Corp. and Lear Siegler Services, Inc.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature(s)	Dated	,	2003

         Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE